Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273272

DUOS TECHNOLOGIES GROUP, INC.

1,333,334 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the offering and resale by the Selling Stockholders identified herein of up to 1,333,334 shares of common stock, par value $0.001 per share (the “Common Stock”), of Duos Technologies Group, Inc. (the “Company”) issuable upon the conversion of shares of Series E Convertible Preferred Stock, par value $$0.001 per share (the “Series E Preferred Stock”), which we sold to the Selling Stockholders in a private placement on March 27, 2023.

The Selling Stockholders may from time to time sell, transfer, or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 27 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “DUOT.” On August 8, 2023, the closing price as reported on the Nasdaq Capital Market was $5.24 per share. This price will fluctuate based on the demand for our Common Stock.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2023

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). By using such a registration statement, the Selling Stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of our information contained in this prospectus before making any decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find Additional Information,” and “Incorporation of Certain Information by Reference” in this prospectus.

We and the Selling Stockholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. Neither the delivery of this prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. You should assume that information contained in this prospectus is accurate only as of the date on the front cover hereof. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2021 and 2022 are sometimes referred to herein as fiscal years 2021 and 2022, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income, and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Duos” refer to Duos Technologies Group, Inc., a Florida corporation, and our wholly owned subsidiary, Duos Technologies, Inc.

Except as otherwise indicated in this prospectus, all common stock and per share information and all exercise prices with respect to our warrants reflect, on a retroactive basis, a 1-for-14 reverse stock split of our common stock, which became effective January 17, 2020.

Our Corporate History

Information Systems Associates, Inc. (“ISA”) was incorporated in Florida on May 31, 1994. Our original business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“duostech™”) for the purposes of executing a merger between the two organizations (also known as a “reverse triangular merger”). Incorporated under the laws of Florida on November 30, 1990, duostech™ operated in various industry segments, specializing in the design, development and deployment of proprietary technology applications and turn-key engineered systems. This transaction was completed on April 1, 2015, whereby duostech™ became a wholly owned subsidiary of ISA. After the merger was completed, ISA changed its corporate name to Duos Technologies Group, Inc. The Company, based in Jacksonville, Florida, oversees its wholly owned subsidiary, duostech™ and employs approximately 75 people and is a technology company which designs, develops, deploys and operates intelligent technology solutions with a focus on software applications and artificial intelligence (“AI”). The Company has a strong portfolio of intellectual property. The Company’s headquarters are located at 7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256 and main telephone number is (904) 296-2807.

Overview

The Company, operating under its brand name duostech, develops and deploys technology systems with focus on inspecting and evaluating moving vehicles. Its technology focus is within the Vision Technology market sector and, more specifically, the Machine Vision subsector. Machine Vision companies provide imaging-based automatic inspection and analysis for process control for industry with potential expansion into other markets. Duos has developed key technologies over the past several years in software, industry specific hardware and artificial intelligence and has demonstrated industrial strength usability of its systems supporting rail, logistics and intermodal businesses that streamline operations, improve safety and reduce costs. Our team includes engineering subject matter expertise in hardware, software, and information technology as well as industry specific applications of artificial intelligence also referred to as Expert Artificial Intelligence. We also have specific industry experts on staff and as consultants in the rail industry.

1

Duos is currently developing industry solutions for its target markets which will address rail, trucking, aviation and other vehicle-based processes. Duos’ initial offering, the Railcar Inspection Portal (RIP), provides both freight and transit railroad customers and select government agencies the ability to conduct fully remote railcar inspections of trains while they are moving at full speed. The RIP utilizes a variety of sophisticated optical, laser and speed sensors to scan each passing railcar to create a high-resolution image-set of the top, sides and undercarriage. These images are then processed with our edge data center using artificial intelligence (AI) algorithms to identify safety and security defects on each railcar. The algorithms are developed in conjunction with industrial application experts, in this case resident Railcar Mechanical Engineers, to provide specific guidance in the analysis (“human in the loop”). Within seconds of the railcar passing through the RIP, a detailed report is sent to the customer where they are able to action identified issues. This solution has the potential to transform the railroad industry immediately increasing safety, improving efficiency and reducing costs. The Company has already deployed this system with several Class 1 railroads and anticipates an increased demand from transit and other railroad customers along with selected government agencies that operate and/or manage rail traffic. The Company has deployed RIPs in Canada, Mexico and the United States and anticipates expanding this solution into Europe, Asia and the Middle East in coming years.

The Company has also developed the Automated Logistics Information System (ALIS) which automates gatehouse operations where transport trucks enter and exit large logistics and intermodal facilities. This solution incorporates a similar set of sensors, data processing and artificial intelligence to streamline the customer’s logistics transactions and tracking and can also automate the security and safety inspection if called for. The Company has already deployed this system with one large North American retailer and anticipates increased demand from other large retailers, railroad intermodal operators and select government agencies that manage logistics and border crossing points. The Company is evaluating other solutions for moving vehicles including aircraft, which could provide similar benefits in terms of safety and efficiency for required inspections as part of an operations process.

We have developed two proprietary solutions that operate our software and artificial intelligence. centraco® is an Enterprise Information Management Software platform that consolidates data and events from multiple sources into a unified and distributive user interface. Customized to the end user’s Concept of Operations (CONOPS), it provides improved situational awareness and data visualization for operational objectives compared to traditional manual inspections. truevue360™ is our fully integrated platform that we utilize to develop and deploy Artificial Intelligence (AI) algorithms, including Machine Learning, Computer Vision, Object Detection and Deep Neural Network-based processing for real-time applications.

These same Artificial Intelligence applications have begun to open up other opportunities for the Company to provide revenue producing solutions with potentially high market adoption.

In 2021, the Company ended support of its IT Asset Management (ITAM) solution which cataloged results for data center asset inventory and audit services. We are currently evaluating using our current operations experience within “edge data centers” (as deployed for our Railcar Inspection Portal) to drive additional revenues within other markets requiring this type of solution although no specific offering has been developed at this time.

In the last quarter of 2022, the Company elected not to renew a support contract for its Integrated Correctional Automation System (iCAS) for one customer. The Company subsequently sold its iCAS assets to a buyer during the second quarter of 2023 for $165,000 via a convertible note.

2

The year 2022 ushered in a new phase in the Company’s development. Although we continue to see an extension of challenges faced in 2021, we also see positive changes and opportunities for our business that will be discussed in greater detail herein. They include:

•	Introducing a new “subscription” based offering for access to data and images by a much broader target market including Class 1 railroads, railcar owners and lessors, and short-line railroads.

•	Owning and operating a network of RIPs with multiple subscribers outside of the Company’s traditional customer base.

•	Selling customized RIPs to Class 1, short-line and other industrial companies where specialized applications or routes demand a bespoke solution.

duostech™

Railcar Inspection Portal (rip®)

Federal regulations require each railcar/train to be inspected for mechanical defects prior to leaving a rail yard. Founded in 1934, the Association of American Railroads (AAR) is responsible for setting the standards for the safety and productivity of the U.S./North American freight rail industry, and by extension, has established the inspection parameters for the rail industry’s rolling stock. Also known as the “Why Made” codes, the AAR established approximately 110 inspection points under its guidelines for mechanical inspections.

Under current practice, inspections are conducted manually, a very labor intensive and inefficient process that only covers a select number of inspection points and can take several hours per train. We believe our Railcar Inspection Portal has the potential to reduce this inspection to minutes while the train is moving at speed, improving safety, reducing dwell time and optimizing maintenance.

Our system combines high-definition image and data capture technologies with our AI-based analytics applications that are typically installed on active tracks located between two rail yards. We inspect railcars traveling through our inspection portal at speeds of up to 70 mph and report mechanical anomalies detected by our system to the inbound train yard, well ahead of the train entering the yard.

Currently, three Class 1 railroads and several transit and international railroads use our rip® technology with one of those railroads broadly deploying the technology across its network.

The Company continues to expand its detection capabilities through the development and integration of additional sensor technologies to include laser, infrared, thermal, sound and x-ray to process AI-based analytics of inspection points. Currently the Company has a high-reliability catalog of over 35 artificial intelligence algorithms which can be integrated into the RIP to enhance mechanical anomalies detections. These detections support railroads in the active maintenance and overall safety of their railcar fleet and networks.

Markets

We believe the opportunity for our Railcar Inspection Portal business is substantial and continues to be our number one priority. We are currently engaged with the RIP solution with three of seven Class 1 railroad operators with 13 systems already deployed across the North American rail network. Because of our early leadership position, we have been able to accumulate experience and intellectual property that we believe would be time-consuming and expensive for a new competitor to replicate. Furthermore, we believe we have the ability to upgrade and scale our solutions with additional technologies in the future. We believe that the current market for our technologies is substantial. At the same time, we recognize that the technology life cycle is fast and evolving. Potential competitors could move into this sector, and it is possible that some Class 1 railroads could develop their own solutions that limit our total addressable market.

In late 2022, the Company announced it will pursue a subscription platform for the RIPs. Under this new model, the Company will build, own and operate its RIP product and offer the data access for each portal to potential customers. This expansion of the RIP offering would potentially open up the addressable market to other railroads, railcar owners, and car lessors. This shift increases the pool of potential customers by lowering the entry point for the RIP and would reshape the Company’s working capital needs to invest in the construction of a RIP ahead of customer revenue inflows. The Company continues to explore this expansion on the long-term effects it may have on future cash flows.

3

Another market we are pursuing as our second priority is using our Automated Logistics and Information Systems solution (alis™). Potential customers include commercial retail logistics and intermodal operators, Class 1 rail intermodal operators that are moving large amounts of automobiles, and U.S. Government agencies such as the Department of Defense and the Department of Homeland Security. Today, we currently have 20 production systems in use, but we believe the greenfield opportunity here to be substantial. We have identified over 900 lanes of traffic within nearly 300 facilities as potential business opportunities in the near-term.

Currently, we are focused on the North American market, but plan to expand globally in the future with interest from Europe, Asia and the Middle East.

Patents and Trademarks

The Company holds a number of patents and trademarks for our technology solutions. We protect our intellectual property rights by relying on federal, state, and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with all of our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

Specific Areas of Competition

One of our primary commercial goals is to develop innovative technology solutions and target potential “greenfield” market spaces in order to maximize our business footprint and give us the ability to help define the market parameters for the future.

Other companies that participate in the visual and optical (laser) based railcar inspection systems market include Wabtec (Beena Vision), KLD Labs, WID, IEM, and Camlin Rail. Some Class 1 railroads have stated that they are developing “in-house” solutions. We believe that Duos has a significant competitive advantage in that we have multiple years of deployment experience, have access to millions of images where our RIP has performed scans with AI analysis and in-house industry expertise to train our systems and make identification of common problems more automated.

Our Automated Logistics Information System (ALIS) also represents an opportunity to expand into a mature market that we believe has a significant technology gap.  While most facilities, such as distribution centers, that process commercial trucks in and out have sophisticated software management applications for logistics control, they have most often not implemented an advanced gatehouse automation solution. Historically, this category was referred to as “Automated Gate Systems” or AGS.  The purpose of AGS technology is to streamline entry in to and exit out of facilities.  The marketplace for this was mostly seaports and intermodal transfer facilities and was relatively expensive technology to deploy.

Our Growth Strategy

Vision

The Company designs, develops, deploys and operates intelligent technology solutions for inspecting and evaluating moving objects. Its technology application focus is within the rail and intermodal markets which offers imaging-based automatic inspection and analysis for process control for industry with potential expansion into other markets.

Objectives

•	Improve our operational and technical execution, customer satisfaction and implementation speed.

•	Expand Rail Inspection Portal and Automated Logistics Information System with current and future customers in Rail, Logistics and U.S. Government sectors.

•	Offer both CAPEX (one-time sale) and Subscription pricing models that seek to increase recurring revenue and improve profitability.

•	Form strategic partnerships that improve market access and credibility.

•	Improve policy, processes, and toolsets to become a viable platform for internal growth and for mergers and acquisitions.

•	Thoughtfully execute mergers and acquisitions to expand offerings and/or capabilities.

•	Promote a performance-based work force where employees enjoy their work and are incentivized to excel and innovate.

4

Organic Growth

Our organic growth strategy is to continue our focus and prioritization in the rail, logistics and intermodal market space. In this regard, the Company has made significant changes in the senior management team to include a new Chief Executive Officer, who joined the Company in September 2020 and has years of experience successfully leading start-up and turn-around companies. In addition, a key account executive from one of duos’ competitors has joined the executive team during late 2022 as the Senior Vice President of Sales & Marketing to support the continued revenue growth of the business and brings with him over 20 years of sales experience focused in the rail market. In 2021, the Company also hired a new Chief Technology Officer bringing 25 years of experience in designing and delivering value driven technologies. Our new CTO has already led the team through instrumental changes to its approach to software and artificial intelligence development. The team also saw a change in CFO in late 2022 with the new CFO bringing significant experience in growth for asset-intensive businesses which aligns with the subscription format the Company will expand into.

The new leadership team’s focus is to improve operational and technical execution which will in turn enable the commercial side of the business to expand RIP and ALIS delivery into existing and new customers. Even though supply chain issues are expected to continue through 2023, the Company’s primary customers have indicated readiness to order more equipment and services based upon the Company’s current performance and the new subscription offerings expands the universe of potential customers.

Additionally, the CEO has directed that the Company make continual engineering and software upgrades to the RIP to meet anticipated Federal Railroad Association (FRA) and Association of American Railroad (AAR) standards.

Manufacturing and Assembly

The Company designs and develops technology solutions using a combination of in-house fabrication, commercial off-the-shelf technology, and outsourced manufacturing. On-site installations are performed using a combination of in-house project managers and engineers and using third-party sub-contractors as needed. Throughout the process of design, develop, deploy and operate, the Company maintains responsibility for all aspects. Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control by our engineers. If not manufactured internally, we use third-party manufacturing partners to produce our hardware related components and hardware products and we most often complete final assembly, testing and quality control processes for these components and products. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply.

For 2023 and possibly beyond, we expect to face significant challenges with macro-economic impacts, specifically inflation and supply chain disruption. Although these started to be identified in late 2021, we believe they continue to manifest themselves in ways that could challenge our business growth in the future. Specifically, the ability to source key components and certain implementation services will dictate just how quickly the Company can meet desired installation deadlines. In the industries in which we operate, the time from concept to contract can be substantial. Although we are now adapting to these challenges, previous bids that have been submitted could be challenging to execute within the financial framework and execution times originally envisaged. We continue to have dialogue with our customers regarding potential price increases and implementation delays, but we may suffer some economic impacts as a result of this. Revenue recognition could be delayed as a result of these factors and profitability could be impacted due to higher costs for materials and other services. The Company will continue to monitor the situation and update shareholders as the situation unfolds.

Research and Development

The Company’s R&D and software development teams design and develop all systems and software applications with a combination of full-time in-house software engineers and outside contractors. Internal development allows us to maintain technical control over the design and development of our products. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings.

5

Government Regulations

The Company has worked with various agencies of the federal government for more than 10 years including the Department of Homeland Security (“DHS”). When our solutions have been deployed into these agencies, they meet specific requirements for certification, safety and security that are stipulated in requirements and contract documents. The Company is currently competing for other government related work and strictly follows the rules and regulations outlined in the Federal Acquisition Regulations.

The Company’s primary customers are all governed by regulations related to the safe and effective transportation of goods and passengers, primarily by rail, but in future scenarios by air, road and sea. While changes in the regulatory environment could impact the Company in future years, we believe any changes will be overall positive for the Company. We continuously review potential changes in the regulatory environment and maintain contact with key personnel at certain agencies including the Federal Railroad Administration (FRA), the Transportation Safety Agency (TSA) as well as the DHS previously mentioned. We expect to develop similar relationships with governmental agencies in target markets both in the US and internationally. At this time, we believe our offerings are complementary to the current and evolving standards and that we will adapt to any new regulations as they are promulgated.

Employees

We have a current staff of 75 employees, of which 67 are full-time, the majority of which work in the Jacksonville area, none of which are subject to a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	The nature of the technology management platforms utilized by us is complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

•	Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

•	The market opportunity for our products and services may not develop in the ways that we anticipate.

•	Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

•	Some of our competitors are larger and have greater financial and other resources than we do.

•	We have a history of losses and our growth plans may lead to additional losses and negative operating cash flows in the future.

•	We may be unable to protect our intellectual property, which could impair our competitive advantage, reduce our revenue, and increase our costs.

•	We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

•	We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

6

Recent Developments

On April 1, 2023, the Board granted to certain key employees an aggregate of 353,117 non-qualified stock options with a strike price of $4.22, a term of 5-years and a 3-year vesting period. The options were granted prior to the certificates being issued subject to a pending modification of specific language contained within the option agreement pertaining to certain rights of the holder in the event of a merger or acquisition. The specific language was approved by the shareholders on May 17, 2023 after which the option certificates were issued with the modified language. The specific language had no bearing on the grant date nor on the valuation. Following the approval by the shareholders but prior to issuance of the certificates, one holder resigned from the Company and forfeited 60,000 unvested options leading to a net issuance during the quarter of 293,117 non-qualified stock options. The Company expects to take a charge of $567,569 during the vesting period.

As previously reported, on May 16, 2023 the Company held its 2023 annual meeting of stockholders. Certain matters were approved at the meeting including election of Board members, the issuance of shares of common stock upon conversion of shares of Series D Preferred Stock, approval of an Employee Stock Purchase Plan (ESPP), and ratification of the auditors.

On June 29, 2023, the Company announced that based on preliminary unaudited estimates as of that date, it expects total revenue for the second quarter of 2023 to be between $1.8 million and $2.1 million. The decrease is due to timing factors primarily related to the booking of revenues versus costs. Based on preliminary second quarter results, the Company expects total revenues for the six months ended June 30, 2023 to be approximately $4.5 million.

On June 30, 2023, the Company issued 65,561 shares of common stock to employees participating in the Company’s Employee Stock Purchase Plan at the end of a six-month offering period. The employee participation totaled $117,048 for the six months ended June 30, 2023 and represented a purchase price $1.79 per share based upon 85% of the lower of either the first trading day of the offering period or the purchase date.

On July 1, 2023, the Company awarded an employee 50,000 non-qualified stock options which have a 5-year term and a 3-year vesting period.

On July 6, 2023, the Company issued an aggregate of 5,645 shares of common stock for payment of board fees to three directors in the amount of $32,500 for services to the board which was expensed during the three months ended June 30, 2023.

On July 19, 2023, the Board of Directors elected Frank Lonegro as a member of the Board, effective immediately.

On August 1, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with existing, accredited investors in the Company (the “Purchasers”). The Purchasers of the Series F Preferred Stock are the same entities as the Selling Stockholders. Pursuant to the Purchase Agreement, on August 2, 2023 the Purchasers purchased 5,000 shares of a newly-authorized Series F Convertible Preferred Stock (the “Series F Preferred Stock”), and the Company received proceeds of $5,000,000. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company shall file with the SEC a registration statement covering the resale by the Purchasers of the shares of common stock into which the shares of Series F Preferred Stock are convertible. Subject to certain conditions, the Company must cause the registration statement to be declared effective by 90 days after closing (or in the event of a full review by the SEC, by 120 days). The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

The Company's Board of Directors designated 5,000 shares as the Series F Preferred Stock. Each share of the Series F Preferred Stock has a stated value of $1,000. Each share of Series F Preferred Stock is convertible, at any time and from time to time, at the option of the holder, into that number of shares of common stock (subject to the Beneficial Ownership Limitation described below) determined by dividing the stated value of such share ($1,000) by the conversion price, which is $6.20 (subject to standard anti-dilution provisions). The Company, however, shall not effect any conversion of the Series F Preferred Stock, and the holder shall not have the right to convert any portion of the Series F Preferred Stock, to the extent that after giving effect to the conversion sought by the holder such holder (together with such holder’s Attribution Parties (as defined in the Certificate of Designation)) would beneficially own more than 4.99% (or upon election by a holder, 19.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon such conversion (the “Beneficial Ownership Limitation”). The Purchasers have elected that their Beneficial Ownership Limitation will be 19.99% with regard to the Series F Preferred Stock.

The holder of the Series F Preferred Stock, the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series F Preferred Stock has 161 votes (subject to adjustment); provided that in no event may a holder of Series F Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation.

The Purchase Agreement also provides that the Company will not, with certain exceptions, sell or issue common stock or Common Stock Equivalents (as defined in the Purchase Agreement) on or prior to December 31, 2023 that entitles any person to acquire shares of common stock at an effective price per share less than the then conversion price of the Series F Preferred Stock without the consent of the Purchasers.

The Registration Rights Agreement contains provisions for liquidated damages equal to 1% multiplied by the aggregate subscription amount paid, paid each month, in the event certain deadlines are missed.

Corporate Information

Our principal executive office is located at 7660 Centurion Parkway, Suite 100, Jacksonville, FL 32256. Our telephone number is (904) 296-2807. Our website address is www.duostechnologies.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

7

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to 1,333,334 shares of our Common Stock by the Selling Stockholders that may be issued upon conversion of the Series E Preferred Stock. See “Selling Stockholders”.

Securities offered by the Selling Stockholders	1,333,334 shares of our Common Stock.

Offering Price Per Share	The Selling Stockholders may sell all or a portion of the shares being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution”.

Use of proceeds

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the Common Stock for the Selling Stockholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 16 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the Nasdaq Capital Market under the trading symbol “DUOT”.

Unless otherwise indicated in this prospectus, throughout this prospectus the number of shares of our common stock outstanding is based on 7,240,545 shares of our common stock outstanding as of July 27, 2023 and excludes the following:

•	80,091 shares of common stock issuable upon exercise of warrants to purchase shares of common stock outstanding as of June 30, 2023, with a weighted average exercise price of $8.53 per share;
•	1,217,775 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of June 30, 2023, with a weighted average exercise price of $5.37 per share;
•	75,274 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan;
•	433,000 shares of common stock issuable upon conversion of Series D Convertible Preferred Stock; and
•	1,333,334 shares of common stock issuable upon conversion of Series E Convertible Preferred Stock.

8

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statement of operations data for the fiscal years ended December 31, 2022 and 2021 and the summary consolidated balance sheet data as of December 31, 2022 and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2023 and 2022 and the summary consolidated balance sheet data as of March 31, 2023 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below are not necessarily indicative of our financial results in future periods, and the interim results are not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2023 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

9

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2022	2021
REVENUES:
Technology systems	$11,190,292	$5,871,666
Services and consulting	3,822,074	2,388,251

Total Revenues	15,012,366	8,259,917

COST OF REVENUES:
Technology systems	8,376,649	4,728,197
Services and consulting	1,887,614	1,492,176

Total Cost of Revenues	10,264,263	6,220,373

GROSS MARGIN	4,748,103	2,039,544

OPERATING EXPENSES:
Sales & marketing	1,337,186	1,233,851
Research & development	1,651,064	2,515,630
General & administration	8,625,002	5,747,014

Total Operating Expenses	11,613,252	9,496,495

LOSS FROM OPERATIONS	(6,865,149)	(7,456,951)

OTHER INCOME (EXPENSES):
Interest expense	(9,191)	(20,268)
Other income, net	9,557	1,468,318

Total Other Income	366	1,448,050

NET LOSS	$(6,864,783)	$(6,008,901)

Net Loss Per Share - Basic	$(1.11)	$(1.63)
Net Loss Per Share - Diluted	$(1.11)	$(1.63)

Weighted Average Shares - Basic	6,175,193	3,694,293
Weighted Average Shares - Diluted	6,175,193	3,694,293

10

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021

ASSETS
CURRENT ASSETS:
Cash	$1,121,092	$893,720
Accounts receivable, net	3,418,263	1,738,543
Contract assets	425,722	3,449
Inventory	1,428,360	298,338
Prepaid expenses and other current assets	441,320	354,613

Total Current Assets	6,834,757	3,288,663

Property and equipment, net	629,490	603,253
Operating lease right of use asset	4,689,931	4,925,765
Security deposit	600,000	600,000
Software development costs, net	265,208	—
Patents and trademarks, net	69,733	66,482

TOTAL ASSETS	$13,089,119	$9,484,163

(Continued)

11

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2022	2021
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,290,390	$1,044,500
Notes payable - financing agreements	74,575	52,503
Accrued expenses	453,023	618,093
Equipment financing agreements-current portion	22,851	80,335
Operating lease obligation-current portion	696,869	315,302
Contract liabilities	957,997	1,829,311

Total Current Liabilities	4,495,705	3,940,044

Equipment financing agreement, less current portion	—	22,851
Operating lease obligation, less current portion	4,542,943	4,739,783

Total Liabilities	9,038,648	8,702,678

Commitments and Contingencies (Note 10)	—	—

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,476,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2022 and 2021, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 851 issued and outstanding at December 31, 2022 and 2021, respectively, convertible into common stock at $7 per share	—	1
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 2,500 issued and outstanding at December 31, 2022 and 2021, respectively, convertible into common stock at $5.50 per share	—	2
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 0 issued and outstanding at December 31, 2022 and 2021, respectively, convertible into common stock at $3 per share	1	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,156,876 and 4,111,047 shares issued, 7,155,552 and 4,109,723 shares outstanding at December 31, 2022 and 2021, respectively	7,156	4,111
Additional paid-in-capital	56,562,600	46,431,874
Accumulated deficit	(52,361,834)	(45,497,051)
Sub-total	4,207,923	938,937
Less: Treasury stock (1,324 shares of common stock at December 31, 2022 and 2021)	(157,452)	(157,452)
Total Stockholders' Equity	4,050,471	781,485

Total Liabilities and Stockholders' Equity	$13,089,119	$9,484,163

12

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022

REVENUES:
Technology systems	$1,827,764	$783,269
Services and consulting	816,524	656,047

Total Revenues	2,644,288	1,439,316

COST OF REVENUES:
Technology systems	1,767,209	865,488
Services and consulting	339,907	351,762

Total Cost of Revenues	2,107,116	1,217,250

GROSS MARGIN	537,172	222,066

OPERATING EXPENSES:
Sales and marketing	307,577	283,894
Research and development	404,885	436,717
General and Administrative Costs	1,971,508	2,143,073

Total Operating Expenses	2,683,970	2,863,684

LOSS FROM OPERATIONS	(2,146,798)	(2,641,618)

OTHER INCOME (EXPENSES):
Interest expense	(1,180)	(3,180)
Other income, net	4,295	182

Total Other Income (Expenses)	3,115	(2,998)

NET LOSS	$(2,143,683)	$(2,644,616)

Net Loss Per Share
Basic	$(0.30)	$(0.49)
Diluted	$(0.30)	$(0.49)

Weighted Average Shares
Basic	7,156,876	5,353,620
Diluted	7,156,876	5,353,620

13

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$4,340,947	$1,121,092
Accounts receivable	717,346	3,418,263
Contract assets	1,426,312	425,722
Inventory	1,529,530	1,428,360
Prepaid expenses and other current assets	532,381	441,320

Total Current Assets	8,546,516	6,834,757

Property and equipment, net	579,689	629,490
Operating lease right of use asset	4,612,830	4,689,931
Security deposit	600,000	600,000
Software development costs, net	454,280	265,208
Patents and trademarks, net	75,017	69,733

TOTAL ASSETS	$14,868,332	$13,089,119

(Continued)

14

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,282,184	$2,290,390
Notes payable - financing agreements	193,094	74,575
Accrued expenses	367,652	453,023
Equipment financing payable-current portion	11,566	22,851
Operating lease obligations-current portion	764,820	696,869
Contract liabilities	2,066,861	957,997

Total Current Liabilities	4,686,177	4,495,705

Operating lease obligations, less current portion	4,466,884	4,542,943

Total Liabilities	9,153,061	9,038,648

Commitments and Contingencies (Note 4)	—	—

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, 9,446,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 1,299 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 4,000 and 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	4	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,169,339 and 7,156,876 shares issued, 7,168,015 and 7,155,552 shares outstanding at March 31, 2023 and December 31, 2022, respectively	7,168	7,156
Additional paid-in-capital	60,371,067	56,562,600
Accumulated deficit	(54,505,517)	(52,361,834)
Sub-total	5,872,723	4,207,923
Less: Treasury stock (1,324 shares of common stock at March 31, 2023 and December 31, 2022)	(157,452)	(157,452)
Total Stockholders’ Equity	5,715,271	4,050,471

Total Liabilities and Stockholders’ Equity	$14,868,332	$13,089,119

15

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Company and Business

The nature of the technology management platforms utilized by us are complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

The technology platforms developed and designed by us accommodate integrated applications that include our own developed technology and third-party technology, thereby substantially increasing their functionality.

Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data, or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

We face risks as a result of the coronavirus (COVID-19 pandemic) lingering effects which could significantly disrupt our research and development, operations, sales, and financial results.

Our business has been adversely impacted by the effects of the COVID-19 pandemic. In addition to global macroeconomic effects, the COVID-19 pandemic and related adverse public health developments caused disruption and/or delays to our operations and sales activities. Our third-party manufacturers and our customers were disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our activities or the operations of our third-party manufacturers and third-party distributors, the supply of our products, in some cases, continue to be delayed, which could continue to adversely affect our business, operations and customer relationships. In addition, the pandemic or other disease outbreak have had and may continue to have over the longer term a material adverse effect on the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our products and services and impact our operating results. There can be no assurance that any decrease in sales resulting from the pandemic slowdown will be offset by increased sales in subsequent periods. Although the magnitude of the impact of the COVID-19 outbreak on our business and operations remains uncertain, the continued spread of COVID-19 and the related public health measures and travel and business restrictions may adversely impact our business, financial condition, operating results and cash flows. In addition, we have experienced and may in the future experience disruptions to our business operations resulting from quarantines, self-isolations, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products and services in a timely manner or meet required milestones or customer commitments.

We may be adversely affected by the effects of inflation and supply chain disruption

Our business operates in an environment of long bid to contract award cycles. Our customer’s bid requirements are such that firm pricing is expected on much or all of our proposals and as such we must commit to certain commercial terms and conditions such as pricing. In addition, the Company hires employees and contractors to perform most (if not all) of the work required to complete a contract. We are beginning to experience the impacts of inflation upon previously forecasted costs including employees that require higher salaries, contractors demanding higher prices for jobs and higher costs for materials necessary to complete contracts. While we endeavor to charge additional costs to our customers, in some cases this may not be possible contractually and as a result our profitability may suffer as a result. Although we anticipate these effects to be mitigated in the long term, we cannot be assured that this will be possible in all or any instances and as such our revenue, profitability and growth prospects may suffer as a result of this.

16

Current supply chain issues continue to extend deadlines for shipment of key components used in our technology systems. The effect of this may be to delay revenue recognition. We have experienced and expect to continue to experience delays to our business operations resulting from lack of materials availability, delays in securing key components such as video cameras requiring certain computer chips, and other material and personnel shortages that may impact our ability to implement our products and services in a timely manner or meet required milestones or customer commitments.  In addition, higher costs for travel may adversely impact our business, financial condition, operating results and cash flows. This has made it necessary for the Company to order certain components prior to receiving a contract to ensure we have key components available when necessary to satisfy future contract obligations.

Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in customer requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for customers. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. We continue to introduce new product offerings focused on automating mechanical and security inspections in the rail, logistics, intermodal and government sectors as potential revenue drivers. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring these new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

The market opportunity for our products and services may not develop in the ways that we anticipate.

The demand for our products and services could change quickly and in ways that we may not anticipate. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies become more accepted or standard in our industry or disrupt our technology platforms.

Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

We believe that operators in the business sectors we are focused on continue to be cautious about sustained economic growth and seek to maintain or improve profitability through cost control and constrained spending. While our core technologies are designed to address cost reduction, other factors may cause companies to delay or cancel capital projects, including the implementation of our products and services. In addition, the business sectors in which we are focused are under financial pressure to reduce capital investment which may make it more difficult for us to close large contracts in the immediate future. We believe there is a growing market trend toward more customers exploring operating expense models as opposed to capital expense models for procuring technology. We believe the market trend toward operating expense models will continue as customers seek ways of reducing their overhead and other costs. All of the foregoing may result in continued pressure on our ability to increase our revenue and may potentially create competitive pricing pressures and price erosion. If these or other conditions limit our ability to grow revenue or cause our revenue to decline our operating results may be materially and adversely affected.

Our working capital profile may shift over time to require additional investment.

Historically, the Company has leveraged significant milestone payments at a contract onset to fund the purchase of required materials. Expansion into a subscription format would allow the Company to potentially transact faster and more routinely with a larger customer base than it has previously had. In certain instances where the Company would build, own and operate its own assets, it may require a different working capital and capitalization strategy whereby the Company will be required to make upfront investments without significant customer milestone payments to offset the investment. The Company believes that this presents a short-term capital risk but will, long-term, improve the overall performance of the business.

Some of our competitors are larger and have greater financial and other resources than we do.

Some of our product offerings compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

17

We have a history of losses and our growth plans may lead to additional losses and negative operating cash flows in the future.

Our accumulated deficit was approximately $55 million and $52 million as of March 31, 2023 and December 31, 2022, respectively. Our operating losses may continue as we continue to expend resources to further develop and enhance our technology offering, to complete prototyping for proof-of-concept, obtain regulatory clearances or approvals as required, expand our business development activities and finance capabilities and conduct further research and development. We also expect to experience negative cash flow in the short-term until our revenues and margins increase at a rate greater than our expenses, which may not occur.

We may be unable to protect our intellectual property, which could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We customarily enter into written confidentiality and non-disclosure agreements with our employees, consultants, customers, manufacturers, and other recipients of information about our technologies and products and assignment of invention agreements with our employees and consultants. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We license from third-parties certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not be issued from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.

We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

We cannot be certain that our technologies and products do not and will not infringe on issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. We may not be able to obtain such licenses on commercially reasonable terms, if at all, or the terms of any offered licenses may be unacceptable to us. If forced to cease using such technology, we may be unable to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, or failure to obtain necessary licenses, could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, operating results, and financial condition.

Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, operating results, and financial condition. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event that we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

18

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Although we do not have operations outside North America at this time, we may compete for contracts in other countries in the future. Effective intellectual property protection may be unavailable, or limited, in some foreign countries in which we may do business, such as China. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may not be adequate or competitors may independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to apply technology effectively in driving value for our clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our operating results, client relationships, growth and compliance programs could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by new technology disruption and developments. These may include new software applications or related services based on artificial intelligence, machine learning, or robotics. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants or new entrants, start-up companies and others. These new entrants are focused on using technology and innovation, including artificial intelligence, to simplify and improve the client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate. We must also develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs.

We are dependent on information technology networks and systems to securely process, transmit and store electronic information and to communicate among our locations around North America and with our people, clients, partners and vendors. As the breadth and complexity of this infrastructure continues to grow, including as a result of the use of mobile technologies, social media and cloud-based services, the risk of security breaches and cyberattacks increases. Such breaches could lead to shutdowns or disruptions of or damage to our systems and those of our clients, alliance partners and vendors, and unauthorized disclosure of sensitive or confidential information, including personal data. In the past, we have experienced data security breaches resulting from unauthorized access to our and our service providers’ systems, which to date have not had a material impact on our operations, however, there is no assurance that such impacts will not be material in the future.

In providing services and solutions to clients, we may be required to manage, utilize and store sensitive or confidential client data, possibly including personal data, and we anticipate these activities to increase, including through the use of artificial intelligence, the internet of things and analytics. Unauthorized disclosure of sensitive or confidential client data, whether through systems failure, employee negligence, fraud, misappropriation, or other intentional or unintentional acts, could damage our reputation, could cause us to lose clients and could result in significant financial exposure. Similarly, unauthorized access to our or through our or our service providers’ information systems or those we develop for our clients, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who continuously develop and deploy viruses, ransomware or other malicious software programs or social engineering attacks, could result in negative publicity, significant remediation costs, legal liability, damage to our reputation and government sanctions and could have a material adverse effect on our results of operations. Cybersecurity threats are constantly expanding and evolving, thereby increasing the difficulty of detecting and defending against them and maintaining effective security measures and protocols.

19

We depend on key personnel who would be difficult to replace, and our business plan will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel. The competition for qualified management and key personnel, especially engineers, is intense. Although we maintain non-competition and non-disclosure covenants with all our key personnel, we do not have employment agreements with most of them. The loss of services of key employees, or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk.

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2022, four customers accounted for 42%, 18%, 14% and 14% of revenues. For the year ended December 31, 2021, a single customer accounted for 83% of revenues. For the three months ended March 31, 2023, two customers accounted for 70% and 20% of revenues. For the three months ended March 31, 2022, four customers accounted for 35%, 24%, 13% and 11% of revenues. In all cases, there are no minimum contract values stated. Each contract covers an agreement to deliver a rail inspection portal which, once accepted, must be paid in full, with 30% or more being due and payable prior to delivery. The balances of the contracts are for service and maintenance which is paid annually in advance with revenues recorded ratably over the contract period.

At December 31, 2022, four customers accounted for 34%, 31%, 19% and 10% of accounts receivable. At December 31, 2021, two customers accounted for 81% and 10% of accounts receivable. As of March 31, 2023, three customers accounted for 59%, 15% and 11% of accounts receivable. At March 31, 2022, three customers accounted for 45%, 32% and 17% of accounts receivable. Much of the credit risk is mitigated since all the customers listed here are Class 1 railroads with a history of timely payments to us.

In the case of insolvency by one of our significant customers, accounts receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. Additionally, our largest customer accounted for approximately 42% of our total revenues for the year ended December 31, 2022. This concentration of credit risk makes us more vulnerable economically. The loss of any of these customers could materially reduce our revenues and net income, which could have a material adverse effect on our business.

20

Risks Related to Our Common Stock

There is currently not an active liquid trading market for the Company’s common stock.

Our common stock is quoted on the Nasdaq Capital Market tier under the symbol “DUOT”. However, there is currently limited active trading in our common stock. Although there are periodic volume spikes from time to time, we cannot give an assurance that a consistent, active trading market will develop. If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results;

•	Announcements that our revenue or income are below analysts’ expectations;

•	General economic downturns;

•	Sales of large blocks of our common stock; and

•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

You may experience dilution of your ownership interest due to future issuances of our securities.

We are in a capital-intensive business, and we may not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we may require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of shares of common stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of "blank check" preferred stock, with such designations rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our Company.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our common stock appreciates, which is uncertain and unpredictable. In addition, because we do not pay dividends, our common stock may be less attractive, which may cause us to have trouble raising additional funds which could affect our ability to expand our business operations.

21

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

•	Period-to-period fluctuations in financial results

•	Issues in manufacturing products

•	Unanticipated potential product liability claims

•	The introduction of technological innovations or new commercial products by competitors

•	The entry into, or termination of, key agreements, including key strategic alliance agreements

•	The initiation of litigation to enforce or defend any of our intellectual property rights

•	Regulatory changes

•	Failure of any of our products to achieve commercial success

We are subject to the Florida anti-takeover provisions, which may prevent you from exercising a vote on business combinations, mergers or otherwise.

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation, under certain circumstances, may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder).

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 15% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control-share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control-share acquisition. A control-share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products;
•	increased levels of competition;
•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
•	our relationships with our key customers;
•	our ability to retain and attract senior management and other key employees;
•	our ability to quickly and effectively respond to new technological developments;
•	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and
•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

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SELLING STOCKHOLDERS

On March 27, 2023, the Company entered into a Security Purchase Agreement with the Selling Stockholders, pursuant to which the Selling Stockholders purchased 4,000 shares of a newly authorized Series E Preferred Stock. The Company received proceeds of $4,000,000. The Series E Preferred Stock is convertible into Common Stock at $3.00 a share. If all of the shares of the outstanding Series E Preferred Stock are converted in full, the Company would issue 1,333,334 shares of Common Stock.

The shares of common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon conversion of the Series E Preferred Stock. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Due to the ownership of the shares of Series E Preferred Stock, as well as ownership of common stock, Series D Preferred Stock, Series F Preferred Stock and warrants, the Selling Stockholders collectively have had a material relationship with us within the past three years and hold the largest percentage ownership of the Company subject to certain limitations as described in the offering.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The first column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder as of June 30, 2023, assuming exercise of the Series E Preferred Stock, as well as conversion of other convertible preferred stock and exercise of any warrants held by the Selling Stockholders on that date. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon conversion of the Series E Preferred Stock, determined as if the outstanding shares of Series E Preferred Stock were converted in full as of the trading day immediately preceding the applicable date of determination and subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the conversion of the Series E Preferred Stock. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

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Under the terms of the Series E Preferred Certificate of Designation, certain previously held warrants and the Series D Preferred Certificate of Designation, a Selling Stockholder may not exercise the warrants or convert the Series B Preferred Stock or the Series E Preferred Stock to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 19.99% of our then outstanding common stock following such exercise or conversion, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised and shares of common stock issuable upon conversion of the preferred stock which has not been converted. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering (1)	% of shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of shares of Common Stock Owned After Offering	% of shares of Common Stock Owned After Offering

21 April Fund Ltd(2)	1,862,856	22.99%	933,334	929,522	12.97%
21 April Fund LP(2)	753,640	9.96%	400,000	353,640	4.93%
Total of Bleichroeder LP holdings	2,616,496		1,333,334	1,283,162

———————

(1)	The actual number of shares of Common Stock offered hereby and included in the registration statement of which this prospectus is a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations, anti-dilution adjustments or similar events with respect to our Common Stock.

(2)	Based on Amendment No. 6 to Schedule 13G/A filed by Bleichroeder LP (“Bleichroeder”) with the SEC on February 14, 2023 (the “Bleichroeder 13G/A”). According to the Bleichroeder 13G/A, Bleichroeder is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and as of February 14, 2023 was deemed to be the beneficial owner of 1,283,162 shares of our Common Stock as a result of acting as investment advisor to various clients. The number of shares beneficially owned by Bleichroeder does not include warrants to purchase shares of our Common Stock held of record by 21 April Fund, Ltd. in the amount of 32,724 or warrants to purchase shares of our Common Stock held of record by 21 April Fund LP (together with 21 April Fund, Ltd., the “21 April Entities”) in the amount of 11,920 due to a 9.99% beneficial ownership limitation included in such warrants. Bleichroeder acts as an investment advisor to the 21 April Entities. The 21 April Entities also purchased 999 shares of Series D Preferred Stock on September 30, 2022, which is convertible into 333,000 shares of Common Stock, and excluded from the above calculations. The 21 April Entities also purchased 4,000 shares of Series E Preferred Stock on March 27, 2023, which is convertible into 1,333,334 shares of Common Stock and included in the calculations above. The 21 April Entities also purchased 5,000 shares of Series F Preferred Stock on August 2, 2023, which is convertible into 806,452 shares of Common Stock and excluded from the above calculations due to the 19.99% conversion blocker.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales that are not in violation of Regulation SHO;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through the distribution of securities by any Selling Stockholder to its parents, members or security holders;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of their securities to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a Selling Stockholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the securities pledged or secured thereby pursuant to this prospectus. The Selling Stockholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Stockholders or any other person, which limitations may affect the marketability of the securities.

The Selling Stockholders also may transfer the shares of our securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

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A Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

Our common stock is quoted on the Nasdaq Capital Markets (“Nasdaq”) under the trading symbol “DUOT”.

(b) Holders

As of June 30, 2023, there were approximately 292 holders of record of our common stock, and the closing price of our common stock as reported on the Nasdaq Capital Market on August 8, 2023 was $5.24 per share.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Registration Statement on Form S-1 and other reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this Registration Statement on Form S-1.

Overview

We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements.

Our Company

The Company was incorporated in Florida on May 31, 1994 under the original name of Information Systems Associates, Inc. Initially, our business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, the Company entered negotiations with Duos Technologies, Inc. (“Duos”), for the purposes of executing a reverse triangular merger. This transaction was completed on April 1, 2015, whereby Duos became a wholly owned subsidiary of the Company. Duos was incorporated under the laws of Florida on November 30, 1990 for design, development and deployment of proprietary technology applications and turn-key engineered systems. The Company, based in Jacksonville, Florida, has a current staff of 76 people of which 69 are full-time, and is a technology and software applications company with a strong portfolio of intellectual property. The Company’s core competencies, including advanced intelligent technologies, are delivered through its proprietary integrated enterprise command and control platform, Centraco®.

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The Company has developed the Rail Inspection Portal (“RIP”) which provides both freight and transit railroad customers and select government agencies the ability to conduct fully remote railcar inspections of trains while they are in transit. The system, which incorporates a variety of sophisticated optical technologies, illumination and other sensors, scans each passing railcar to create a high-resolution image set from a variety of angles including the undercarriage. These images are then processed through various methods of artificial intelligence algorithms to identify specific defects and/or areas of interest on each railcar. This is all accomplished within seconds of a railcar passing through our portal. We believe this solution has the potential to transform the railroad industry by increasing safety, improving efficiency and reducing costs. The Company has deployed this system with several Class 1 railroad customers and anticipates an increased demand from transit and other railroad customers along with selected government agencies that operate and/or manage rail traffic in the future. Government agencies can conduct digital inspections combined with the incorporated artificial intelligence (“AI”) to improve rail traffic flow across borders which also directly benefits the Class 1 railroads through increasing their velocity.

The Company has also developed the Automated Logistics Information System (“ALIS”) which automates gatehouse operations where transport trucks enter and exit large logistics and intermodal facilities. This solution also incorporates sensors and data points as necessary for each operation and directly interconnects with backend logistics databases and processes to streamline operations, and significantly improve operations and security and importantly dramatically improves the vehicle throughput on each lane on which the technology is deployed.

The Company has built a portfolio of IP and patented solutions that creates “actionable intelligence” using two core native platforms called Centraco and Praesidium™. All solutions provided include a variant of both applications. Centraco is designed primarily as the user interface for all our systems as well as the backend connection to third-party applications and databases through both Application Programming Interfaces (APIs) and Software Development Kits (SDKs). This interface is browser based and hosted within each one of our systems and solutions. It is typically also customized for each unique customer and application. Praesidium typically resides as middleware in our systems and manages the various image capture devices and some sensors for input into the Centraco software.

The Company also developed a proprietary Artificial Intelligence software platform, Truevue360™ with the objective of focusing the Company’s advanced intelligent technologies in the areas of AI, deep machine learning and advanced multi-layered algorithms to further support our solutions.

The Company previously provided professional and consulting services for large data centers and had developed a system for the automation of asset information marketed as DcVue™. The Company deployed its DcVue software at one beta site. This software was used by Duos’ consulting auditing teams. DcVue was based upon the Company’s OSPI patent which was awarded in 2010. The Company offered DcVue available for license to our customers as a licensed software product. The Company ceased offering this product in 2021.

The Company’s strategy is to deliver operational and technical excellence to our customers; expand our RIP and ALIS solutions into current and new customers focused in the Rail, Logistics and U.S. Government Sectors; offer both CAPEX and OPEX pricing models to customers that increases recurring revenue, grows backlog and improves profitability; responsibly grow the business both organically and through selective acquisitions; and promote a performance-based work force where employees enjoy their work and are incentivized to excel and remain with the Company.

In late 2022, the Company announced it will pursue a subscription platform for the Railcar Inspection Portals. Under this new model, the Company will build, own and operate its RIP product and offer the data access for each portal to potential customers. This expansion of the RIP offering would potentially open up the addressable market to other railroads, railcar owners, and car lessors. This shift increases the pool of potential customers by lowering the entry point for the RIP and would reshape the Company’s working capital needs to invest in the construction of a RIP ahead of customer revenue inflows. The Company continues to explore this expansion on the long-term effects it may have on future cash flows.

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Prospects and Outlook

The Company’s focus is to improve operational and technical execution which, we believe, will in turn enable the commercial side of the business to expand RIP and ALIS delivery into existing customers and to expand and diversify our current customer base. Even though the lingering effects of COVID-19 is expected to still be an issue during the remainder of 2023 the Company’s primary customers have indicated readiness to order more equipment and services should the Company execute as expected on key deliverables.

Additionally, the Company is making engineering and software upgrades to the RIP to meet anticipated Federal Railroad Association (FRA) and Association of American Railroad (AAR) standards. Similar upgrades are also being developed to improve the ALIS system. These upgrades will continue to be released throughout 2023 and are expected to drive revenue growth this year and beyond.

The Company is expanding its focus in the rail industry to encompass passenger transportation and was awarded a large, multi-year contract with a national rail carrier. The Company anticipates that it will manufacture a two-RIP solution for the carrier in 2023 and, along with a long-term services agreement, complete delivery during the latter half of 2023.

Although the Company’s prospects and outlook are anticipated to be favorable for the remainder of 2023, investing in our securities involves risk and careful consideration should be made before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control and unexpected macro events can have a severe impact on the business. See “Risk Factors”.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements included in this prospectus.

Comparison for the Three Months Ended March 31, 2023 Compared to Three Months Ended March 31, 2022

The following table sets forth a summary of our unaudited Consolidated Statements of Operations and is used in the following discussions of our results of operations:

	For the Three Months Ended
	March 31,
	2023	2022

Revenues	$2,644,288	$1,439,316
Cost of revenues	2,107,116	1,217,250
Gross margin	537,172	222,066
Operating expenses	2,683,970	2,863,684
Loss from operations	(2,146,798)	(2,641,618)
Other income (expense)	3,115	(2,998)
Net loss	$(2,143,683)	$(2,644,616)

Revenues

	For the Three Months Ended
	March 31,
	2023	2022	% Change
Revenues:
Technology systems	$1,827,764	$783,269	133%
Services and consulting	816,524	656,047	24%
Total revenues	$2,644,288	$1,439,316	84%

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The substantial increase in overall revenues for the quarter ended March 31, 2023 compared to the quarter ended March 31, 2022, is primarily related to the production and manufacturing of new and upgraded RIPs which are recorded in the technology systems portion of our business as compared to being in the very early stages of developing two portals during the first quarter of 2022. We expect this trend to continue through 2023, although supply chain issues have continued to extend deadlines for shipment of key components used in our technology systems and continue to pose a risk to the timing of revenue recognition. Given recent attention and renewed focus around railway safety, the Management team remains optimistic about the long-term outlook of the Company. We believe the focus on rail safety will prompt additional government oversight on railroads for the implementation of safety systems such as the Company’s RIP product. Additionally, the Company sees opportunities to continue to expand its programs with existing customers during the current year and beyond. Management cautions that, in spite of a positive outlook, the noted slowing of the supply chain coupled with a longer commercial cycle may result in revenue recognition pushing into 2024. The Company remains focused on revenue and margins performance impacts from inflation and continued supply chain challenges and proactively works to address these issues via customer pricing.

The growth of the services portion of revenues is driven by the successful completion and implementation of artificial intelligence detections and represents services and support for those detections. The growth in services revenue is also bolstered by the phasing in of services and maintenance agreements related to new portals coming online during early 2023. The Company expects growth with new revenue from existing customers, including services revenue as the result of new maintenance contracts being established on installations coming on-line during 2023. The Company also anticipates renewals of existing and backlog contracts and a shift to the next generation of technology systems which are currently being manufactured and completed during 2023.

Cost of Revenues

	For the Three Months Ended
	March 31,
	2023	2022	% Change
Cost of revenues:
Technology systems	$1,767,209	$865,488	104%
Services and consulting	339,907	351,762	-3%
Total cost of revenues	$2,107,116	$1,217,250	73%

Cost of revenues largely comprises equipment and labor necessary to support the implementation of new systems and support and maintenance of existing systems and software projects.

Cost of revenues on technology systems increased during the three months ended March 31, 2023 over the equivalent period in 2022, in a manner consistent with the increase in revenues and as a result of additional project works ongoing for the Company. In the second quarter of 2022, the Company was awarded two high-speed Rail Inspection Portals for its passenger transit client and by the first quarter of 2023 has phased into the manufacture of these two more expensive and more robust transit-oriented RIPs. By comparison, during the first quarter ended March 31, 2022, the Company had only begun to procure the components for, and the manufacturing of, these two transit-oriented RIPs, thereby contributing to the increase in cost of revenues year-over-year. The Company also continues to face headwinds with supply disruption and cost. While we expect that macro-economic factors will continue to drive prices, the Company continues to manage its costs and, where possible, pass through increased costs to customers in the form of higher prices, although this is not assured.

Cost of revenues on services and consulting slightly decreased in the three months ended March 31, 2023 compared to the prior year period. The cost of revenues decreased as compared to an increase in services revenues. This misalignment in the change between the two is a result of high margin artificial intelligence detections entering service and boosting revenue while the overall cost structure to implement these charges is largely unchanged and partially captured in the capitalization of software development costs.

Gross Margin

	For the Three Months Ended
	March 31,
	2023	2022	% Change

Revenues	$2,644,288	$1,439,316	84%
Cost of revenues	2,107,116	1,217,250	73%
Gross margin	$537,172	$222,066	142%

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Gross margin showed a significant improvement for the first quarter of 2023 as compared to the same period in 2022. As noted above, the improvement in margin was a direct result of increased business activity the Company recognized in the first quarter of 2023 related to the manufacturing of two high-speed, transit-focused Rail Inspection Portals for one customer. The Company began to recognize revenue and profit on those activities in conformity with its revenue recognition policy during late 2022 and which continued into the first quarter of 2023. The recognition of the revenue and subsequent profit from this major project yielded the higher gross margins of approximately 20% for the period. By comparison in the first quarter of 2022, the Company had only initiated procurement and some manufacturing for two freight-oriented RIPs for two customers and as a result recognized no profit on the works resulting in a dilutive, low margin for the period. It should be noted that when comparing the results between two periods, the stage of completion for manufacturing and installation can factor into those comparisons and should be taken into account when analyzing those periods.

Operating Expenses

	For the Three Months Ended
	March 31,
	2023	2022	% Change
Operating expenses:
Sales and marketing	$307,577	$283,894	8%
Research and development	404,885	436,717	-7%
General and administration	1,971,508	2,143,073	-8%
Total operating expenses	$2,683,970	$2,863,684	-6%

Overall operating expenses during the three months ended March 31, 2023 were marginally lower compared to the equivalent period in 2022. The Company saw only slight increase in cost for sales and marketing as a result of an increased commercial team with a larger decrease in general and administration and research and development costs during the same period for 2023 partially attributable to the Company’s reduced non-cash compensation charges for staff. Overall, the Company continues to focus on stabilizing operating expenses while meeting the increased needs of our customers.

Loss from Operations

The loss from operations for the three months ended March 31, 2023 and 2022 was $2,146,798 and $2,641,618, respectively. The decrease in loss from operations was primarily the result of higher revenues recorded in the quarter resulting from increases in both our technology systems and services and consulting, slower growth in costs of those revenues and flat operating expenses.

Other Income/Expense

Other income for the three months ended March 31, 2023 was $4,295 and $182 for the comparative period in 2022. Interest expense for the three months ended March 31, 2023 was $1,180 and $3,180 for the comparative period in 2022.

Net Loss

The net loss for the three months ended March 31, 2023 and 2022 was $2,143,683 and $2,644,616, respectively. The 19% decrease in net loss was mostly attributed to the increase in revenues as described above along with slower growing expenses. Net loss per common share was $0.30 and $0.49 for the three months ended March 31, 2023 and 2022, respectively.

Liquidity and Capital Resources

As of March 31, 2023, the Company has a working capital surplus of $3,860,339 and the Company had a net loss of $2,143,683 for the three months ended March 31, 2023.

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Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	For the Three Months Ended March 31,
	2023	2022
Net cash used in operating activities	$(7,086)	$(827,733)
Net cash used in investing activities	(261,144)	(102,078)
Net cash provided by financing activities	3,488,085	5,365,954
Net increase in cash	$3,219,855	$4,436,143

Net cash used in operating activities for the three months ended March 31, 2023 and 2022 was $7,086 and $827,733, respectively. The decrease in net cash used in operations for the three months ended March 31, 2023 was the result of cash inflows from new projects offset by cash outflows to procure necessary materials and overall sales, general and administrative expenses. In addition, there are several changes in assets and liabilities compared to the previous period that decreased the use of cash in operations, notably the change in contract liabilities due to the timing of project invoicing milestones and cash receipts.

Net cash used in investing activities for the three months ended March 31, 2023 and 2022 was $261,144 and $102,078, respectively, representing an increase in the purchase of various fixed assets for computer equipment and product and software development.

Net cash provided by financing activities for the three months ended March 31, 2023, and 2022 was $3,488,085 and $5,365,954, respectively. Cash flows provided by financing activities during the first three months of 2023 were primarily attributable to net proceeds of approximately $4,000,000 from issuances of Series E Convertible Preferred Stock. Cash flows from financing activities during the first three months of 2022 were primarily attributable to the issuance of common stock for $6,095,000 of gross proceeds.

On a long-term basis, our liquidity is dependent on continuation and expansion of operations and receipt of revenues. We believe our current capital and revenues are sufficient to fund such expansion and our operations over the next twelve months, although we are dependent on timely payments from our customers for projects and work in process. However, we expect such timely payments to continue. Material cash requirements will be satisfied within the normal course of business including substantial upfront payments from our customers prior to starting projects. The Company may elect to purchase materials and supplies in advance of contract award but where there is a high probability of that award.

Demand for our products and services will be dependent on, among other things, market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature. Because a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may continue to be challenged by our competitors and prolonged recession periods.

Liquidity

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $2,143,683 for the three months ended March 31, 2023. During the same period, cash used in operating activities was $7,086. The working capital surplus and accumulated deficit as of March 31, 2023, were $3,860,339 and $54,505,517, respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offering and private placements which were completed during 2022 as well as the first quarter of 2023.

As previously noted, the Company raised $4,500,000 from existing shareholders through the issuance of Series C Convertible Preferred Stock during 2021. Additionally, the Company was successful during 2022 in raising gross proceeds of over $10,100,000 from the sale of both common shares and Series E Preferred Stock across the year. Additionally, late in the first quarter of 2023, the Company raised gross proceeds of $4,000,000 from the issuance of Series E Preferred Stock (See Note 12). As part of its strategy, the Company will endeavor to utilize the Series E Preferred and the remainder of the Series E Preferred Stock as additional funding mechanisms. Additionally, during the second quarter of 2023, the Company will again have access to its S-3 “shelf registration” statement allowing the Company to sell additional common shares. At the time of this document, the Company estimates that it has available capacity on its shelf registration which it can utilize to bolster working capital and growth of the business in the event it did not have an uptake in the preferred classes of shares previously noted. Although additional investment is not assured, the Company is comfortable that it would be able to raise sufficient capital to support expanded operations based on an anticipated increase in business activity. In the long run, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing its business plan, generate enough revenue, and attain consistently profitable operations. Although the lingering effects of the global pandemic related to the coronavirus (Covid-19) continue to affect our operations, particularly in our supply chain, we now believe that this is expected to be an ongoing issue and our working capital assumptions reflect this new reality. The Company cannot currently quantify the uncertainty related to the ongoing supply chain delays or inflationary increases and its effects on our customers in the coming quarters. We have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand or available via the capital markets to maintain operations for at least 12 months from the date of this prospectus.

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In addition, management has been taking and continues to take actions including, but not limited to, elimination of certain costs that do not contribute to short term revenue, and re-aligning both management and staffing with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term. The Company believes that, as described above, it will have sufficient sources of working capital to meet its obligations over the following twelve months. In the last twelve months the Company has seen significant growth in its contracted backlog as well as positive signs from new commercial engagements that indicate improvements in future commercial opportunities.

Management believes that, at this time, the conditions in our market space with ongoing contract delays, the consequent need to procure certain materials in advance of a binding contract and the additional time needed to execute on new contracts previously reported have put a strain on our cash reserves. However, improvements in the commercial outlook, recent common stock offerings and private placements as well as the availability to raise capital via its shelf registration indicate there is no substantial doubt for the Company to continue as a going concern for a period of twelve months. We continue executing the plan to grow our business and achieve profitability with the benefit of potential tailwinds from renewed awareness around railroad safety. The Company may selectively look at opportunities for fund raising in the future. Management has extensively evaluated our requirements for the next 12 months and has determined that the Company currently has sufficient cash and access to capital to operate for at least that period.

While no assurance can be provided, management believes that these actions provide the opportunity for the Company to continue as a going concern and to grow its business and achieve profitability with access to additional capital funding. Ultimately the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above which was put in place in late 2022 and will continue in 2023 and beyond. As a result, we expect to generate sufficient revenue and to attain profitable operations with less net cash used in operating activities in the next 12 months. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding a number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

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Revenue Recognition and Contract Accounting

The Company follows Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct contract assets and performance obligations, satisfaction of a performance obligation creates revenue, and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.	Identify the contract with the customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to separate performance obligations; and
5.	Recognize revenue when (or as) each performance obligation is satisfied.

The Company generates revenue from four sources: (1) Technology Systems; (2) AI Technologies; (3) Technical Support and (4) Consulting Services.

Technology Systems

For revenues related to technology systems, the Company recognizes revenue over time using a cost-based input methodology in which significant judgment is required to estimate costs to complete projects. These estimated costs are then used to determine the progress towards contract completion and the corresponding amount of revenue to recognize.

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

Artificial Intelligence

The Company has revenue from applications that incorporate artificial intelligence (AI) in the form of predetermined algorithms which provide important operating information to the users of our systems. The revenue generated from these applications of AI consists of a fixed fee related to the design, development, testing and incorporation of new algorithms into the system, which is recognized as revenue at a point in time upon acceptance, as well as an annual application maintenance fee, which is recognized as revenue ratably over the contracted maintenance term.

Technical Support

Technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an “as-requested” basis, and revenue is recognized over time as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized over time ratably over the term of the contract.

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Consulting Services

The Company’s consulting services business generates revenues under contracts with customers from four sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales; (3) Customer service training and (4) Maintenance support.

(1)	Revenues for professional services, which are of short-term duration, are recognized when services are completed;
(2)	For all periods reflected in the financial statements included in this prospectus, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third-party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;
(3)	Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and
(4)	Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Performance Obligations and Allocation of Transaction Price

Arrangements with customers may involve multiple performance obligations including project revenue and maintenance services in our Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our consulting services business, multiple performance obligations may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for a multiple performance obligations arrangement is as follows:

Each performance obligation is accounted for separately when each has value to the customer on a standalone basis and there is Company specific objective evidence of the selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each performance obligation is recognized using the applicable criteria under GAAP as discussed above for performance obligations sold in single performance obligation arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of performance obligations relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple performance obligations arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of inventory, estimates of the valuation of right of use assets and corresponding lease liabilities, valuation of warrants issued with debt, and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

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Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements included in this prospectus.

For the year ended December 31, 2022 compared to December 31, 2021

The following table sets forth a summary of our Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Years Ended
	December 31,
	2022	2021

Revenues	$15,012,366	$8,259,917
Cost of revenue	10,264,263	6,220,373
Gross margin	4,748,103	2,039,544
Operating expenses	11,613,252	9,496,495
Loss from operations	(6,865,149)	(7,456,951)
Other income	366	1,448,050
Net loss	$(6,864,783)	$(6,008,901)

Revenues

	For the Years Ended
	December 31,
	2022	2021	% Change
Revenues:
Technology systems	$11,190,292	$5,871,666	91%
Services and consulting	3,822,074	2,388,251	60%

Total revenues	$15,012,366	$8,259,917	82%

For the full year 2022, there was an 82% overall increase in revenues compared to 2021. The increase was driven by new revenues being recorded after lengthy delays in receiving “notices to proceed” for anticipated new contracts earlier in the year that pushed delivery dates into the second half of 2022 and into 2023. There was a significant increase in revenue from systems with a slightly lower increase in service revenues of 60% year-over-year. The increase in revenues stems directly from the delivery of two RIP projects across 2022 in addition to the onset of a new high-speed RIP project which the Company will continue to recognize well into 2023. Additionally, the growth in services and consulting stems from the Company’s success in deploying artificial intelligence as well as change orders to existing services agreements during the year. The Company is focusing on increasing its business from services and the increase is the result of new contracts for existing and new systems which the Company anticipates will continue growing throughout 2023 and beyond. As previously discussed, management cautions that because of the delays in anticipated start dates, certain installations may produce revenues towards the end of 2023. Additionally, although the industries in which we operate have improved after the Covid-19 pandemic, other macro-economic effects are anticipated to impact us, including inflation and the current supply chain issues which are extending deadlines for shipment of key components used in our technology systems. The effect of this deferred some revenue recognition into 2023 as previously mentioned. These deferrals resulted in a slightly lower revenue growth performance than originally anticipated. However, the bulk of these deferred revenues are expected to be reported in 2023. The effects of inflation are not fully quantifiable at the current time but are beginning to be evident in increased costs for materials and labor and may result in higher costs for project implementation that cannot be wholly or even partially passed on to our customers and thus resulting in delaying our progress towards profitability.

The Company’s capital structure continues to allow us to weather the unexpected delays without significant operational impact and enables us to pursue large projects where the ability to deploy major resources is required. It should be noted that the Company recently increased its working capital to account for an increase in pre-contract procurement activities to avoid a slowdown in revenues caused by delays in receiving certain components as had been the case in previous years. The Company undertook a major review of operations during 2021 and made significant changes in staffing including additional engineering staff and revamping its software development and Artificial Intelligence staffing. These efforts have begun to yield benefits in 2022 as reflected in the improved systems revenues. This effort has improved delivery times on major projects and helps to offset some of the continued supply chain lags the Company has faced post-Covid-19. The Company continues to monitor the situation and procures materials ahead of contract award where feasible.

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The Company also expects to continue the growth with new revenue from other existing customers which we expect to be coming on-line in the next several months. In aggregate during 2022, the Company has been successful in the expansion of project and services contracts to account for new work. The services portion of revenues are driven by successful completion on projects and represents services and support for those installations. The recurring revenue portion of our revenue for services and consulting, continues to make-up a greater share of our revenues and this growth is expected to continue going forward. The Company expects to continue the growth with new, long term recurring revenue from existing customers which will be coming on-line in the next several months.

Cost of Revenues

	For the Years Ended
	December 31,
	2022	2021	% Change
Cost of revenues:
Technology systems	$8,376,649	$4,728,197	77%
Services and consulting	1,887,614	1,492,176	27%
Total cost of revenues	$10,264,263	$6,220,373	65%

Cost of revenues largely comprises equipment, labor and overhead necessary to support the implementation of new systems and support and maintenance of existing systems. Cost of revenues on technology systems increased during the period compared to the equivalent period in 2021 by a slightly lower rate than the increase in revenues. The primary reason for the increased growth in costs year-over-year stems from additional project work related to the delivery of two Railcar Inspection Portals. Additionally, the Company made significant progress on the manufacturing of a special-purpose, high value Railcar Inspection Portal which it anticipates completing during 2023. The Company’s costs are composed of materials, subcontractor costs and labor consisting of the Company’s engineering, project management and software team’s efforts to deliver on the aforementioned Railcar Inspection Portals. The cost of sales grew at a slower pace than revenues primarily because the Company neared completion of two of its portals and thus recognized additional profits on these projects as it satisfied its project-related obligations. Additionally, the Company saw improved revenue growth related to higher margin services and artificial intelligence during the year which contributed to revenue growth outpacing the change in cost of sales.

These internal costs are being recognized against project and support revenues with a similar reduction in costs previously recognized for research and development, engineering development and internal support. In concert with this, there is a continued focus on construction costs and savings through efficiency, but the Company has elected to expand its key employees in anticipation of expected sales growth in technology systems and services in 2023 and beyond.

Cost of revenues increased on services and consulting year-over-year albeit at a slower pace than the increase in services and consulting revenues. The increase in costs was a result of one-time services completed on existing RIP sites on which the Company incurred some additional material costs as well as project management and engineering team labor to complete the project. The year-over-year revenue from consulting and services increase outpaced the increase in costs which is a positive trend. The Company put into service additional artificial intelligence algorithms and maintenance and support services which are high margin and represent only marginal increases in the requisite costs to deliver these services.

Gross Margin

	For the Years Ended
	December 31,
	2022	2021	% Change

Revenues	$15,012,366	$8,259,917	82%
Cost of revenues	10,264,263	6,220,373	65%
Gross margin	$4,748,103	$2,039,544	133%

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Gross margin showed a significant improvement for the year ended December 31, 2022 as compared to the same period in 2021. As noted above, the improvement in margin was a direct result of increased business activity the Company recognized in the latter half of 2022. The increased business activity was related to the manufacturing and near completion of installation of two Rail Inspection Portals, a number of one-time service events and significant progress made on a special-purpose, high-value RIP. The Company began to recognize revenue and profit on those activities in accord with its revenue recognition policy. The recognition of the revenue and subsequent profit from these major projects, as well as underlying services and maintenance revenues from existing projects, resulted in a 32% gross margin. By comparison for the full-year 2021, the Company had limited business activity from a handful of projects primarily related to customer site upgrades as well as lower underlying service revenues. This was as a result of project timing and delayed A.I. related services, which yielded a 25% gross margin. While the margins are not significantly different year-over-year, the Company’s 82% increase in revenue from additional projects and services drove an overall higher gross margin-dollar amount.

Operating Expenses

	For the Years Ended
	December 31,
	2022	2021	% Change
Operating expenses:
Sales and marketing	$1,337,186	$1,233,851	8%
Research and development	1,651,064	2,515,630	-34%
General and Administration	8,625,002	5,747,014	50%
Total operating expense	$11,613,252	$9,496,495	22%

Overall operating expenses were higher by 22% in 2022 as compared to the full-year 2021. There was a marginal 8% increase in sales and marketing related to increased investment into the overall capability of the commercial team. Specifically, 2022 saw the Company bring in additional talent with direct experience from the technology and rail spaces. Research and development costs declined 34% during the year. This was the result of some of the technical resources from the IT and Engineering teams being consumed as part of the significant increase in project and service revenues and led to the Company performing additional project and one-time services work year-over-year. The offset of these charges reside in the cost of sales services and consulting. Additionally, general and administration costs increased approximately 50% because of a focus on employee retention and increased headcount to support the growth in its operating plan. Specifically, in 2022 the Company had charges related to staff retention via a discretionary performance program; this was a new initiative for the entire organization to drive higher performance and attract and retain better quality resources in a tight labor market as well as the related implementation and increased subsequent non-cash charges of an employee stock option plan. The Company still faces some pressure on existing staff compensation as a result of inflation during 2022 but remains focused to manage and stabilize administrative costs without interruption to customer service.

Loss From Operations

The losses from operations for the years ended, December 31, 2022 and 2021 were $6,865,149 and $7,456,951, respectively. The decrease in losses from operations during the year was the result of mostly improved revenues stemming from the deployment of new portals and receipt of materials and manufacturing related to a high value set of portals to be completed during 2023. These additional projects as well as an increase in services and consulting revenue increases and related margins outpaced the Company’s increased general and administrative costs throughout 2022. As a result, the Company achieved near breakeven in the fourth quarter of 2022. The Company has continued to face inflation and supply chain pressures during 2022 and, as normal course of business, has worked to balance these impacts through management of customer contracts and cost control efforts.

Interest Expense

Interest expense for the years ended December 31, 2022 and 2021 was $9,191 and $20,268, respectively. The reduction in interest expense was primarily due to the financing charges related to insurance policies in 2021.

Other Income

Other income for the years ended December 31, 2022 and 2021 was $9,557 and $1,468,318, respectively. The decrease is mainly due to the PPP loan forgiveness recorded in the first quarter of 2021.

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Net Loss

The net loss for the years ended December 31, 2022 and 2021 was $6,864,783 and $6,008,901, respectively. The increase in net loss is primarily attributable to the one-time effect of the PPP loan forgiveness gain in the first half of 2021. Despite the increased net loss year-over-year, the Company showed an improvement at the operating loss level. Net loss per common share was $1.11 and $1.63 for the years ended December 31, 2022 and 2021, respectively.

Liquidity and Capital Resources

As of December 31, 2022, the Company has a cash balance of $1,121,092.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	For the Years Ended
	December 31,
	2022	2021

Net cash used in operating activities	$(7,873,307)	$(6,579,378)
Net cash used in investing activities	(644,888)	(552,940)
Net cash provided in financing activities	8,745,567	4,056,938
Net increase (decrease) in cash	$227,372	$(3,075,380)

Net cash used in operating activities for the years ended December 31, 2022 and 2021 was $7,873,307 and $6,579,378, respectively. The increase in net cash used in operations for the year ended December 31, 2022 was the result of higher expenditures related to current projects as previously discussed as well as expenditures related to projects which the Company anticipates will be completed in 2023. In addition, there are several changes in assets and liabilities that increased the use of cash in operations including increases in inventory for some long-lead components and accounts receivable. Additionally, $1,410,270 in funding from the CARES Act PPP loan program received in 2021 plus deferred interest was forgiven during the first quarter of 2021.

Net cash used in investing activities for the years ended December 31, 2022 and 2021 was $644,888 and $552,940, respectively. The Company continues to invest in computing, lab equipment and software and artificial development as reflected in the increase in 2022.

Net cash provided in financing activities for the years ended December 31, 2022 and 2021 was $8,745,567 and $4,056,938, respectively. Cash flows provided by financing activities during 2022 were primarily attributable to gross proceeds from the issuance of common and preferred stock to shareholders in the amount of $10,100,004, offset by $942,946 in issuance costs. 2022 marked an increase from 2021 financing activities $4,056,938 which was primarily underpinned from the gross proceeds of a private placement of $4,500,000.

During 2022, we funded our operations through the sale of our equity (or equity linked) securities, and through revenues generated and cash received from ongoing project execution, services and associated maintenance revenues. As of March 28, 2023, we have cash on hand of approximately $4,500,000. We have approximately $165,500 in monthly lease and other mandatory payments, not including payroll and ordinary expenses which are due monthly.

On a long-term basis, our liquidity is dependent on the continuation and expansion of operations and receipt of revenues. Our current capital and access to further capital and revenues are sufficient to fund such expansion we are now less dependent on timely payments by our customers for projects and work in process, however we expect such timely payments to continue. Material cash requirements will be satisfied within the normal course of business including substantial upfront payments from our customers prior to starting projects. In some cases, the Company may elect to purchase materials and supplies in advance of contract award but where there is a high probability of that award. Most, if not all, high value items that are pre-purchased, can be re-purposed if necessary. The maximum amount of material cash requirements not currently supported by up-front customer deposits is expected to be less than $1 million.

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Demand for the products and services will be dependent on, among other things, market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature. In as much as a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may be adversely affected by our competitors and prolonged recession periods although these are not considered to be a factor at present.

In the event of expansion into owning and operating its own Railcar Inspection Portals, the Company’s cash requirements and timing may shift. Specifically, the Company would endeavor to buy all materials ahead of time and invest in the RIP with follow-on contracts for long-term services and licensing. While this would shift the Company’s cash requirements, it anticipates a 12 – 18 month cash break-even point for each site and an opportunity for improved cash flows over time with high-margin agreements with the investment bolstered by access to further funding via common stock and private placement offerings.

Liquidity

Under Accounting Codification ASC 205, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $6,864,783 for the year ended December 31, 2022. During the same period, cash used in operating activities was $7,873,307. The working capital surplus and accumulated deficit as of December 31, 2022, were $2,339,052 and $52,361,834, respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offerings and a private placement which were completed during the first quarter of 2022 and during third and fourth quarters of 2022 as well as the first quarter of 2023.

As previously noted, the Company raised $4,500,000 from existing shareholders through the issuance of Series C Convertible Preferred Stock during 2021. Additionally, the Company was successful during 2022 in raising gross proceeds of over $10,100,000 from the sale of both common shares and Series E Preferred Stock. Additionally, late in the first quarter of 2023, the Company raised gross proceeds of $4,000,000 from the issuance of Series E Preferred Stock (See Note 16). As part of its strategy, the Company will endeavor to utilize the Preferred Series E and the remainder of the Series E as additional funding mechanisms. Additionally, during the second quarter of 2023, the Company will again have access to its S-3 “shelf registration” statement allowing the Company to sell additional common shares. At the time of this document, the Company estimates that it has available capacity on its shelf registration which it can utilize to bolster working capital and growth of the business in the event it did not have an uptake in the preferred classes of shares previously noted. Although additional investment is not assured, the Company is comfortable that it would be able to raise sufficient capital to support expanded operations based on an anticipated increase in business activity. In the long run, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing its business plan, generate enough revenue, and attain consistently profitable operations. Although the lingering effects of the global pandemic related to the coronavirus (Covid-19) continue to affect our operations, particularly in our supply chain, we now believe that this is expected to be an ongoing issue and our working capital assumptions reflect this new reality. The Company cannot currently quantify the uncertainty related to the ongoing supply chain issues and its effects on our customers in the coming quarters. We have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand or available via the capital markets to maintain operations for at least 12 months from the date of this prospectus.

In addition, management has been taking and continues to take actions including, but not limited to, elimination of certain costs that do not contribute to short term revenue, and re-aligning both management and staffing with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term. The Company believes that, with the combination of Series E Preferred Stock offering coupled with an S-3 shelf registration availability starting in the second quarter of 2023, it will have sufficient working capital to meet its obligations over the following twelve months. In the last twelve months the Company has seen significant growth in its contracted backlog as well as positive signs from new commercial engagements that indicate improvements in future commercial opportunities.

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Management believes that, at this time, the conditions in our market space with ongoing contract delays, the consequent need to procure certain materials in advance of a binding contract and the additional time needed to execute on new contracts previously reported have put a strain on our cash reserves. However, recent common stock offerings and private placements as well as the availability to raise capital via its shelf registration indicate there is no substantial doubt for the Company to continue as a going concern for a period of twelve months. We continue executing the plan to grow our business and achieve profitability. The Company may selectively look at opportunities for fund raising in the future. Management has extensively evaluated our requirements for the next 12 months and has determined that the Company currently has sufficient cash and access to capital to operate for at least that period.

While no assurance can be provided, management believes that these actions provide the opportunity for the Company to continue as a going concern and to grow its business and achieve profitability with access to additional capital funding. Ultimately the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above which was put in place in late 2022 and will continue in 2023 and beyond. As a result, we expect to generate sufficient revenue and to attain profitable operations with minimal cash use in the next 12 months. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off Balance Sheet Arrangements

We have no-off balance sheet contractual arrangements, as that term is defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Estimates

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Revenue Recognition and Contract Accounting

The Company generates revenue from four sources: (1) Technology Systems; (2) AI Technology which is included in the consolidated statements of operations line-item Technology systems; (3) Technical Support; and (4) Consulting Services which is included in the consolidated statements of operations line-item Services and consulting.

Technology Systems

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on technology systems revenue are recognized based on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable direct costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

The Company has contracts in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Cost estimates are reviewed periodically on a contract-by-contract basis throughout the life of the contract such that adjustments to the profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available.

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Artificial Intelligence

The Company has revenue from applications that incorporate artificial intelligence (AI) in the form of predetermined algorithms which provide important operating information to the users of our systems. The revenue generated from these applications of AI consists of a fixed fee related to the design, development, testing and incorporation of new algorithms into the system, which is recognized as revenue at a point in time upon acceptance, as well as an annual application maintenance fee, which revenue is recognized ratably over the contracted maintenance term.

Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized over time as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized over time ratably over the term of the contract.

For sales arrangements that do not involve multiple performance obligations such as professional services, which are of short-term duration, revenues are recognized when services are completed.

Consulting Services

The Company’s consulting services business generates revenues under contracts with customers from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales; and (3) Customer Service (training and maintenance support).

(1)	Revenues for professional services, which are of short-term duration, are recognized when services are completed;
(2)	For all periods reflected in the financial statements included in this prospectus, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third-party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized at a point in time upon delivery of the software and delivery of the hardware, as applicable, to the customer;
(3)	Training sales are one-time upfront short-term training sessions and are recognized at a point in time after the service has been performed; and
(4)	Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over time ratably over the contract term.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Share-Based Compensation

The Company accounts for employee and non-employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding a number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

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Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying audited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of inventory, estimates of the valuation of right of use assets and corresponding lease liabilities, valuation of warrants issued with debt, and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

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BUSINESS

Our Corporate History

Information Systems Associates, Inc. (“ISA”) was incorporated in Florida on May 31, 1994. Our original business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“duostech™”) for the purposes of executing a merger between the two organizations (also known as a “reverse triangular merger”). Incorporated under the laws of Florida on November 30, 1990, duostech™ operated in various industry segments, specializing in the design, development and deployment of proprietary technology applications and turn-key engineered systems. This transaction was completed on April 1, 2015, whereby duostech™ became a wholly owned subsidiary of ISA. After the merger was completed, ISA changed its corporate name to Duos Technologies Group, Inc. The Company, based in Jacksonville, Florida, oversees its wholly owned subsidiary, duostech™ and employs approximately 75 people and is a technology company which designs, develops, deploys and operates intelligent technology solutions with a focus on software applications and AI. The Company has a strong portfolio of intellectual property. The Company’s headquarters are located at 7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256 and main telephone number is (904) 296-2807.

Overview

The Company, operating under its brand name duostech®, designs, develops and deploys technology with focus on inspecting and evaluating moving vehicles. Its technology focus is within the Vision Technology market sector and, more specifically, the Machine Vision subsector. Machine Vision companies provide imaging-based automatic inspection and analysis for process control for industry with potential expansion into other markets. Duos has developed key technologies over the past several years in software, industry specific hardware and artificial intelligence and has demonstrated industrial strength usability of its systems supporting rail, logistics and intermodal businesses that streamline operations, improve safety and reduce costs. Our team includes engineering subject matter expertise in hardware, software, and information technology as well as industry specific applications of artificial intelligence also referred to as Expert Artificial Intelligence. We also have specific industry experts on staff and consultants in the rail industry.

Duos is currently developing industry solutions for its target markets which will address rail, trucking, aviation and other vehicle-based processes. Duos’ initial offering, the Railcar Inspection Portal (RIP), provides both freight and transit railroad customers and select government agencies the ability to conduct fully remote railcar inspections of trains while they are moving at full speed. The RIP utilizes a variety of sophisticated optical, laser and speed sensors to scan each passing railcar to create a high-resolution image-set of the top, sides and undercarriage. These images are then processed with our edge data center using AI algorithms to identify safety and security defects on each railcar. The algorithms are developed in conjunction with industrial application experts, in this case resident Railcar Mechanical Engineers, to provide specific guidance in the analysis (“human in the loop”). Within seconds of the railcar passing through the RIP, a detailed report is sent to the customer where they are able to action identified issues. This solution has the potential to transform the railroad industry by increasing safety, improving efficiency and reducing costs. The Company has already deployed this system with several Class 1 railroads and anticipates an increased demand from transit and other railroad customers along with selected government agencies that operate and/or manage rail traffic. The Company has deployed RIPs in Canada, Mexico and the United States and anticipates expanding this solution into Europe, Asia and the Middle East in coming years.

The Company has also developed the Automated Logistics Information System (ALIS) which automates gatehouse operations where transport trucks enter and exit large logistics and intermodal facilities. This solution incorporates a similar set of sensors, data processing and artificial intelligence to streamline the customer’s logistics transactions and tracking and can also automate the security and safety inspection if called for. The Company has already deployed this system with one large North American retailer and anticipates increased demand from other large retailers, railroad intermodal operators and select government agencies that manage logistics and border crossing points. The Company is evaluating other solutions for moving vehicles including aircraft, which could provide similar benefits in terms of safety and efficiency for required inspections as part of an operations process.

We have developed two proprietary solutions that operate our software and artificial intelligence. centraco® is an Enterprise Information Management Software platform that consolidates data and events from multiple sources into a unified and distributive user interface. Customized to the end user’s Concept of Operations (CONOPS), it provides improved situational awareness and data visualization for operational objectives compared to traditional manual inspections. truevue360™ is our fully integrated platform that we utilize to develop and deploy AI algorithms, including Machine Learning, Computer Vision, Object Detection and Deep Neural Network-based processing for real-time applications.

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These same Artificial Intelligence applications have begun to open up other opportunities for the Company to provide revenue producing solutions with potentially high market adoption.

In 2021, the Company ended support of its IT Asset Management (ITAM) solution which cataloged results for data center asset inventory and audit services. We are currently evaluating using our current operations experience within “edge data centers” (as deployed for our Railcar Inspection Portal) to drive additional revenues within other markets requiring this type of solution although no specific offering has been developed at this time.

In the last quarter of 2022, the Company elected not to renew a support contract for its Integrated Correctional Automation System (iCAS) for one customer. The Company subsequently sold its iCAS assets to a buyer during the second quarter of 2023 for $165,000 via a convertible note.

The year 2022 ushered in a new phase in the Company’s development. Although we continue to see an extension of challenges faced in 2021, we also see positive changes and opportunities for our business that will be discussed in greater detail later herein. They include:

•	Introducing a new “subscription” based offering for access to data and images by a much broader target market including Class 1 railroads, railcar owners and lessors, short line railroads.
•	Owning and operating a network of RIPs with multiple subscribers outside of the Company’s traditional customer base.
•	Selling customized RIPs to Class 1, Short-line and other industrial companies where specialized applications or routes demand a bespoke solution.

duostech®

Railcar Inspection Portal (rip®)

Federal regulations require each railcar/train to be inspected for mechanical defects prior to leaving a rail yard. Founded in 1934, the Association of American Railroads (AAR) is responsible for setting the standards for the safety and productivity of the U.S./North American freight rail industry, and by extension, has established the inspection parameters for the rail industry’s rolling stock. Also known as the “Why Made” codes, the AAR established approximately 110 inspection points under its guidelines for mechanical inspections.

Under current practice, inspections are conducted manually, a very labor intensive and inefficient process that only covers a select number of inspection points and can take several hours per train. We believe our Railcar Inspection Portal has the potential to reduce this inspection to minutes while the train is moving at speed improving safety, reducing dwell time and optimizing maintenance.

Our system combines high-definition image and data capture technologies with our AI-based analytics applications that are typically installed on active tracks located between two rail yards. We inspect railcars traveling through our inspection portal at speeds of up to 70 mph and report mechanical anomalies detected by our system to the inbound train yard, well ahead of the train entering the yard.

Currently, three Class 1 railroads and several transit and international railroads are using our rip® technology with one of those railroads broadly deploying the technology across its network.

The Company continues to expand its detection capabilities through the development and integration of additional sensor technologies to include laser, infrared, thermal, sound and x-ray to process AI-based analytics of inspection points. Currently, the Company has a high-reliability catalog of over 35 artificial intelligence algorithms which can be integrated into the RIP to enhance mechanical anomalies detections. These detections support railroads in the active maintenance and overall safety of their railcar fleet and networks.

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Markets

We believe the opportunity for our Railcar Inspection Portal business is substantial and continues to be our number one priority. We are currently engaged with the RIP solution with three of seven Class 1 railroad operators with 13 systems already deployed. Because of our early leadership position, we have been able to accumulate experience and intellectual property that we believe would be time-consuming and expensive for a new competitor to replicate. Furthermore, we believe we have the ability to upgrade and scale our solutions with additional technologies in the future. We believe that the current market for our technologies is substantial. At the same time, we recognize that the technology life cycle is fast and evolving. Potential competitors could move into this sector, and it is possible that some Class 1 railroads could develop their own solutions that limit our total addressable market.

In late 2022, the Company announced it will pursue a subscription platform for the RIPs. Under this new model, the Company will build, own and operate its RIP product and offer the data access for each portal to potential customers. This expansion of the RIP offering would potentially open up the addressable market to other railroads, railcar owners, and car lessors. This shift increases the pool of potential customers by lowering the entry point for the RIP and would reshape the Company’s working capital needs to invest in the construction of a RIP ahead of customer revenue inflows. The Company continues to explore this expansion on the long-term effects it may have on future cash flows.

Another market we are pursuing as our second priority is using our Automated Logistics and Information Systems solution (alis™). Potential customers include commercial retail logistics and intermodal operators, Class 1 rail intermodal operators that are moving large amounts of automobiles, and U.S. Government agencies such as the Department of Defense and the Department of Homeland Security. Today, we currently have 20 production systems in use, but we believe the greenfield opportunity here to be substantial. We have identified over 900 lanes of traffic within nearly 300 facilities as potential business opportunities in the near term.

Currently, we are focused on the North American market, but plan to expand globally in the future with interest from Europe, Asia and the Middle East.

Patents and Trademarks

The Company holds a number of patents and trademarks for our technology solutions. We protect our intellectual property rights by relying on federal, state, and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with all of our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

Specific Areas of Competition

One of our primary commercial goals is to develop innovative technology solutions and target potential “greenfield” market spaces in order to maximize our business footprint and give us the ability to help define the market parameters for the future.

Other companies that participate in the visual and optical (laser) based railcar inspection systems market include Wabtec (Beena Vision), KLD Labs, WID, IEM, and Camlin Rail. Some Class 1 railroads have stated that they are developing “in-house” solutions. We believe that Duos has a significant competitive advantage in that we have multiple years of deployment experience, have access to millions of images where our RIP has performed scans with AI analysis and have in-house industry expertise to train our systems and make identification of common problems more automated.

Our Automated Logistics Information System (ALIS) also represents an opportunity to expand into a mature market that we believe has a significant technology gap.  While most facilities, such as distribution centers, that process commercial trucks in and out have sophisticated software management applications for logistics control, they have most often not implemented an advanced gatehouse automation solution.  Historically, this category was referred to as “Automated Gate Systems” or AGS.  The purpose of AGS technology is to streamline entry into and exit out of facilities.  The marketplace for this was mostly seaports and intermodal transfer facilities and was relatively expensive technology to deploy.

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Our Growth Strategy

Vision

The Company designs, develops, deploys and operates intelligent technology solutions for inspecting and evaluating moving objects. Its technology application focus is within the rail and intermodal markets which offers imaging-based automatic inspection and analysis for process control for industry with potential expansion into other markets.

Objectives

•	Improve our operational and technical execution, customer satisfaction and implementation speed.
•	Expand Rail Inspection Portal and Automated Logistics Information System with current and future customers in Rail, Logistics and U.S. Government sectors.
•	Offer both CAPEX (one-time sale) and Subscription pricing models that seek to increase recurring revenue and improve profitability.
•	Form strategic partnerships that improve market access and credibility.
•	Improve policy, processes, and toolsets to become a viable platform for internal growth and for mergers and acquisitions.
•	Thoughtfully execute mergers and acquisitions to expand offerings and/or capabilities.
•	Promote a performance-based work force where employees enjoy their work and are incentivized to excel and innovate.

Organic Growth

Our organic growth strategy is to continue our focus and prioritization in the rail, logistics and intermodal market space. In this regard, the Company has made significant changes in the senior management team to include a new Chief Executive Officer, who joined the Company in 2020 and has years of experience successfully leading start-up and turn-around companies. In addition, a key account executive from one of duos’ competitors has joined the executive team during late 2022 as the Senior Vice President of Sales & Marketing to support the continued revenue growth of the business and brings with him over 20 years of sales experience focused in the rail market. In 2021, the Company also hired a new Chief Technology Officer bringing 25 years of experience in designing and delivering on value driven technologies. Our new CTO has already led the team through instrumental changes to its approach to software and artificial intelligence development. The team also saw a change in CFO in late 2022 who brings significant experience in growth for asset-intensive businesses which aligns with the subscription format the Company will expand into.

The new leadership team’s focus is to improve operational and technical execution which will in turn enable the commercial side of the business to expand RIP and ALIS delivery into existing customers. Even though supply chain issues are expected to continue through 2023, the Company’s primary customers have indicated readiness to order more equipment and services based upon the Company’s current performance and the new subscription offerings expands the universe of potential customers.

Additionally, the CEO has directed that the Company make continual engineering and software upgrades to the RIP to meet anticipated Federal Railroad Association (FRA) and Association of American Railroad (AAR) standards.

Manufacturing and Assembly

The Company designs and develops technology solutions using a combination of in-house fabrication, commercial off-the-shelf technology, and outsourced manufacturing. On-site installations are performed using a combination of in-house project managers and engineers and using third-party sub-contractors as needed. Throughout the process of design, develop, deploy and operate, the Company maintains responsibility for all aspects. Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control by our engineers. If not manufactured internally, we use third-party manufacturing partners to produce our hardware related components and hardware products and we most often complete final assembly, testing and quality control processes for these components and products. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply.

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For 2023 and possibly beyond, we expect to face significant challenges with macro-economic impacts, specifically inflation and supply chain disruption. Although these started to be identified in late 2021, we believe they continue to manifest themselves in ways that could challenge our business growth in the future. Specifically, the ability to source key components and certain implementation services will dictate just how quickly the Company can meet desired installation deadlines. In the industries in which we operate, the time from concept to contract can be substantial. Although we are now adapting to these challenges, previous bids that have been submitted could be challenging to execute within the financial framework and execution times originally envisaged. We continue to have dialogue with our customers regarding potential price increases and implementation delays, but we may suffer some economic impacts as a result of this. Revenue recognition could be delayed as a result of these factors and profitability could be impacted due to higher costs for materials and other services. The Company will continue to monitor the situation and update shareholders as the situation unfolds.

Research and Development

The Company’s R&D and software development teams design and develop all systems and software applications with a combination of full-time in-house software engineers and outside contractors. Internal development allows us to maintain technical control over the design and development of our products. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings.

Government Regulations

The Company has worked with various agencies of the federal government for more than 10 years including the Department of Homeland Security (“DHS”). When our solutions have been deployed into these agencies, they meet specific requirements for certification, safety and security that are stipulated in requirements and contract documents. The Company is currently competing for other government-related work and strictly follows the rules and regulations outlined in the Federal Acquisition Regulations.

The Company’s primary customers are all governed by regulations related to the safe and effective transportation of goods and passengers, primarily by rail, but in future scenarios by air, road and sea. While changes in the regulatory environment could impact the Company in future years, we believe any changes will be overall positive for the Company. We continually review potential changes in the regulatory environment and maintain contact with key personnel at certain agencies including the Federal Railroad Administration (FRA), Transportation Safety Agency (TSA) as well as the DHS previously mentioned. We expect to develop similar relationships with governmental agencies in target markets both in the US and internationally. At this time, we believe our offerings are complementary with the current and evolving standards and that we will adapt to any new regulations as they are promulgated.

Employees

We have a current staff of 75 employees of which 67 are full-time, the majority of which work in the Jacksonville area, none of which are subject to a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

Properties

On July 26, 2021, as amended on November 24, 2021, the Company entered into a new operating lease agreement for office and warehouse combination space of 40,000 square feet with the lease commencing on November 1, 2021 and ending May 31, 2032. This additional space allows for resource growth and engineering efforts for operations before deploying to the field. The rent for the first 12 months of the term was calculated as rentable base space on 30,000 square feet. The rent is subject to an annual escalation of 2.5%, beginning December 1, 2022. The Company made a security deposit payment in the amount of $600,000 on July 26, 2021. The Company has applied the FASB issued ASU No. 2016-02 Leases (Topic 842) (“ASU 2016-02”) in the fourth quarter of 2021.

The Company now has a total of office and warehouse space of 40,000 square feet.

Rental expense for the office lease during 2022 and 2021 was $782,591 and $414,085, respectively.

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Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or our Company’s or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Directors, Executive Officers and Corporate Governance

The following is a list of our executive officers and directors. All directors serve one-year terms or until their successors are duly qualified and elected or his earlier resignation, removal or disqualification. The officers of the Company are elected by our Board of Directors.

Name	Age	Position
Charles P. Ferry	57	Chief Executive Officer, Director
Andrew W. Murphy	40	Chief Financial Officer
Kenneth Ehrman(1)	52	Chairman
Frank A. Lonegro (2)	54	Director
Ned Mavrommatis(3)	52	Director
James Craig Nixon (4)	63	Director

———————

(1)	Chairman of our Board of Directors, member of the Compensation Committee and Audit Committee, Chairman of the Corporate Governance and Nominating Committee.
(2)	Mr. Lonegro has not been appointed to any Board committees as of the date of this prospectus.
(3)	Chairman of the Audit Committee, member of the Compensation Committee and Corporate Governance and Nominating Committee.
(4)	Chairman of the Compensation Committee, member of the Audit Committee and the Corporate Governance and Nominating Committee.

Charles P. Ferry, Chief Executive Officer, Director

Mr. Ferry was appointed Chief Executive Officer, effective September 1, 2020. Mr. Ferry was then elected as a member of our Board of Directors on November 19, 2020 by our shareholders. Mr. Ferry combines over three years of experience in the energy industry and seven years in the defense contracting industry following 26 years of active-duty service in the United States Army. Previously, Mr. Ferry had been involved in two companies in the defense industry holding positions including Director, Business Development and Operations, Vice President of Operations, and General Manager. From 2018 through 2020, Mr. Ferry was the Chief Executive Officer for APR Energy, a global fast-track power company. Prior to this, Mr. Ferry was the President and Chief Operating Officer of APR Energy from 2016 to 2018. From 2014 to 2016, Mr. Ferry was the General Manager for ARMA Global Corporation, a wholly owned subsidiary of General Dynamics, a defense contracting company that delivered Information Technology engineering, services, and logistics. Mr. Ferry was the Vice President of ARMA Global Corporation from 2010 to 2014 before being acquired by General Dynamics. From 2009 to 2010, Mr. Ferry was the Director, Business Development and Operations at Lockheed-Martin. His leadership assignments in the U.S. Army include: Director, NORAD-NORTHCOM Current Operations, Infantry Battalion Task Force Commander, Joint Special Operations Task Force Commander, Regimental and Battalion Operations Officer, and Airborne Rifle Company Commander. His military leadership assignments include 48 months of combat in Somalia, Afghanistan and Iraq.

Mr. Ferry has an undergraduate degree from Brigham Young University.

Our Board of Directors believes Mr. Ferry brings significant commercial and operational experience to the Company and has shown demonstrable leadership skills as both a Military officer with a distinguished service record and in leading companies to profitable growth.

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Andrew W. Murphy, Chief Financial Officer

Mr. Murphy has over 16 years of progressive business experience in accounting and finance including nearly five years of public company experience for a London Stock Exchange-based company. He joined Duos Technologies, Inc. in 2020 where he served on the Commercial team to support new project bids while also building out the Finance function. Prior to joining Duos, from 2011 to 2020 Mr. Murphy held progressive senior Finance roles within APR Energy, a global fast-track power and asset management company formerly listed on the London Stock Exchange (LSE). In these roles Mr. Murphy oversaw the pricing & risk management efforts for more than $800 million in new business and asset transactions across the globe. Additionally, he was also responsible for managing the FP&A function as well as supporting M&A activity and the investor relations function during APR Energy’s time on the LSE. Prior to his time with APR, Mr. Murphy served in corporate accounting roles within a Fortune 500 company as well as time working in public accounting with a focus on tax and business services.

Mr. Murphy graduated from Jacksonville University “cum laude” with a business degree in Accounting and later received his Master’s degree in Business Administration with a focus in Finance.

Kenneth Ehrman, Chairman

Mr. Ehrman joined the Board on January 31, 2019. He was elected as Chairman of the Board in November 2020 and is a member of the Audit, and Compensation Committees. As an innovator in intelligent machine to machine (MtoM wireless technology) and industrial applications of the internet of things (IoT), Mr. Ehrman has coauthored more than 40 patents in wireless communications, mobile data, asset tracking, power management cargo and impact sensing as well as rental car management. Mr. Ehrman is the founder of Halo Collar, which invented a technology used for the tracking of canines to replace GPS-based wireless fences. Halo Collar has recorded more than 20,000-unit sales since its inception in July 2020. He also currently serves as an independent consultant to several high-technology companies in supply chain/logistics and transportation. Mr. Ehrman advises technology companies focused on solutions for these industries.

Prior to joining our Board, Mr. Ehrman served as Chief Executive Officer of I.D. Systems, Inc., a company he founded in 1993 as a Stanford University engineering student. During his tenure at I.D. Systems, he pioneered the commercial use of radio frequency identification technology for industrial asset management and took the company public on the Nasdaq in 1999. Under his leadership, I.D. Systems was named one of North America’s fastest growing technology companies by Deloitte in 2005, 2006, and 2012. Mr. Ehrman received multiple awards during his time at I.D. Systems, including Deloitte Entrepreneur of the Year and Ground Support Worldwide Engineer/Innovator Leader.

Mr. Ehrman is also the Chairman of the Corporate Governance and Nominating Committee as well as a member of the Audit and Compensation Committees. The Board believes that Mr. Ehrman’s management experience, engineering expertise and long history and familiarity with industries the Company currently operates in, make him ideally qualified to help lead the Company towards continued growth.

Frank A. Lonegro, Director

Mr. Lonegro was elected to the Board of Directors on July 19, 2023. Since 2020, Mr. Lonegro has been an Executive Vice President and the Chief Financial Officer of Beacon Roofing Supply, Inc., the largest publicly traded distributor of roofing materials and complementary building products in North America. Prior to Beacon, he had a nearly 20-year career with CSX Corporation, a $12 billion Fortune 500 transportation company, where he most recently served as Executive Vice President and Chief Financial Officer from 2015 to 2019. Mr. Lonegro’s career at CSX entailed a unique blend of cross-functional experience, combining financial, operational and functional executive leadership roles. As Chief Financial Officer, he helped lead transformative operational changes yielding substantial productivity savings and markedly improved operating margins which led to significant stockholder value creation. Prior to his role as Chief Financial Officer, Mr. Lonegro delivered strong results in key leadership roles of increasing responsibility across operations, service, information technology and internal audit. Prior to joining CSX, Mr. Lonegro practiced law for seven years, focusing on complex commercial litigation, loan workouts and business transactions. Mr. Lonegro earned a bachelor’s degree from Duke University, a law degree from the University of Florida and an MBA from the University of Florida.

Ned Mavrommatis, Director

Mr. Mavrommatis has served as the Chief Financial Officer of Halo Collar since May 2022. The Halo Collar is the newest smart safety system for dogs. Co-founded by Cesar Millan, this patented system utilizes proprietary technology & dog psychology to provide a wireless smart fence, smart training, GPS tracker and activity tracker combined into one easy-to-use smart collar. Prior to Halo Collar Mr. Mavrommatis served as the Chief Financial Officer of PowerFleet, Inc. (NASDAQ: PWFL) from October 2019 to May 2022 and I.D Systems, Inc. (NASDAQ: IDSY) from August 1999 to October 2019. Mr. Mavrommatis started his career in public accounting.

Mr. Mavrommatis received a Master of Business Administration in finance from New York University’s Leonard Stern School of Business and a Bachelor of Business Administration in accounting from Bernard M. Baruch College, The City University of New York. Mr. Mavrommatis is also a Certified Public Accountant.

53

James Craig Nixon, Director

Mr. Nixon joined our Board of Directors on July 15, 2021 and serves as Chairman of the Compensation Committee and a member of the Corporate Governance and Nominating Committees. Brigadier General Craig Nixon (Ret.) is a combat decorated, special operations soldier. Over a 29-year Army career, Brigadier General Nixon served in a wide range of assignments including seven tours in special operations units including assignments as the Commander, 75th Ranger Regiment and Director of Operations for Joint Special Operations Command (JSOC) and US Special Operations Command. He is a combat decorated soldier whose awards include the Distinguished Service Medal, Silver Star, three Bronze Stars, and the Purple Heart.

After retiring from the Army in 2011, he was an original Partner at McChrystal Group, helped create a highly successful leadership consulting company and led their engagements with a number of technology focused Fortune 500 companies. In 2013 he became the Chief Executive Officer of ACADEMI and over three years through a combination of organic growth and acquisitions built Constellis Group, a global leader in security and training with over 10,000 employees in 30 countries. During his tenure Constellis tripled in revenue to over $1 billion annually and saw a fivefold increase in EBITDA. Mr. Nixon is founder and Chief Executive Officer of Nixon Six Solutions from January 2016 until present, a consulting firm focusing on growth and market entry strategy, leadership, and mergers & acquisitions. He is on a number of government and technology boards and is also a frequent speaker on geopolitics, leadership, and veterans’ challenges.

Brigadier General Nixon is a graduate of Auburn University and has earned master’s degrees from the Command and Staff College and the Air War College. He is a decorated retired General Officer, successful entrepreneur, and passionate supporter of veteran non-profit organizations. He was selected for the Ranger Hall of Fame and Auburn University at Montgomery Top Fifty Alumni in 2017.

Our Board of Directors believes that Mr. Nixon’s extensive military and management experience and familiarity with technology industries make him ideally suited to help lead the Company towards excellence in operations and strategic planning.

Key Employees

Jeff Necciai, Chief Technology Officer, Operating Subsidiary Duos Technologies, Inc.

Mr. Necciai brings over 25 years of experience in designing, developing, and delivering value-driven technology solutions across a wide range of industries to Duos. Prior to joining Duos in January 2021, Jeff served as the Chief Technology Officer of NASCENT Technology, where he cultivated and led high-performing cross-functional product teams to develop and deliver comprehensive gate automation solutions to rail and maritime terminal customers. Jeff was responsible for the solution design and software architecture for many of the company's innovations, including an advanced OCR and imaging solution, proprietary point-to-point VoIP technology, an automated work queue management system, a line of integrated "smart" outdoor IP-based callboxes, and a comprehensive human-assisted security and surveillance platform. In 2001, Jeff co-founded and served as Lead Systems Architect for Solution Dynamics, which developed remote digital video surveillance products for institutional customers. Jeff is listed on several technology-based patents and has contributed articles for publications such as American Shipper, World Cargo News, and the Journal of Commerce. Jeff holds a Bachelor of Science Degree in Business Administration from Clarion University of Pennsylvania.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.

Based solely on our review of certain reports filed with the SEC pursuant to Section 16(a) of the Exchange Act, the reports required to be filed with respect to transactions in our Common Stock during the fiscal year ended December 31, 2022, were filed timely, except for one Form 4 for each of the directors reflecting issuance of director compensation shares were not filed timely.

Code of Ethics

The Company has adopted a Code of Ethics for adherence by its Chief Executive Officer and Chief Financial Officer, to ensure honest and ethical conduct, full, fair and proper disclosure of financial information in the Company’s periodic reports filed pursuant to the Securities Exchange Act of 1934, and compliance with applicable laws, rules, and regulations. Any person may obtain a copy of our Code of Ethics by mailing a request to the Company at 7660 Centurion Parkway, Suite 100, Jacksonville, Florida 33256.

54

Board Composition and Director Independence

Our Board of Directors currently consists of four members: Mr. Kenneth Ehrman, Mr. Charles P. Ferry, Mr. Ned Mavrommatis, and Mr. James Craig Nixon. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Nasdaq Listing Rule 5605(a)(2).

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. Based on such review and its understanding of such relationships and transactions, our board affirmatively determined that Mr. Ehrman, Mr. Mavrommatis and Mr. Nixon are all qualified as independent and none of them have any material relationship with us that might interfere with his exercise of independent judgment.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee and a corporate governance and nominating committee. Each committee has its own charter, which is available on our website at www.duostech.com. Each of the board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Mr. Mavrommatis, Mr. Nixon and Mr. Ehrman, all of whom are independent directors within the meaning of the Nasdaq’s listing rules, are the Chairman of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, respectively. Each of the independent members of our Board of Directors also serves on one or more committees as previously disclosed.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

Our board has determined that Mr. Mavrommatis is currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Mavrommatis serves as the Chairman of the Audit Committee.

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Compensation Committee

The Committee’s compensation-related responsibilities include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;
•	reviewing, approving and recommending to our Board of Directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•	determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by our Chief Executive Officer or our Board of Directors;
•	providing oversight of management’s decisions concerning the performance and compensation of other Company officers, employees, consultants and advisors;
•	reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;
•	reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Mr. Nixon serves as the Chairman of the Compensation Committee.

Corporate Governance and Nominating Committee

The responsibilities of the Corporate Governance and Nominating Committee include:

•	recommending to our Board of Directors nominees for election as directors at any meeting of shareholders and nominees to fill vacancies on the board;
•	considering candidates proposed by shareholders in accordance with the requirements in the Committee charter;
•	overseeing the administration of the Company’s Code of Ethics;
•	reviewing with the entire Board of Directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;
•	the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;
•	recommending to our Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors;
•	overseeing an annual self-evaluation of our Board of Directors and its committees to determine whether it and its committees are functioning effectively; and
•	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

Mr. Erhman serves as Chairman of the Corporate Governance and Nominating Committee.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

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EXECUTIVE COMPENSATION

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the last two fiscal years, which was awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Options ($)		Other Comp. ($)		Total ($)

Charles P. Ferry,	2022	250,000	150,000	(1)	235,144	(2)	—		635,144
Chief Executive Officer (CEO)	2021	250,000	—		—		—		250,000

Andrew W. Murphy,	2022	206,500	60,000	(4)	188,115	(5)	—		454,615
Chief Financial Officer (CFO)(3)	2021	169,497	129		—		—		169,626

Adrian G. Goldfarb,	2022	214,385	50,000	(7)	176,358	(8)	—		440,743
Former Chief Financial Officer(6), Former Director	2021	205,250	—		—		2,500	(9)	207,750

Connie L. Weeks,	2022	167,030	20,000	(11)	94,058	(12)	—		281,088
Former Chief Accounting Officer(10)	2021	150,000	—		—		—		150,000

———————

(1)	Represents $150,000 objectives bonus.
(2)	Option compensation is the fair market value of 100,000 share, five-year options with a strike price of $6.41 and three-year vesting granted to Mr. Ferry as a retention incentive. See table below for valuation methodology.
(3)	Mr. Murphy became Chief Financial Officer effective November 15, 2022.
(4)	Represents $60,000 objectives bonus.
(5)	Option compensation is the fair market value of 80,000 share, five-year options with a strike price of $6.41 and three-year vesting granted to Mr. Murphy as a retention incentive. See table below for valuation methodology.
(6)	Mr. Goldfarb retired as Chief Financial Officer effective November 15, 2022.
(7)	Represents $50,000 objectives bonus.
(8)	Option compensation is the fair market value of 75,000 share, five-year options with a strike price of $6.41 and three-year vesting granted to Mr. Goldfarb as a retention incentive. See table below for valuation methodology.
(9)	Comprised of $2,500 annual car allowance in 2021.
(10)	On December 31, 2022 Ms. Weeks retired from the Company.
(11)	Represents bonus award for long service to the Company.
(12)	Option compensation is the fair market value of 40,000 share, five-year options with a strike price of $6.41 and initial three-year vesting granted to Ms. Weeks as a retention incentive. Ms. Weeks' options become fully vested upon her retirement on December 31, 2022 as an accommodation for long service to the Company. See table below for valuation methodology.

	For the Years Ended December 31,
	2022	2021
Risk free interest rate	0.97%	—
Expected term in years	3.50	—
Dividend yield	—	—
Volatility of common stock	72%	—
Estimated annual forfeitures	—	—

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Outstanding Equity Awards at December 31, 2022

Name	Number of shares underlying unexercised options exercisable	Equity Incentive Plan Awards; Number of shares underlying unexercised unearned options	Option exercise price	Option Expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested $
Charles P. Ferry	—	100,000	$6.41	12/31/2026	—	—	100,000	$0
Charles P. Ferry	100,000	—	$4.18	08/31/2025	—	—	—	—
Andrew W. Murphy	—	80,000	$6.41	12/31/2026	—	—	80,000	$0
Andrew W. Murphy	13,333	6,667	$4.35	11/22/2025	—	—	6,667	$0
Adrian G. Goldfarb	—	75,000	$6.41	12/31/2026	—	—	75,000	$0
Adrian G. Goldfarb	18,929	—	$6.00	03/31/2025	—	—	—	—
Adrian G. Goldfarb	18,929	—	$4.74	03/31/2025	—	—	—	—
Connie L. Weeks	40,000	—	$6.41	12/31/2026	—	—	—	—
Connie L. Weeks	18,929	—	$6.00	03/31/2025	—	—	—	—
Connie L. Weeks	18,929	—	$4.74	03/31/2025	—	—	—	—

Employment Agreements

Charles P. Ferry

On September 1, 2020, the Company entered into an employment agreement (the “Ferry Employment Agreement”) with Charles P. Ferry pursuant to which Mr. Ferry serves as Chief Executive Officer of the Company. The Ferry Employment Agreement is for a term of one year (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or Mr. Ferry gives at least 60 days written notice of non-renewal prior to the expiration of the Initial Term or an Additional Term. During 2021 and 2022 Mr. Ferry received a base salary at an annual rate of $250,000. Mr. Ferry also received a bonus in the amount of $150,000 during 2022 for achievement of certain objectives in 2022 in accordance with criteria determined by our Board of Directors and based on the review and recommendation of the Compensation Committee. Mr. Ferry continues to be eligible for an annual bonus in an amount up to $150,000 in accordance with criteria, including but not limited to, revenue targets, profitability and other key performance indicators. Additionally, Mr. Ferry initially received 100,000 non-qualified stock options that are exercisable into 100,000 shares of our common stock at an exercise price of $4.18, of which 100% were vested as of September 1, 2022. He received a further grant in January 2022 in the amount of 100,000 non-qualified options with a term of five years and a strike price of $6.41. The options have a three-year vesting period. The Ferry Employment Agreement can be terminated with or without cause at any time during the Initial Term or during an Additional Term. As a full-time employee of the Company, Mr. Ferry is eligible to participate in all of the Company’s benefit programs.

Potential Payments upon Change of Control or Termination following a Change of Control and Severance

The Ferry Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to up to six months of base salary then in effect. Generally, we do not provide any severance specifically upon a change in control, nor do we provide for accelerated vesting upon a change in control.

Adrian G. Goldfarb

On April 1, 2018, the Company entered into an employment agreement (the “Goldfarb Employment Agreement”) with Adrian G. Goldfarb, pursuant to which Mr. Goldfarb served as Chief Financial Officer of the Company through November 15, 2022 and subsequently, assumed a new role as Strategic Advisor to the CEO. During 2021, Mr. Goldfarb was paid an annual salary of $207,750 and an annual car allowance of $2,500 which has subsequently been cancelled. In 2022, Mr. Goldfarb’s annual salary was increased to $220,000 and he was paid a bonus of $50,000. The Goldfarb Employment Agreement had an initial term through March 31, 2019, subject to renewal for successive one-year terms unless either party gives the other notice of that party’s election to not renew at least 60 days prior to the expiration of the then-current term. The Goldfarb Employment Agreement remains in effect through March 31, 2024 as neither part has terminated the agreement. The Goldfarb Employment Agreement was approved by the Compensation Committee and it is anticipated that Mr. Goldfarb’s compensation terms will be revisited in the future by the Compensation Committee.

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Potential Payments upon Change of Control or Termination following a Change of Control and Severance

The Goldfarb Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect. Generally, we do not provide any severance specifically upon a change in control, nor do we provide for accelerated vesting upon change in control.

Connie L. Weeks

On April 1, 2018, the Company entered into an employment agreement (the “Weeks Employment Agreement”) with Connie L. Weeks, pursuant to which Ms. Weeks served as Chief Accounting Officer of the Company. During 2022, Ms. Weeks was paid an annual salary of $152,260 as well as a $20,000 performance bonus and $14,770 in compensations for unused paid time off. The Weeks Employment Agreement had an initial term that extended through March 31, 2019, subject to renewal for successive one-year terms unless either party gives notice of that party’s election to not renew to the other party at least 60 days prior to the expiration of the then-current term. Ms. Weeks gave notice to the Company that she would be retiring effective December 31, 2022. As a consequence, the Weeks Employment Agreement terminated effective December 31, 2022. The Weeks Employment Agreement was approved by the Compensation Committee.

Potential Payments upon Change of Control or Termination following a Change of Control and Severance

The Weeks Employment Agreement contained certain provisions for early termination, which may have resulted in a severance payment equal to two years of base salary then in effect. This provision is no longer in effect and Ms. Weeks will not receive any further compensation following her retirement.

Director Compensation

Starting in 2021, the Compensation Committee determined that directors will receive $40,000 for serving as a member of a committee and $10,000 for serving as Chairman of a committee. The $10,000 fee is also inclusive of any services rendered as a member of one or more committees. The board compensation will be paid 40% in cash and 60% in shares of restricted common stock or options to purchase shares of our common stock, as elected by the board member. Each board member may further elect to receive up to 100% of compensation in restricted stock.

The following table summarizes data concerning the compensation of our non-employee directors for the year ended December 31, 2022.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kenneth Ehrman (1)	0	50,000	0	0	0	0	50,000
Edmond L. Harris (2)	18,333	27,500	0	0	0	0	45,833
Ned Mavrommatis (3)	20,000	30,000	0	0	0	0	50,000
James Craig Nixon (4)	0	50,000	0	0	0	0	50,000

———————

(1)	Kenneth Ehrman was appointed to the board in January 2019. Through November 19, 2020, he served as Chairman of the Compensation Committee and as of that date he was named Chairman of our Board of Directors. He serves as a member of the Audit Committee and the Compensation Committee and is Chairman of the Corporate Governance and Nominating Committee. Mr. Ehrman elected to receive all of his compensation in stock.
(2)	Edmond L. Harris was appointed to the board on November 19, 2020. Since his appointment, he served as Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Harris resigned from the Board of Directors effective November 28, 2022.
(3)	Ned Mavrommatis was appointed to the board on August 13, 2019. Through November 19, 2020, he served as Co-Chairman of the Audit Committee and since then he has been the sole Chairman of the Audit Committee and he is a member of the Compensation and Corporate Governance and Nominating Committees.
(4)	James Craig Nixon was appointed to the board on July 15, 2021. Since his appointment, he has served as Chairman of the Compensation Committee and he is a member of the Audit and Corporate Governance and Nominating Committees.
(5)	Reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. In determining the grant date fair value of stock awards, the Company used the closing price of the Company’s common stock on the grant date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of July 14, 2023, our authorized capitalization was 500,000,000 shares of common stock $0.001 par value per share, 500,000 shares of Series A Redeemable Convertible Preferred Stock, 15,000 shares of Series B Convertible Preferred Stock (“Preferred B”), 5,000 shares of Series C Convertible Preferred Stock (“Preferred C”), 4,000 shares of Series D Convertible Preferred Stock (“Preferred D”), and 30,000 shares of Series E Convertible Preferred Stock (“Preferred E”). As of the same date, there were 0 shares of Preferred A, 0 shares of Preferred B, 0 shares of Preferred C, 1,299 shares of Preferred D, and 4,000 shares of Preferred E outstanding, respectively, and 7,240,545 shares of our common stock issued. Additionally, our common stock entitles its holder to one vote on each matter submitted to the stockholders. The 21 April Entities purchased 5,000 shares of Series F Preferred Stock on August 2, 2023, which are not included in the table below. These shares are convertible into 806,452 shares of Common Stock.

The following table sets forth, as of July 14, 2023, the number of shares of our common stock beneficially owned by (i) each person who is known by us to own of record or beneficially five percent or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned. The address of our directors and executive officers is c/o Duos Technologies Group, Inc., at 7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256.

Mr. Lonegro was elected to the Board of Directors on July 19, 2023. He does not beneficially own any securities of the Company.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% Beneficial Shareholders
Bleichroeder LP 1345 Avenue of the Americas, 47th Floor New York, NY 10105 (1)	2,994,140	33.45%
Pessin Family Holdings 500 Fifth Avenue, Suite 2240 New York, NY 10110 (2)	1,459,945	20.16%
Bard Associates, Inc. 135 South LaSalle Street, Ste 3700 Chicago, Illinois 60603(3)	475,853	6.57%
Laurence W. Lytton 467 Central Park West New York, New York 10025(4)	734,025	10.00%
Directors and Named Executive Officers
Charles P. Ferry(5)	106,000	1.46%
Andrew W. Murphy(6)	42,288	*
Kenneth Ehrman(7)	64,851	*
Ned Mavrommatis(8)	36,734	*
James C. Nixon	26,451	*
Executive Officers and Directors as a Group (5 persons)	276,323	3.76%

———————

*Denotes less than 1%

(1)	Based on Amendment No. 6 to Schedule 13G/A filed by Bleichroeder LP (“Bleichroeder”) with the SEC on February 14, 2023 (the “Bleichroeder 13G/A”). According to the Bleichroeder 13G/A, Bleichroeder is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and as of February 14, 2023 was deemed to be the beneficial owner of 1,283,162 shares of our Common Stock (21 April Fund, Ltd. held 929,522 shares and 21 April Fund, LP held 353,640 shares) as a result of acting as investment advisor to various clients. The number of shares beneficially owned by Bleichroeder does not include warrants to purchase shares of our Common Stock held of record by 21 April Fund, Ltd. in the amount of 32,724 or warrants to purchase shares of our Common Stock held of record by 21 April Fund LP (together with 21 April Fund, Ltd., the “21 April Entities”) in the amount of 11,920 due to a 9.99% beneficial ownership limitation included in such warrants. Bleichroeder acts as an investment advisor to the 21 April Entities. The 21 April Entities also purchased 999 shares of Series D Preferred Stock on September 30, 2022, which is convertible into 333,000 shares of Common Stock (21 April Ltd. holds the equivalent of 237,000 shares and 21 April LP holds the equivalent of 96,000 shares). The 21 April Entities also purchased 4,000 shares of Series E Preferred Stock on March 27, 2023, which is convertible into 1,333,334 shares of Common Stock (21 April Ltd. holds 933,334 common equivalent shares and 21 April LP holds 400,000 common equivalent shares).

61

(2)	Based on Amendment No. 5 to Schedule 13D/A filed by Norman H. Pessin, Sandra F. Pessin and Brian L. Pessin with the SEC on October 7, 2022 (the “Pessin 13D/A”) disclosing that Norman H. Pessin owns 57,972 shares of our Common Stock, Sandra F. Pessin beneficially owns 1,221,062 shares of our Common Stock and Brian L. Pessin beneficially owns 180,911 shares of our Common Stock.
(3)	Based on Schedule 13G filed by Bard Associates, Inc. (“Bard”) with the SEC on February 6, 2023, disclosing that Bard has sole voting and dispositive power as to 10,000 shares of Common Stock and shared dispositive power as to 465,853 shares of Common Stock.
(4)	Based on Amendment No. 3 to Schedule 13G/A filed by Mr. Lytton with the SEC on February 13, 2023. Mr. Lytton also purchased 300 shares of Series D Preferred Stock on October 29, 2022, which, subject to receipt of the Stockholder Approval pursuant to Proposal No. 2, is convertible into 100,000 shares of Common Stock.
(5)	Includes 100,000 shares of our Common Stock underlying the vested and exercisable portion of options to purchase our Common Stock at an exercise price of $4.18 per share. 100,000 shares of our Common Stock underlying the unvested and currently non-exercisable portion of options to purchase our Common Stock at an exercise price of $6.41 per share were excluded. The 6,000 shares of Common Stock beneficially owned by Mr. Ferry are held in a joint account with his spouse.
(6)	Includes (i) options to purchase 13,333 shares of our Common Stock at $4.35 per share, all of which are fully vested and exercisable; (ii) options to purchase 26,667 shares of our Common Stock at $6.41 per share, all of which are fully vested and exercisable; and (iii) 2,288 shares of our Common Stock.
(7)	Includes (i) options to purchase 8,572 shares of our Common Stock at $4.74 per share, all of which are fully vested and currently exercisable, and (ii) options to purchase 8,572 shares of our Common Stock at $6.00 per share, all of which are fully vested and currently exercisable.
(8)	Includes (i) options to purchase 8,572 shares of our Common Stock at $4.74 per share, all of which are fully vested and currently exercisable, and (ii) options to purchase 8,572 shares of our Common Stock at $6.00 per share, all of which are fully vested and currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 1, 2012, the Company entered into an independent contractor master services agreement (the “Services Agreement”) with Luceon, LLC, a Florida limited liability company, owned by our former Chief Technology Officer, David Ponevac. The Services Agreement provided that Luceon would provide support services including management, coordination or software development services and related services to duos. In January 2019, additional services were contracted with Luceon for TrueVue360™ primarily for software development through the provision of 7 additional full-time contractors located in Slovakia at a cost of $16,250 for January initially, rising to $25,583 after fully staffed, per month starting February 2019. This was in addition to the existing contract of $7,480 per month for duos for 4 full-time contractors which increased to $8,231 per month in June of 2019. During 2020 efforts in reducing cost, Luceon reduced its staff for the TrueVue360 software development team from a staff of 7 to 3 full-time employees at a cost of $11,666 per month starting June 1, 2020. As of January 1, 2021, the Company ceased recording activities in TrueVue360 nor its combined billings for a total of $20,986 per month. For the years ended December 31, 2022 and 2021, the total amount expensed was $0 and $93,422, respectively. The Company had no open accounts payable with Luceon at December 31, 2022 or 2021. On May 14, 2021, the Company formally ended its relationship with Luceon in concert with the resignation of our Chief Technology Officer and as such there is no longer a related party relationship.

Policy on Future Related Party Transactions

The Company requires that any related party transactions must be approved by a majority of the Company’s independent directors and also be approved by the Company’s Corporate Governance and Nominating Committee.

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DESCRIPTION OF CAPITAL STOCK

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Florida Business Corporation Act relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Florida law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Market Information

Our common stock is quoted on the Nasdaq Capital Markets (“Nasdaq”) under the trading symbol “DUOT”.

Authorized Capital

The Company is authorized to issue an aggregate number of 510,000,000 shares of capital stock, of which 10,000,000 shares are blank check preferred stock, $0.001 par value per share, and 500,000,000 shares are common stock, $0.001 par value per share.

Preferred Stock

The Company has 10,000,000 authorized shares of preferred stock par value $0.001 per share, which have five series. As of July 5, 2023, the Series A Preferred Stock has 0 shares issued and outstanding, the Series B Preferred Stock has 0 shares issued and outstanding, the Series C Preferred Stock has 0 shares issued and outstanding, the Series D Preferred Stock has 1,299 shares issued and outstanding, and the Series E Preferred Stock has 4,000 shares issued and outstanding.

On August 2, 2023, the Company issued 5,000 shares of Series F Convertible Preferred Stock. See “Prospectus Summary-Recent Developments”.

Our Board has the authority, within the limitations and restrictions in our certificate of incorporation, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any shares of preferred stock issued may rank senior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Series A Convertible Preferred Stock

Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock.

There are 0 shares of Series A Convertible Preferred Stock outstanding.

Series B Convertible Preferred Stock

Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock.

Each share of the Series B Preferred Stock is convertible into 143 shares of common stock. Holders of Series B Preferred Stock shall vote together with the holders of common stock on an as-converted basis (subject to the applicable beneficial ownership limitation) on all matters on which holders of the common stock are entitled to vote.

There are 0 shares of Series B Preferred Stock outstanding.

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Series C Preferred Stock

Our board of directors has designated 5,000 of the 10,000,000 authorized shares of preferred stock as Series C Convertible Preferred Stock.

Each share of the Series C Preferred Stock is convertible into 182 shares of common stock. Holders of Series C Preferred Stock shall have 172 votes (subject to the applicable beneficial ownership limitation) for each share of Series C Preferred Stock and shall vote together with the holders of common stock on all matters on which holders of the common stock are entitled to vote.

There are 0 shares of Series C Preferred Stock outstanding.

Series D Preferred Stock

Each share of Series D Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $3.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series D Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series D Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 19.99%) of the shares of our common stock then outstanding after giving effect to such exercise. Holders of Series D Convertible Preferred will vote on all matters on which the holders of common stock are entitled to vote and will have 333 votes per share, subject to beneficial ownership limitations.

As of June 30, 2023, there are 1,299 shares of Series D Convertible Preferred Stock issued and outstanding.

Series E Convertible Preferred Stock

Our board of directors has designated 30,000 of the 10,000,000 authorized shares of preferred stock as Series E Convertible Preferred Stock.

Each share of Series E Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $3.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series E Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series E Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 19.99%) of the shares of our common stock then outstanding after giving effect to such exercise. Holders of Series E Convertible Preferred will vote on all matters on which the holders of common stock are entitled to vote and will have 333 votes per share, subject to beneficial ownership limitations.

As of June 30, 2023, there are 4,000 shares of Series E Convertible Preferred Stock issued and outstanding.

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Options and Warrants

As of June 30, 2023, there are 1,217,775 outstanding options to purchase shares of our common stock. The weighted average exercise price of these options is $5.37, the average term when issued was five years and the average term remaining is three years.

As of June 30, 2023, there are warrants outstanding to purchase 80,091 shares of our common stock of which none are subject to full ratchet price protection on the exercise price. The warrants are exercisable for a term of five years with a weighted average remaining term of one year and a weighted average exercise price of $8.53.

Dividends

To date, we have not paid any dividends on our common stock and do not anticipate paying any such dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our board of directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust, 1 State Street, 30th Floor, New York, NY 10004-1561.

Florida Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Florida law and our Charter and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our Company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Florida Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation, under certain circumstances, may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder).

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 15% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares  acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2022 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The validity of the Common Stock offered by this prospectus will be passed upon for us by Shutts & Bowen LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;
•	Our Current Reports on Form 8-K, filed with the SEC on January 3, 2023, March 29, 2023, May 19, 2023, June 28, 2023, July 20, 2023, and August 3, 2023; and
•	The description of our Common Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, and any amendment or report filed with the SEC for the purpose of updating the description.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement as well as on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Secretary, Duos Technologies Group, Inc., 7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256, telephone number (904) 652-6616. We maintain a website at http://www.duostechnologies.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

66

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Unaudited Consolidated Financial Statements

F-1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Duos Technologies Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Duos Technologies Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Percentage of Completion Revenue Recognition & Related Contract Assets and Contract Liabilities

As described in footnote 1, “Revenue Recognition – Technology Systems” and footnote 8, “Revenues and Contract Accounting” to the consolidated financial statements, the Company recognizes revenue over time using a cost-based input methodology in which significant judgement is required to estimated costs to complete projects. These estimated costs are then used to determine the progress towards contract completion and the corresponding amount of revenue to recognize. In addition, contract assets on uncompleted contracts represent cumulative revenues in excess of billings on uncompleted contracts accounted for under the percentage of completion contract method. Contract liabilities on uncompleted contracts represent billings that exceed cumulative revenues recognized on uncompleted contracts accounted for under the percentage of completion contract method.

We identified this percentage of completion revenue recognition as a critical audit matter. Auditing management’s estimates and judgments regarding forecasts of total estimated costs to complete projects is especially challenging and complex.

The primary procedures we performed to address this critical audit matter included (a) evaluated the reasonableness of management’s cost estimates to complete projects by comparing them to historical information, year-to-date current information, information available on projects subsequent to year end, and other supporting information, (b) performed ratio analysis and gross margin comparisons when applicable on a sample of technology systems revenues (c) agreed cost details to supporting documents, (d) confirmed billings with customers and/or traced cash receipts to bank statements, (e) recomputed the revenue earned and recognized, and (f) recomputed the contract asset or liability

Analysis of Liquidity and Going Concern

As summarized in Footnote 2 “Liquidity” to the consolidated financial statements, the Company has a history of net losses and net cash used in operating activities and believes such conditions will continue for a period of time into the future. These are considered adverse conditions or events that lead management to consider whether there is substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time or whether such concerns are alleviated with management’s plans.

We identified the going concern risk analysis as a critical audit matter. Auditing management’s going concern analysis including their process to develop the analysis and the projections of future cash flows, operating trends, and assessments of internal and external matters that may affect the Company’s future operations and cash flows involved a high degree of subjectivity. Additionally, auditing management’s plans to address the going concern risk involved highly subjective auditor judgment.

The primary procedures we performed to address this critical audit matter included (a) Assessed the reasonableness of management’s process for developing their assessment of whether a going concern risk exists, (b) Assessed the reasonableness of assumptions management used in their future cash flow projections including comparison to prior year results, consideration of positive and negative evidence impacting management’s forecasts, and consideration of the Company’s financing arrangements in place as of the report date, (c) Developed our own independent calculation of expected source and use of funds, and cash flows and needs of the Company over the one year period from the date of issuance of the consolidated financial statements, (d) Confirmed cash balances as of December 31, 2022 with the banks and tested management’s bank reconciliations and inspected the bank balances in March 2023 after the $4,000,000 capital raise, (e) Identified management’s plans for dealing with the adverse conditions and events discussed above and assessed the reasonableness of the assumptions of such plans, (f) Assessed whether it is probable that management’s plans, when implemented, will mitigate the adverse effects of the conditions and events discussed above, (g) Concluded whether substantial doubt exists as to whether the Company can continue as a going concern for a period of one year after the consolidated financial statements are issued and (h) considered the effect of such conclusion on the consolidated financial statement disclosures.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2013

Boca Raton, Florida

March 31, 2023

F-3

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021

ASSETS
CURRENT ASSETS:
Cash	$1,121,092	$893,720
Accounts receivable, net	3,418,263	1,738,543
Contract assets	425,722	3,449
Inventory	1,428,360	298,338
Prepaid expenses and other current assets	441,320	354,613

Total Current Assets	6,834,757	3,288,663

Property and equipment, net	629,490	603,253
Operating lease right of use asset	4,689,931	4,925,765
Security deposit	600,000	600,000
Software development costs, net	265,208	—
Patents and trademarks, net	69,733	66,482

TOTAL ASSETS	$13,089,119	$9,484,163

See accompanying notes to the consolidated financial statements.

F-4

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2022	2021
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,290,390	$1,044,500
Notes payable - financing agreements	74,575	52,503
Accrued expenses	453,023	618,093
Equipment financing agreements-current portion	22,851	80,335
Operating lease obligation-current portion	696,869	315,302
Contract liabilities	957,997	1,829,311

Total Current Liabilities	4,495,705	3,940,044

Equipment financing agreement, less current portion	—	22,851
Operating lease obligation, less current portion	4,542,943	4,739,783

Total Liabilities	9,038,648	8,702,678

Commitments and Contingencies (Note 10)	—	—

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,476,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2022 and 2021, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 851 issued and outstanding at December 31, 2022 and 2021, respectively, convertible into common stock at $7 per share	—	1
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 2,500 issued and outstanding at December 31, 2022 and 2021, respectively, convertible into common stock at $5.50 per share	—	2
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 0 issued and outstanding at December 31, 2022 and 2021, respectively, convertible into common stock at $3 per share	1	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,156,876 and 4,111,047 shares issued, 7,155,552 and 4,109,723 shares outstanding at December 31, 2022 and 2021, respectively	7,156	4,111
Additional paid-in-capital	56,562,600	46,431,874
Accumulated deficit	(52,361,834)	(45,497,051)
Sub-total	4,207,923	938,937
Less: Treasury stock (1,324 shares of common stock at December 31, 2022 and 2021)	(157,452)	(157,452)
Total Stockholders' Equity	4,050,471	781,485

Total Liabilities and Stockholders' Equity	$13,089,119	$9,484,163

See accompanying notes to the consolidated financial statements.

F-5

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2022	2021
REVENUES:
Technology systems	$11,190,292	$5,871,666
Services and consulting	3,822,074	2,388,251

Total Revenues	15,012,366	8,259,917

COST OF REVENUES:
Technology systems	8,376,649	4,728,197
Services and consulting	1,887,614	1,492,176

Total Cost of Revenues	10,264,263	6,220,373

GROSS MARGIN	4,748,103	2,039,544

OPERATING EXPENSES:
Sales & marketing	1,337,186	1,233,851
Research & development	1,651,064	2,515,630
General & administration	8,625,002	5,747,014

Total Operating Expenses	11,613,252	9,496,495

LOSS FROM OPERATIONS	(6,865,149)	(7,456,951)

OTHER INCOME (EXPENSES):
Interest expense	(9,191)	(20,268)
Other income, net	9,557	1,468,318

Total Other Income	366	1,448,050

NET LOSS	$(6,864,783)	$(6,008,901)

Net Loss Per Share - Basic	$(1.11)	$(1.63)
Net Loss Per Share - Diluted	$(1.11)	$(1.63)

Weighted Average Shares - Basic	6,175,193	3,694,293
Weighted Average Shares - Diluted	6,175,193	3,694,293

See accompanying notes to the consolidated financial statements.

F-6

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

DECEMBER 31, 2022 AND 2021

	Preferred Stock B		Preferred Stock C		Preferred Stock D		Common Stock		Additional
	# of		# of		# of		# of		Paid-in-	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	Total

Balance December 31, 2021	851	$1	2,500	$2	—	$—	4,111,047	$4,111	$46,431,874	$(45,497,051)	$(157,452)	$781,485
Series C preferred stock converted to common stock	—	—	(2,500)	(2)	—	—	454,546	455	(453)	—	—	—
Series B preferred stock converted to common stock	(851)	(1)	—	—	—	—	121,572	122	(121)	—	—	—
Series D preferred stock issued for cash	—	—	—	—	1,299	1	—	—	1,298,999	—	—	1,299,000
Stock options compensation	—	—	—	—	—	—	—	—	819,191	—	—	819,191
Common stock issued for cash	—	—	—	—	—	—	2,425,752	2,425	8,798,579	—	—	8,801,004
Stock issuance cost	—	—	—	—	—	—	—	—	(942,926)	—	—	(942,926)
Stock issued for services	—	—	—	—	—	—	43,959	43	157,457	—	—	157,500
Net loss for the year ended December 31, 2022	—	—	—	—	—	—	—	—	—	(6,864,783)	—	(6,864,783)
Balance December 31, 2022	—	$—	—	$—	1,299	$1	7,156,876	$7,156	$56,562,600	$(52,361,834)	$(157,452)	$4,050,471

Balance December 31, 2020	1,705	$2	—	—	—	—	3,535,339	$3,536	$41,525,872	$(39,488,150)	$(157,452)	$1,883,808
Stock options granted to employees	—	—	—	—	—	—	—	—	262,411	—	—	262,411
Series C Preferred stock issued for cash	—	—	4,500	4	—	—	—	—	4,499,996	—	—	4,500,000
Series B preferred converted to common stock	(854)	(1)	—	—	—	—	122,000	122	(121)	—	—	—
Series C preferred converted to common stock	—	—	(2,000)	(2)	—	—	363,636	364	(362)	—	—	—
Common stock issued for cashless warrants exercised	—	—	—	—	—	—	50,588	50	(50)	—	—	—
Common stock issued for services	—	—	—	—	—	—	24,541	24	144,143	—	—	144,167
Common stock issued for cashless employee stock options exercised	—	—	—	—	—	—	14,576	15	(15)	—	—	—
Rounding-split in 2020	—	—	—	—	—	—	367	0	(0)	—	—	0
Net loss for the year ended December 21, 2021	—	—	—	—	—	—	—	—	—	(6,008,901)	—	—
Balance December 31, 2021	851	$1	2,500	$2	—	$—	4,111,047	$4,111	$46,431,874	$(45,497,051)	$(157,452)	$781,485

See accompanying notes to the consolidated financial statements.

F-7

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2022	2021

Cash from operating activities:
Net loss	$(6,864,783)	$(6,008,901)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	—	76,046
Depreciation and amortization	350,192	275,346
Loss on disposal of assets	—	14,454
Stock based compensation	819,191	262,411
Stock issued for services	157,500	144,167
PPP loan forgiveness including accrued interest	—	(1,421,577)
Amortization of operating lease right of use asset	235,834	250,482
Changes in assets and liabilities:
Accounts receivable	(1,679,720)	(611,023)
Contract assets	(422,273)	99,009
Inventory	(1,130,022)	(185,915)
Prepaid expenses and other current assets	266,539	423,905
Security deposit	—	(600,000)
Accounts payable	1,245,890	445,184
Accounts payable-related party	—	(7,700)
Payroll taxes payable	—	(3,146)
Accrued expenses	(165,069)	(408,692)
Operating lease obligation	184,728	(127,816)
Contract liabilities	(871,314)	804,388
Net cash used in operating activities	(7,873,307)	(6,579,378)

Cash flows from investing activities:
Purchase of patents/trademarks	(18,190)	(7,435)
Purchase of software development	(281,783)	—
Purchase of fixed assets	(344,915)	(545,505)
Net cash used in investing activities	(644,888)	(552,940)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(331,175)	(353,444)
Repayment of finance lease	(80,335)	(89,618)
Proceeds from common stock issued	8,801,003	—
Issuance cost	(942,926)	—
Proceeds from preferred stock issued	1,299,000	4,500,000
Net cash provided by financing activities	8,745,567	4,056,938

Net increase (decrease) in cash	227,372	(3,075,380)
Cash, beginning of year	893,720	3,969,100
Cash, end of year	$1,121,092	$893,720

Supplemental Disclosure of Cash Flow Information:
Interest paid	$9,292	$30,817
Taxes paid	$1,264	$—

Supplemental Non-Cash Investing and Financing Activities:
Lease right of use asset and liability	$—	$4,980,104
Notes issued for financing of insurance premiums	$353,244	$363,005

See accompanying notes to the consolidated financial statements.

F-8

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (the “Company”), through its operating subsidiaries, Duos Technologies, Inc. (“Duos”) and TrueVue360, Inc. (“TrueVue360”) (collectively the “Company”), develops and deploys vision based analytical technology solutions that will help to transform precision railroading, logistics and inter-modal transportation operations. Additionally, these unique patented solutions can be employed into many other industries.

The Company has developed the Railcar Inspection Portal (RIP) that provides both freight and transit railroad customers and select government agencies the ability to conduct fully automated inspections of trains while they are in transit. The system, which incorporates a variety of sophisticated optical technologies, illumination and other sensors, scans each passing railcar to create an extremely high-resolution image set from a variety of angles including the undercarriage. These images are then processed through various methods of artificial intelligence (“AI”) algorithms to identify specific defects and/or areas of interest on each railcar. This is all accomplished within minutes of a railcar passing through our portal. This solution has the potential to transform the railroad industry by increasing safety, improving efficiency and reducing costs. The Company has successfully deployed this system with several Class 1 railroad customers and anticipates an increased demand in the future. Government agencies can conduct digital inspections combined with the incorporated AI to improve rail traffic flow across borders which also directly benefits the Class 1 railroads through increasing their velocity.

The Company has also developed the Automated Logistics Information System (ALIS) which automates and reduces/removes personnel from gatehouses where trucks enter and exit large logistics and intermodal facilities. This solution also incorporates sensors and data points as necessary for each operation and directly interconnects with backend logistics databases and processes to streamline operations and significantly improve operations and security and importantly dramatically improves the vehicle throughput on each lane on which the technology is deployed.

The Company has built a portfolio of IP and patented solutions that creates “actionable intelligence” using two core native platforms called Centraco® and Praesidium™. All solutions provided include a variant of both applications. Centraco is designed primarily as the user interface to all our systems as well as the backend connection to third-party applications and databases through both Application Programming Interfaces (APIs) and Software Development Kits (SDKs). This interface is browser based and hosted within each one of our systems and solutions. It is typically also customized for each unique customer and application. Praesidium typically resides as middleware in our systems and manages the various image capture devices and some sensors for input into the Centraco software.

The Company also developed a proprietary Artificial Intelligence (AI) software platform, Truevue360™ with the objective of focusing the Company’s advanced intelligent technologies in the areas of AI, deep machine learning and advanced multi-layered algorithms to further support our solutions.

Through September 30, 2021, the Company also provided professional and consulting services for large data centers and had developed a system for the automation of asset information marketed as DcVue™. The Company had deployed its DcVue software at one beta site. This software was used by Duos’ consulting auditing teams. DcVue was based upon the Company’s OSPI patent which was awarded in 2010. The Company offered DcVue available for license to our customers as a licensed software product. The Company ceased offering this product in 2021.

The Company’s strategy is to deliver operational and technical excellence to our customers, expand our RIP and ALIS solutions into current and new customers focused in the Rail, Logistics and U.S. Government Sectors, offer both one-time equipment sales and capital lease pricing models, and longer-term offer subscription pricing, to customers that increases recurring revenue, grows backlog and improves profitability, responsibly grow the business both organically and through selective acquisitions, and promote a performance-based work force where employees enjoy their work and are incentivized to excel and remain with the Company.

F-9

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Reclassifications

The Company reclassified $850,999 of Series B Convertible Preferred Stock and $2,499,998 of Series C Convertible Preferred Stock as previously presented on the December 31, 2021 Consolidated Balance Sheet to additional paid-in capital to conform to the presentation at December 31, 2022 of new Series D Preferred Stock at par value rather than at stated value. There was no net effect on the total shareholders’ equity of such reclassification.

The Company reclassified certain operating expenses for the year ended December 31, 2021 to conform to 2022 classification. There was no net effect on the total expenses of such reclassification.

The following table reflects the reclassification adjustment effect for the year ended December 31, 2021:

	Before Reclassification		After Reclassification
	For the Year Ended		For the Year Ended
	December 31,		December 31,
	2021		2021
REVENUES:		REVENUES:
Technology systems	$5,871,666	Technology systems	$5,871,666
Technical support	2,388,251	Services and consulting	2,388,251

Total Revenue	8,259,917	Total Revenue	8,259,917

COST OF REVENUES:		COST OF REVENUES:
Technology systems	7,151,276	Technology systems	4,728,197
Technical support	1,369,985	Services and consulting	1,492,176
Overhead	2,297,826	—	—

Total Cost of Revenues	10,819,087	Total Cost of Revenues	6,220,373

GROSS MARGIN	(2,559,170)	GROSS MARGIN	2,039,544

OPERATING EXPENSES:		OPERATING EXPENSES:
Sales and marketing	1,233,851	Sales and marketing	1,233,851
Research and development	251,563	Research and development	2,515,630
General and administration	3,412,367	General and administration	5,747,014
Total Operating Expenses	4,897,781	Total Operating Expenses	9,496,495

LOSS FROM OPERATIONS	$(7,456,951)	LOSS FROM OPERATIONS	$(7,456,951)

 Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue360, Inc. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of inventory, estimates of the valuation of right of use assets and corresponding lease liabilities, valuation of warrants and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

F-10

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. As of December 31, 2022, the Company had balances in a financial institution which combined exceeded federally insured limits by approximately $688,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s consolidated financial condition, results of operation and cash flows.

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2022, four customers accounted for 42%,18%, 14% and 14% of revenues. For the year ended December 31, 2021, a single customer accounted for 83% of revenues. In all cases, there are no minimum contract values stated. Each contract covers an agreement to deliver a rail inspection portal which, once accepted, must be paid in full, with 30% or more being due and payable prior to delivery. The balances of the contracts are for service and maintenance which is paid annually in advance with revenues recorded ratably over the contract period.

At December 31, 2022, four customers accounted for 34%, 31%, 19% and 10% of accounts receivable. At December 31, 2021, two customers accounted for 81% and 10% of accounts receivable. Much of the credit risk is mitigated since all of the customers listed here are Class 1 railroads with a history of timely payments to us.

Geographic Concentration

Approximately 41% and 86% of revenue in 2022 and 2021, respectively, is generated from customers outside of the United States.

F-11

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Significant Vendors and Concentration

In some instances, the Company relies on a limited pool of vendors for key components related to the manufacturing of its subsystems. These vendors are primarily focused on camera, server and lighting technologies integral to the Company’s solution where possible, the Company seeks multiple vendors for key components to mitigate vendor concentration risk.

Fair Value of Financial Instruments and Fair Value Measurements

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:

Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions that the market participants would use in the asset or liability based on the best available information.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including accounts receivable, prepaid expenses, accounts payable, accrued expenses and notes payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on accounts, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Inventory

Inventory consists primarily of spare parts, consumables and long-lead components to be used in the production of our technology systems or in connection with maintenance agreements with customers. Inventory is stated at the lower of cost or net realizable value. Any inventory determined to be obsolete is written off. Inventory cost is primarily determined using the weighted average cost method.

F-12

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment (three to five years). When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations. Leasehold improvements are expensed over the shorter of the term of our lease or their useful lives.

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be Sold, Leased, or Marketed) are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

Patents and Trademarks

Patents and trademarks which are stated at amortized cost, relate to the development of video surveillance security system technology and are being amortized over 17 years.

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book values of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Product Warranties

The Company has a 90-day warranty period for materials and labor after final acceptance of a project. If any parts are defective they are replaced under our vendor warranty which is usually 12 to 36 months. Final acceptance terms vary by customer. Some customers have a cure period for any material deviation and if the Company fails or is unable to correct any deviations, a full refund of all payments made by the customer will be arranged by the Company. As of December 31, 2022 and 2021, the warranty costs have been de-minimis, therefore no accrual of warranty liability has been made.

Loan Costs

Loan costs paid to lenders, or third parties are recorded as debt discounts to the related loans and amortized to interest expense over the loan term.

Sales Returns

Our systems are sold as integrated systems and there are no sales returns allowed.

Revenue Recognition

The Company follows Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct contract assets and performance obligations, satisfaction of a performance obligation creates revenue, and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

F-13

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.	Identify the contract with the customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to separate performance obligations; and

5.	Recognize revenue when (or as) each performance obligation is satisfied.

The Company generates revenue from four sources:

(1) Technology Systems

(2) AI Technologies

(3) Technical Support

(4) Consulting Services

Technology Systems

For revenues related to technology systems, the Company recognizes revenue over time using a cost-based input methodology in which significant judgment is required to estimate costs to complete projects. These estimated costs are then used to determine the progress towards contract completion and the corresponding amount of revenue to recognize.

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

AI Technologies

The Company has revenue from applications that incorporate artificial intelligence (AI) in the form of predetermined algorithms which provide important operating information to the users of our systems. The revenue generated from these applications of AI consists of a fixed fee related to the design, development, testing and incorporation of new algorithms into the system, which is recognized as revenue at a point in time upon acceptance, as well as an annual application maintenance fee, which is recognized as revenue ratably over the contracted maintenance term.

Technical Support

Technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an “as-requested” basis, and revenue is recognized over time as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized over time ratably over the term of the contract.

F-14

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Consulting Services

The Company’s consulting services business generates revenues under contracts with customers from four sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales; (3) Customer service training and (4) Maintenance support.

(1) Revenues for professional services, which are of short-term duration, are recognized when services are completed;

(2) For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third-party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3) Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and

(4) Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Performance Obligations and Allocation of Transaction Price

Arrangements with customers may involve multiple performance obligations including project revenue and maintenance services in our Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our consulting services business, multiple performance obligations may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for a multiple performance obligations arrangement is as follows:

Each performance obligation is accounted for separately when each has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each performance obligations is recognized using the applicable criteria under GAAP as discussed above for performance obligations sold in single performance obligation arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of performance obligations relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple performance obligations arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Advertising

The Company expenses the cost of advertising. During the years ended December 31, 2022 and 2021, there were no advertising costs.

F-15

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Stock Based Compensation

The Company accounts for employee and non-employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made including stock options, restricted stock units, and stock purchases based on estimated fair values.

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding a number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board FASB Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates all significant tax positions as required by ASC 740. As of December 31, 2022, the Company does not believe that it has taken any positions that would require the recording of any additional tax liability, nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Any penalties and interest assessed by income taxing authorities are included in operating expenses.

The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed. Tax years 2019, 2020 and 2021 remain open for potential audit.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At December 31, 2022, there was an aggregate of 147,591 outstanding warrants to purchase shares of common stock. At December 31, 2022, there was an aggregate of 926,266 employee stock options to purchase shares of common stock. At December 31, 2022, 433,000 common shares were issuable upon conversion of Series D Convertible Preferred Stock, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

At December 31, 2021, there was an aggregate of 1,376,466 outstanding warrants to purchase shares of common stock. At December 31, 2021, there was an aggregate of 431,266 employee stock options to purchase shares of common stock. At December 31, 2021, 121,571 common shares were issuable upon conversion of Series B Convertible Preferred Stock, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive. Also, at December 31, 2021, 454,546 common shares were issuable upon conversion of Series C Convertible Preferred Stock, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

F-16

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize right-of-use (“ROU”) assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018.

The Company adopted this guidance effective January 1, 2019, using the modified retrospective method, whereby a cumulative effect adjustment was made as of the date of initial application. The Company also applied the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and (ii) initial direct costs for any existing leases. The Company made an accounting policy election to not recognize short-term leases with terms of twelve months or less on the balance sheet and instead recognize the lease payments in expense as incurred. The Company has also elected to account for real estate leases that contain both lease and non-lease components as a single lease component.

The adoption of ASU 2016-02 did not materially affect our consolidated statement of operations or our consolidated statement of cash flows.

For contracts entered into on or after the effective date, at the inception of a contract the Company assesses whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset.

Operating ROU assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the lease commencement date to determine the present value of future payments. The lease term includes all periods covered by renewal and termination options where the Company is reasonably certain to exercise the renewal options or not to exercise the termination options. Operating lease expense is recognized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).

In August 2020, the FASB issued an accounting pronouncement (ASU 2020-06) related to the measurement and disclosure requirements for convertible instruments and contracts in an entity's own equity. The pronouncement simplifies and adds disclosure requirements for the accounting and measurement of convertible instruments and the settlement assessment for contracts in an entity's own equity. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2023. During 2022, the Company did not issue any convertible instruments or contracts and does not foresee any such issuances in the near future.

In May 2021, the FASB issued an accounting pronouncement (ASU 2021-04) related to modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. The pronouncement states that an entity should treat the modification as an exchange of the original instrument for a new instrument, and the effect of the modification should be calculated as the difference between the fair value of the modified instrument and the fair value of that instrument immediately before modification. An entity should then recognize the effect of the modification on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021. During 2022, the Company did not issue any equity classified written call options or warrant during the year and does not foresee any issuances in the near future.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which significantly changes how entities will measure credit losses for most financial assets, including accounts receivable. ASU No. 2016-13 will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. On November 15, 2019, the FASB delayed the effective date of Topic 326 for certain small public companies and other private companies until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition, as well as private companies and not-for-profit entities. The Company is currently evaluating the new guidance and has not yet determined whether the adoption of the new standard will have a material impact on its consolidated financial statements or the method of adoption.

In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The guidance was issued as improvements to ASU No. 2016-13 described above. The vintage disclosure changes require an entity to disclose current-period gross write-offs by year of origination for financing receivables. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The amendments should be applied prospectively. Early adoption of the amendments is permitted, including adoption in an interim period. The amendments will impact our disclosures but will not otherwise impact the consolidated financial statements. The Company is currently evaluating the new guidance.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

F-17

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

NOTE 2 – LIQUIDITY

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $6,864,783 for the year ended December 31, 2022. During the same period, cash used in operating activities was $7,873,307. The working capital surplus and accumulated deficit as of December 31, 2022, were $2,339,052 and $52,361,834, respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offering and a private placement which were completed during the first quarter of 2022 and during third and fourth quarters of 2022 as well as the first quarter of 2023.

As previously noted, the Company raised $4,500,000 from existing shareholders through the issuance of Series C Convertible Preferred Stock during 2021. Additionally, the Company was successful during 2022 in raising gross proceeds of over $10,100,000 from the sale of both common shares and Series D Preferred Stock. Additionally, late in the first quarter of 2023, the Company raised gross proceeds of $4,000,000 from the issuance of Series E Preferred Stock (See Note 16). As part of its strategy, the Company will endeavor to utilize the Preferred Series E and the remainder of the Series D as additional funding mechanisms. Additionally, during the second quarter of 2023, the Company will again have access to its S-3 “shelf registration” statement allowing the Company to sell additional common shares. At the time of this document, the Company estimates that it has available capacity on its shelf registration which it can utilize to bolster working capital and growth of the business in the event it did not have an uptake in the preferred classes of shares previously noted. Although additional investment is not assured, the Company is comfortable that it would be able to raise sufficient capital to support expanded operations based on an anticipated increase in business activity. In the long run, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing its business plan, generate enough revenue, and attain consistently profitable operations. Although the lingering effects of the global pandemic related to the coronavirus (Covid-19) continue to affect our operations, particularly in our supply chain, we now believe that this is expected to be an ongoing issue and our working capital assumptions reflect this new reality. The Company cannot currently quantify the uncertainty related to the ongoing supply chain issues and its effects on our customers in the coming quarters. We have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand or available via the capital markets to maintain operations for at least twelve months from the date of this report.

In addition, management has been taking and continues to take actions including, but not limited to, elimination of certain costs that do not contribute to short term revenue, and re-aligning both management and staffing with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term. The Company believes that, with the combination of Series E Preferred Stock offering coupled with an S-3 shelf registration availability starting in the second quarter of 2023, it will have sufficient working capital to meet its obligations over the following twelve months. In the last twelve months the Company has seen significant growth in its contracted backlog as well as positive signs from new commercial engagements that indicate improvements in future commercial opportunities.

Management believes that, at this time, the conditions in our market space with ongoing contract delays, the consequent need to procure certain materials in advance of a binding contract and the additional time needed to execute on new contracts previously reported have put a strain on our cash reserves. However, recent common stock offerings and private placements as well as the availability to raise capital via its shelf registration indicate there is no substantial doubt for the Company to continue as a going concern for a period of twelve months. We continue executing the plan to grow our business and achieve profitability. The Company may selectively look at opportunities for fund raising in the future. Management has extensively evaluated our requirements for the next 12 months and has determined that the Company currently has sufficient cash and access to capital to operate for at least that period.

While no assurance can be provided, management believes that these actions provide the opportunity for the Company to continue as a going concern and to grow its business and achieve profitability with access to additional capital funding. Ultimately the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above which was put in place in late 2022 and will continue in 2023 and beyond. As a result, we expect to generate sufficient revenue and to attain profitable operations with minimal cash use in the next 12 months. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-18

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable were as follows at December 31, 2022 and 2021:

	December 31,	December 31,
	2022	2021
Accounts receivable	$3,418,263	$1,738,543
Allowance for doubtful accounts	—	—
Accounts Receivable, Net	$3,418,263	$1,738,543

The Company’s bad debt expense was zero in 2022 and there was bad debt expense related to accounts receivable of $76,046 in 2021.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of property and equipment are as follows at December 31, 2022 and 2021:

	December 31,	December 31,
	2022	2021
Furniture, fixtures and equipment	$1,606,451	$1,264,001
Less: Accumulated depreciation	(976,961)	(660,748)
Furniture, fixtures and equipment, Net	$629,490	$603,253

Depreciation expense in 2022 and 2021 was $319,928 and $269,978, respectively.

NOTE 5 – PATENTS AND TRADEMARKS

	December 31,	December 31,
	2022	2021
Patents and trademarks	$326,145	$309,205
Less: Accumulated amortization	(256,412)	(242,723)
Patents and trademarks, Net	$69,733	$66,482

Amortization expense in 2022 and 2021 was $13,688 and $5,368, respectively.

NOTE 6 – SOFTWARE DEVELOPMENT COSTS

In 2018, the Company capitalized $60,000, relating to the development of new software products. These software products were developed by a third party and had passed the preliminary project stage prior to capitalization. During 2022, the Company capitalized $281,783 of software products developed by a third party related to artificial intelligence products placed in service.

	December 31,	December 31,
	2022	2021
Software development costs	$341,784	$60,000
Less: Accumulated amortization	(76,576)	(60,000)
Software Development Costs, net	$265,208	$—

Amortization of software development costs in 2022 and 2021 was $16,576 and zero, respectively.

F-19

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

NOTE 7 – DEBT

Notes Payable – Insurance Premium Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	December 31, 2022		December 31, 2021
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$—	—	$22,266	7.75%
Third Party - Insurance Note 2	17,753	6.24%	12,667	6.24%
Third Party - Insurance Note 3	16,094	—	17,570	—
Third Party - Insurance Note 4	40,728	—	—	—
Total	$74,575		$52,503

The Company entered into an agreement on December 23, 2021 with its insurance provider by issuing a $22,266 note payable (Insurance Note 1) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 7.75% payable in monthly installments of principal and interest totaling $2,104 through November 23, 2022. The balance of Insurance Note 1 as of December 31, 2022 and December 31, 2021 was zero and $22,266, respectively.

The Company entered into an agreement on April 15, 2021 with its insurance provider by issuing a note payable (Insurance Note 2) for the purchase of an insurance policy in the amount of $62,041, secured by that policy with an annual interest rate of 6.24% and payable in 10 monthly installments of principal and interest totaling $6,383. The policy renewed on April 15, 2022 and, in connection therewith, the Company issued a new note payable to the insurer on April 15, 2022 in the amount $63,766 secured by that policy with an annual interest rate of 6.24% and payable in 11 monthly installments of principal and interest totaling $5,979. At December 31, 2022 and December 31, 2021, the balance of Insurance Note 2 was $17,753 and $12,667, respectively.

The Company entered into an agreement on September 15, 2021, with its insurance provider by issuing a note payable (Insurance Note 3) for the purchase of an insurance policy in the amount of $19,965 and payable in 10 monthly installments of $1,997. The policy renewed on September 23, 2022 and, in connection therewith, the Company issued a new note payable to the insurer on September 23, 2022 in the amount $24,140 secured by that policy and payable in 12 monthly installments of principal totaling $2,012. At December 31, 2022 and December 31, 2021, the balance of Insurance Note 3 was $16,094 and $17,570, respectively.

The Company entered into an agreement on February 3, 2021 with its insurance provider by issuing a note payable (Insurance Note 4) for the purchase of an insurance policy in the amount of $215,654 with a down payment paid in the amount of $37,000 on April 6, 2021 and ten monthly installments of $17,899. The Company received a refund on October 5, 2021 for the annual audit of the policy resulting in the refund being applied to the outstanding amount of $35,787. The policy renewed on February 3, 2022 and, in connection therewith, the Company issued a new note payable to the insurer in the amount of $242,591 with a down payment paid in the amount of $41,854 and payable in ten monthly installments of $20,074. At December 31, 2022 and December 31, 2021, the balance of Insurance Note 4 was $40,728 and zero, respectively.

Equipment Financing

The Company entered into an agreement on August 26, 2019 with an equipment financing company by issuing a $147,899 note secured by the equipment being financed, with an annual interest rate of 12.72% and payable in monthly installments of principal and interest totaling $4,963 through August 1, 2022. The Company entered into an additional agreement on May 22, 2020 with the same equipment financing company by issuing a $121,637 secured note, with an annual interest rate of 9.90% and payable in monthly installments of principal and interest totaling $3,919 through June 1, 2023. At December 31, 2022 and December 31, 2021, the aggregate balance of these notes was $22,851 and $103,186, respectively.

F-20

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

At December 31, 2022, future minimum lease payments due under the equipment financing is as follows:

Calendar year:
Amount
2023	23,515
Total minimum equipment financing payments	$23,515
Less: interest	(664)
Total equipment financing at December 31, 2022	$22,851
Less: current portion of equipment financing	(22,851)
Long-term portion of equipment financing	$—

Notes Payable – PPP Loan

On April 23, 2020, the Company entered into a promissory note (the “Note”) with BBVA USA, which provided for a loan in the amount of $1,410,270 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Loan had a two-year term and an interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments were deferred for seven months after the date of disbursement and was extended an additional six months from the date of disbursement. The Loan could be prepaid at any time prior to maturity with no prepayment penalties. The Company applied for the PPP loan forgiveness and was granted forgiveness on February 1, 2021. The balance of the loan forgiveness associated with PPP was recognized in the Income Statement in “Other Income, net” during 2021. At December 31, 2022 and December 31, 2021, the loan balance was zero and zero, respectively.

NOTE 8 – REVENUES AND CONTRACT ACCOUNTING

The Company generates revenue from four sources: (1) Technology Systems; (2) AI Technology which is included in the consolidated statements of operations line-item Technology Systems; (3) Technical Support; and (4) Consulting Services which is included in the consolidated statements of operations line-item Services and Consulting.

Contract assets and contract liabilities on uncompleted contracts for revenues recognized over time are as follows:

Contract Assets

Contract assets on uncompleted contracts represent cumulative revenues recognized in excess of billings and/or cash received on uncompleted contracts accounted for under the cost-to-cost input method which recognizes revenue based on the ratio of costs incurred to total estimated costs.

At December 31, 2022 and 2021, contract assets on uncompleted contracts consisted of the following:

	2022	2021
Cumulative revenues recognized	$5,934,205	$5,266,930
Less: Billings or cash received	(5,508,483)	(5,263,481)
Contract Assets	$425,722	$3,449

Contract Liabilities

Contract liabilities on uncompleted contracts represent billings and/or cash received that exceed cumulative revenues recognized on uncompleted contracts accounted for under the cost-to-cost input method.

Contract liabilities on services and consulting revenues represent billings and/or cash received in excess of revenue recognized on service agreements that are not accounted for under the cost-to-cost input method.

The Company expects to recognize all contract liabilities within 12 months from the consolidated balance sheet date.

F-21

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

At December 31, 2022 and 2021, contract liabilities on uncompleted contracts consisted of the following:

	2022	2021
Billings and/or cash receipts on uncompleted contracts	$4,355,470	$4,473,726
Less: Cumulative revenues	(4,144,018)	(3,041,088)
Contract liabilities, technology systems	$211,452	$1,232,638
Contract Liabilities, services and consulting	746,545	596,673
Total Contract Liabilities	$957,997	$1,829,311

Disaggregation of Revenue The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1. We have four distinct revenue sources:

a. Technology Systems (Turnkey, engineered projects);

b. AI Technology (Associated maintenance and support services);

c. Technical Support (Licensing and professional services related to auditing of data center assets); and

d. Consulting Services (Predetermined algorithms to provide important operating information to the users of our systems).

2. We currently operate in North America including the USA, Mexico and Canada.

3. Our customers include rail transportation, commercial, government, banking and IT suppliers.

4. Our technology systems and equipment projects fall into two types:

a. Transfer of goods and services are over time.

b. Goods delivered at point in time.

5. Our services & maintenance contracts are fixed price and fall into two duration types:

a. Turnkey engineered projects and professional service contracts that are less than one year in duration and are typically one to two quarters in length; and

b. Maintenance and support contracts ranging from one to five years in length.

Quantitative:

For the Year Ended December 31, 2022

Segments	Rail	Commercial	Petrochemical	Government	Banking/Other	IT Suppliers	Artificial Intelligence	Total
Primary Geographical Markets
North America	$13,710,777	$115,443	$—	$237,414	$—	$—	$948,732	$15,012,366

Major Goods and Service Lines
Turnkey Projects	$10,789,693	$9,297	$—	$156,530	$—	$—	$234,772	$11,190,292
Maintenance & Support	2,921,084	106,146	—	80,884	—	—	—	3,108,114
Data Center Auditing Services	—	—	—	—	—	—	—	—
Software License	—	—	—	—	—	—	—	—
Algorithms	—	—	—	—	—	—	713,960	713,960
	$13,710,777	$115,443	$—	$237,414	$—	$—	$948,732	$15,012,366

Timing of Revenue Recognition
Goods transferred over time	$10,789,693	$9,297	$—	$156,530	$—	$—	$234,772	$11,190,292
Services transferred over time	2,921,084	106,146	—	80,884	—	—	713,960	3,822,074
	$13,710,777	$115,443	$—	$237,414	$—	$—	$948,732	$15,012,366

F-22

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Quantitative:

For the Year Ended December 31, 2021

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Artificial Intelligence	Total
Primary Geographical Markets
North America	$6,883,670	$213,517	$(867)	$314,030	$23,340	$134,717	$691,510	$8,259,917

Major Goods and Service Lines
Turnkey Projects	$5,255,491	$27,831	$—	$233,145	$1,537	$—	$—	$5,518,004
Maintenance & Support	1,628,179	185,686	(867)	80,885	21,803	—	341,915	2,257,601
Data Center Auditing Services	—	—	—	—	—	131,537	—	131,537
Software License	—	—	—	—	—	3,180	—	3,180
Algorithms	—	—	—	—	—	—	349,595	349,595
	$6,883,670	$213,517	$(867)	$314,030	$23,340	$134,717	$691,510	$8,259,917

Timing of Revenue Recognition
Goods transferred over time	$5,255,491	$27,831	$—	$233,145	$1,537	$131,537	$349,595	$5,999,136
Services transferred over time	1,628,179	185,686	(867)	80,885	21,803	3,180	341,915	2,260,781
	$6,883,670	$213,517	$(867)	$314,030	$23,340	$134,717	$691,510	$8,259,917

Segment Information

The Company operates in one reportable segment.

NOTE 9 – DEFERRED COMPENSATION

As of December 31, 2022, and 2021, the Company has accrued $297,620 and $505,896, respectively, of deferred compensation relating to individual agreements with the former CEO and sales staff, which are included in the accompanying consolidated balance sheet in accrued expenses. (See Note 10)

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

On July 26, 2021, the Company entered a new operating lease agreement for office and warehouse combination space of 40,000 square feet, with the lease commencing on November 1, 2021, and ending April 30, 2032. This new space combines the Company’s two separate work locations into one facility, which allows for greater collaboration and also accommodates a larger anticipated workforce and manufacturing facility. On November 24, 2021, the lease was amended to commence on December 1, 2021, and end on May 31, 2032. The Company recognized a ROU asset and operating lease liability in the amount of $4,980,104 at lease commencement. Rent for the first eleven months of the term was calculated based on 30,000 rentable square feet. The rent is subject to an annual escalation of 2.5%, beginning November 1, 2023. The Company made a security deposit payment in the amount of $600,000 on July 26, 2021. The right of use asset balance at December 31, 2022, net of amortization, was $4,689,931.

F-23

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

As of December 31, 2022, the office and warehouse lease is the Company’s only lease with a term greater than twelve months. The office and warehouse lease has a remaining term of approximately 9.5 years and includes an option to extend for two renewal terms of five years each. The renewal options are not reasonably certain to be exercised, and therefore, they are not included when determining the lease term used to establish the right-of use asset and lease liability. The Company also has several short-term leases, primarily related to equipment. The Company made an accounting policy election to not recognize short-term leases with terms of twelve months or less on the consolidated balance sheet and instead recognize the lease payments in expense as incurred. The Company has also elected to account for real estate leases that contain both lease and non-lease components (such as common area maintenance) as a single lease component.

The following table shows supplemental information related to leases:

	Year Ended December 31,
	2022	2021
Lease cost:
Operating lease cost	$782,591	$414,085
Short-term lease cost	33,751	21,628

Other information:
Operating cash outflow used for operating leases	416,250	285,959
Weighted average discount rate	9.0%	9.0%
Weighted average remaining lease term	9.5 years	10.4 years

At December 31, 2022, future minimum lease payments due under the operating lease are as follows:

As of December 31, 2022
Fiscal year:
2023	$696,869
2024	779,087
2025	798,556
2026	818,518
2027	838,984
Thereafter	4,043,427
Total undiscounted future minimum lease payments	7,975,441
Less: Impact of discounting	(2,735,629)
Total present value of operating lease liability	5,239,812
Current portion	(696,869)
Operating lease liability, less current portion	$4,542,943

Executive Severance Agreement

On April 1, 2018, the Company entered into an employment agreement (the “Arcaini Employment Agreement”) with Gianni B. Arcaini, pursuant to which Mr. Arcaini served as Chief Executive Officer and Chairman of the Board of Directors of the Company. Under the Arcaini Employment Agreement, Mr. Arcaini was paid an annual salary of $249,260 and an annual car allowance of $18,000. In addition, as incentive-based compensation, Mr. Arcaini was entitled to 1% of annual gross revenues of the Company and its subsidiaries. The Arcaini Employment Agreement had an initial term through March 31, 2020, subject to renewal for successive one-year terms unless either party gave notice of that party’s election to not renew to the other at least 60 days prior to the expiration of the then-current term. The Arcaini Employment Agreement was approved by the Compensation Committee.

As previously disclosed, on July 10, 2020, the Company announced that Mr. Arcaini would retire from these positions, effective as of September 1, 2020 (the “CEO Transition”). In order to facilitate a transition of his duties, the Company and Mr. Arcaini entered into a separation agreement which became effective as of July 10, 2020 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Arcaini’s employment with the Company ended on September 1, 2020 and he will receive separation payments over a 36-month period equal to his base salary plus $75,000 as well as certain limited health and life insurance benefits. The Separation Agreement also contains confidentiality, non-disparagement and non-solicitation covenants and a release of claims by Mr. Arcaini who continued to serve as Chairman of the Board of Directors of the Company. The Corporate Governance and Nominating Committee did not submit Mr. Arcaini for re-election as a director and on November 19, 2020 at the Annual Shareholders meeting a new non-Executive Chairman was appointed.

F-24

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

In accordance with the Separation Agreement, the Company will pay to Mr. Arcaini the total sum of $747,788. Notwithstanding the foregoing, the status of Mr. Arcaini as a “Specified Employee” as defined in Internal Revenue Code Section 409A has the effect of delaying any payments to Mr. Arcaini under the Separation Agreement for six months after the Separation Date. On March 1, 2021, the Company paid to Mr. Arcaini a lump-sum amount equal to the first six months of payments, or $124,631, owed to Mr. Arcaini and the Company will continue to pay him in semi-monthly installments for 30 months thereafter, as contemplated in Mr. Arcaini’s Separation Agreement. The remaining balance of approximately $228,673 as of December 31, 2022 is included in accrued expenses in the accompanying consolidated balance sheet. In addition, the Company will pay one-half of Mr. Arcaini’s current life insurance premiums for 36 months of approximately $1,200 per month and provide and pay for his health insurance for 36 months following the Separation Date of approximately $450 per month. Unvested options in the amount of 50,358 became exercisable and vested in their entirety on the Separation Date valued at $95,127. The Company made payment of his attorneys’ fees for legal work associated with the negotiation and drafting of the Separation Agreement of approximately $17,000.

NOTE 11 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets (liabilities) at December 31, 2022 and 2021 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2022 and 2021 were as follows:

	Years Ended December 31,
	2022	2021
Income tax benefit at U.S. statutory rate of 21%	$(1,441,624)	$(1,261,869)
State income taxes	(247,135)	(216,321)
Non-deductible expenses	201,521	64,553
Change in valuation allowance	1,487,238	1,413,637
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax assets as of December 31, 2022 and 2021 were as follows:

	December 31,
	2022	2021
Deferred Tax Asset (Liability):
Net operating loss carryforward	$9,772,854	$8,247,427
Intangible assets	(32,656)	5,553
	9,740,198	8,252,960
Valuation allowance	(9,740,198)	(8,252,960)
Net deferred tax assets	$—	$—

The gross operating loss carryforward was approximately $39,727,050 and $33,522,769 at December 31, 2022 and 2021, respectively. The Company provided a valuation allowance equal to the net deferred income tax assets for the years ended December 31, 2022, and 2021 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward and other deferred tax assets. The increase in the valuation allowance was $1,487,238 in 2022.

The potential tax benefit arising from the net operating loss carryforward of $4,357,876 from the period prior to January 1, 2018, will expire in 2037. The potential tax benefit arising from the net operating loss carryforward of $5,382,322 generated after January 1, 2018 can be carried forward indefinitely within the annual usage limitations.

F-25

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income is subject to an annual limitation as a result of ownership or business changes that may occur in the future. The Company has not conducted a study to determine the limitations on the utilization of these net operating loss carryforwards. If necessary, the deferred tax assets will be reduced by any carryforward that may not be utilized or expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2021, 2020 and 2019 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 12 – STOCKHOLDERS’ EQUITY

2016 Equity Plan

We maintained the 2016 Equity Incentive Plan (the “2016 Plan”) for employees, officers, directors and other entities and individuals whose efforts contribute to our success. The 2016 Plan terminated pursuant to its terms on December 31, 2020, although all outstanding awards on such date continue in full force and effect.

2021 Equity Plan

On May 12, 2021, the Board adopted, with shareholder approval as of July 15, 2021, the 2021 Equity Incentive Plan (the “2021 Plan”) providing for the issuance of up to 1,000,000 shares of our Common Stock. The purpose of the 2021 Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our shareholders.

General Description of the 2021 Plan

The following is a summary of the material provisions of the 2021 Plan and is qualified in its entirety by reference to the complete text of the 2021 Plan, which you are encouraged to read in full.

Administration

The 2021 Plan is administered by the Compensation Committee of the Board, which consists of three members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m). Among other things, the Compensation Committee has complete discretion, subject to the express limits of the 2021 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted, the terms and conditions of the award, the form of payment to be made and/or the number of shares of Common Stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the Common Stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements and may prescribe rules relating to the 2021 Plan. Notwithstanding the foregoing, the Compensation Committee does not have any authority to grant or modify an award under the 2021 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Grant of Awards; Shares Available for Awards

The 2021 Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. We have reserved a total of 1,000,000 shares of Common Stock for issuance as or under awards to be made under the 2021 Plan. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2021 Plan.

F-26

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Stock Options

The 2021 Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”). On May 12, 2021, the 2021 Plan was approved by shareholders and adopted by the board of directors. Stock options may be granted on such terms and conditions as the Compensation Committee may determine; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of the Company’s Common Stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of the Company or a parent or subsidiary of the Company). ISOs may only be granted to employees. In addition, the aggregate fair market value of our Common Stock covered by one or more ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights

An SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying Common Stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, stock options granted under the 2021 Plan. An SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the Common Stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. An SAR that is not granted in tandem with a stock option is exercisable at such times as the Compensation Committee may specify.

Performance Share and Performance Unit Awards

Performance share and performance unit awards entitle the participant to receive cash or shares of our Common Stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock Awards and Restricted Stock Unit Awards

A restricted stock award is a grant or sale of Common Stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the Compensation Committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of Common Stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

Unrestricted Stock Awards

An unrestricted stock award is a grant or sale of shares of our Common Stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Amendment and Termination

The Compensation Committee may adopt, amend and rescind rules relating to the administration of the 2021 Plan, and amend, suspend or terminate the 2021 Plan, but no such amendment, rescission, suspension or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2021 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws.

F-27

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights, and limitations of Series B Convertible Preferred Stock (the “Series B Convertible Preferred Certificate of Designation”) as previously filed. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences, and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock are validly issued, fully paid and non-assessable.

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $7.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) which included the issuance of 2,830 shares of Series B Convertible Preferred Stock worth $2,830,000 (including the conversion of liabilities at a price of $1,000 per Class B Unit). During 2021, 854 Series B shares were converted into 122,000 common shares. During the third quarter of 2022, 851 shares of Series B Convertible Stock were converted into 121,572 shares of common stock. As of December 31, 2022 and December 31, 2021, there are zero and 851 shares, respectively, of Series B Convertible Preferred Stock issued and outstanding.

Series C Convertible Preferred Stock

On February 26, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain existing investors in the Company (the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers purchased 4,500 shares of a newly authorized Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”), and the Company received proceeds of $4,500,000. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Under the Purchase Agreement, the Company was required to hold a meeting of shareholders at the earliest practical date, and such meeting occurred on July 15, 2021. Nasdaq Marketplace Rule 5635(d) limits the number of shares of common stock (or securities that are convertible into common stock) without shareholder approval and the terms of the Series C Convertible Preferred Stock limit its convertibility to a number of shares less than the 20% limit, until the Stockholder Approval is obtained. The Company obtained shareholder approval (the “Stockholder Approval”) in order to issue shares of common stock underlying the Series C Convertible Preferred Stock at a price less than the greater of book or market value which equal 20% or more of the number of shares of common stock outstanding before the issuance. As described below, the terms of the Series C Convertible Preferred Stock limited its convertibility to a number of shares less than the 20% limit, until the Stockholder Approval was obtained.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company filed with the SEC a registration statement covering the resale by the Purchasers of the shares of common stock into which the shares of Series C Convertible Preferred Stock are convertible. The Company caused the registration statement to be declared effective on June 3, 2021. The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

F-28

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

The Company’s Board of Directors has designated 5,000 shares as the Series C Convertible Preferred Stock. Each share of the Series C Convertible Preferred Stock has a stated value of $1,000. The holders of the Series C Convertible Preferred Stock, the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series C Convertible Preferred Stock had 172 votes (subject to adjustment); provided that in no event may a holder of Series C Convertible Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation (as defined in the Certificate of Designation and as described below). Each share of Series C Convertible Preferred Stock is convertible, at any time and from time to time, at the option of the holder, into that number of shares of common stock (subject to the Beneficial Ownership Limitation) determined by dividing the stated value of such share ($1,000) by the conversion price, which is $5.50 (subject to adjustment). The Company shall not effect any conversion of the Series C Convertible Preferred Stock, and a holder shall not have the right to convert any portion of the Series C Convertible Preferred Stock, to the extent that after giving effect to the conversion sought by the holder such holder (together with such holder’s Attribution Parties (as defined in the Certificate of Designation)) would beneficially own more than 4.99% (or upon election by a holder, 19.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon such conversion (the “Beneficial Ownership Limitation”). All holders of the Series C Preferred Stock elected the 19.99% Beneficial Ownership Limitation.

In 2021, 2,000 Series C shares were converted into 363,636 common shares. In January 2022, the 2,500 outstanding shares of Series C Convertible Preferred Stock were converted into 454,546 shares of common stock. As of December 31, 2022 and December 2021, respectively, there were zero and 2,500 shares of Series C Convertible Preferred Stock issued and outstanding.

Series D Convertible Preferred Stock

On September 28, 2022 the Company amended its articles of incorporation to designate 4,000 shares as the Series D Convertible Preferred Stock (the “Series D Convertible Preferred Stock”). Each share of the Series D Convertible Preferred Stock has a stated value of $1,000. The holders of the Series D Convertible Preferred Stock, the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series D Convertible Preferred Stock has 333 votes (subject to standard anti-dilution adjustment); provided that in no event may a holder of Series D Convertible Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation (as defined in the Certificate of Designation and as described below). Each share of Series D Convertible Preferred Stock is convertible, subject to shareholder approval (which has not yet been granted); at any time and from time to time, at the option of the holder, into that number of shares of common stock (subject to the Beneficial Ownership Limitation) determined by dividing the stated value of such share ($1,000) by the conversion price, which is $3.00 (subject to standard anti-dilution). The Company shall not effect any conversion of the Series D Convertible Preferred Stock, and a holder shall not have the right to convert any portion of the Series D Convertible Preferred Stock, to the extent that after giving effect to the conversion sought by the holder such holder (together with such holder’s Attribution Parties (as defined in the Certificate of Designation)) would beneficially own more than 4.99% (or upon election by a holder, 19.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon such conversion (the “Beneficial Ownership Limitation”). All holders of the Series D Preferred Stock have elected the 19.99% Beneficial Ownership Limitation. The Company shall, subject to shareholder approval, reserve and keep available out of its authorized and unissued Common Stock, solely for the issuance upon the conversion of the Series D Convertible Preferred Stock, such a number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the shares of the Series D Convertible Preferred Stock then outstanding. Additionally, the Series D Convertible Preferred Stock does not have the right to dividends and in the event of an involuntary liquidation, the Series D shares shall be treated as a pro rata equivalent of common stock outstanding at the date of the liquidation event and have no liquidation preference.

On September 30, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain existing investors in the Company (the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers purchased 999 shares of the newly authorized Series D Convertible Preferred Stock (the “Series D Convertible Preferred Stock”), and 818,355 shares of common stock and the Company received gross proceeds of $3,454,003 with $999,000 related to the Series D sale at $1,000 per share. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

F-29

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

On October 29, 2022, the Company sold to an existing investor in the Company and two other accredited investors in a private placement 83,667 shares of common stock at a price of $3.00 a share and 300 shares of Series D Convertible Preferred Stock at a price of $1,000 a share, resulting in gross proceeds of $551,001 to the Company with $300,000 of the proceeds related to the Series D sale.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company filed with the SEC a registration statement covering the resale by the Purchasers of the shares of common stock issued pursuant to the Purchase Agreements and the shares of common stock into which the shares of Series D Convertible Preferred Stock are convertible. The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Common stock issued for Private Placements, Preferred Stock Conversions, Services and Settlements

2022 Transactions

On January 11, 2022, shareholders converted 710 and 1,790 for a total of 2,500 shares of Series C Convertible Preferred Stock collectively with a stated value of $2.5 million owned by two entities related to each other with a conversion price of $5.50 per common share resulting in the issuance of 129,091 and 325,455 shares of the Company’s common stock.

On February 3, 2022, the Company closed an offering of 1,325,000 shares of common stock in the amount of $5,300,000 or $4 per share before certain underwriting fees and offering expenses with net proceeds of $4,779,000.

On February 21, 2022, the Company closed on an “over-allotment” offering of 198,750 shares of common stock in the amount of $795,000 or $4 per share before certain underwriting fees and offering expenses with net proceeds of $739,350. Both this and the previous offering were “takedowns” from a previously filed “shelf” registration statement for the offer of up to $50,000,000 in the aggregate of common stock, Preferred Stock, Debt Securities, Warrants, Rights or Units from time to time in one or more offerings.

On March 31, 2022, the Company issued 7,198 shares of common stock for payment of board fees to four directors in the amount of $40,000 for services to the board which was expensed during the three months ended March 31, 2022.

On June 30, 2022, the Company issued 10,668 shares of common stock for payment of board fees to four directors in the amount of $40,000 for services to the board which was expensed during the three months ended June 30, 2022.

On August 25, 2022, 121,572 common shares were issued upon conversion of 851 shares of Series B Preferred Stock.

On September 30, 2022, the Company issued 9,758 shares of common stock for payment of board fees to four directors in the amount of $40,000, or $4.09 per share based on the daily trading price, for services to the board which was expensed during the three months ended September 30, 2022.

On December 30, 2022, the Company issued 16,335 shares of common stock for payment of board fees to four directors in the amount of $37,500 for services to the board which was expensed during the three months ended December 31, 2022.

On September 30, 2022, we sold to certain existing investors in the Company in a private placement 818,335 shares of common stock at a price of $3.00 a share and 999 shares of Series D Preferred Stock at a price of $1,000 a share, resulting in the gross amount raised of $3,454,003 and we accrued estimated offering costs of $260,816 as of September 30, 2022. Subsequently, we adjusted the estimated offering costs to the actual amount of $257,240.

On October 29, 2022, we sold to an existing investor in the Company and two accredited investors in a private placement 83,667 shares of common stock at a price of $3.00 a share and 300 shares of Series D Preferred Stock at a price of $1,000 a share, resulting in the gross amount raised of $551,001, including gross proceeds of $251,001 for common stock and $300,000 for Series D Preferred Stock, and recorded offering costs of $105,460.

2021 Transactions

The Company issued 4,032 shares of common stock on August 5, 2021 for payment of accrued board fees to four directors in the amount of $30,000 for services to the Board.

The Company issued 7,223 shares of common stock on September 30, 2021 for payment of accrued board fees to five directors in the amount of $45,000 for services to the Board.

The Company issued 3,726 shares of common stock on November 5, 2021 for payment of accrued board fees to four directors in the amount of $19,167 for services to the Board.

F-30

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

The Company issued 9,560 shares of common stock on December 31, 2021 for payment of accrued board fees to four directors in the amount of $50,000 for services to the Board.

Stock-Based Compensation

Stock-based compensation expense recognized under ASC 718-10 for the year ended December 31, 2022 and 2021, was $819,191 and $262,411, respectively, for stock options granted to employees and directors. This expense is included in general and administrative expenses in the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At December 31, 2022, the total compensation cost for stock options that was not yet recognized was $426,004. This cost will be recognized over the remaining vesting term of the options of approximately 3.3 years.

Treasury Stock

In August 2016, the Company’s Board of Directors approved a new class of Preferred Stock, “Series A”. For shareholders who invested in previous private placements, the Company was offering on a case-by-case basis, the ability to convert the existing amount invested into an equivalent amount in the Series A on the condition that they invest an equivalent additional amount in the Series A. In December of 2017, the Company redeemed all of the Series A and continues to hold 235 shares purchased for $148,000 as a part of the original transaction. In December 2018, the Company entered into an agreement with two shareholders to purchase shares from them at fair market value. The Company purchased 84 shares at $7.00 per shares and 140 shares at $6.30 per share. In 2019, the Company entered into an agreement with two shareholders to purchase shares from them at fair market value. The Company purchased 115 shares at $10.08 per shares and 753 shares at $9.09 per share. Accordingly, as of December 31, 2022, and 2021, the Company held 1,324 shares of Company Series A stock at an aggregate value of $157,452.

NOTE 13 – COMMON STOCK OPTIONS AND WARRANTS

Options

2022

During the first quarter of 2022, the Company’s Board of Directors granted 665,000 new stock options and in the third quarter granted a further 20,000 new stock options both with a strike price of $6.41 per share to 16 key employees. These options were awarded as a one-time award as a retention incentive and have a fair value of $1,596,804 for the January 1, 2022 awards and $33,096 for the July 1, 2022 award and carry a three-year vesting period. The issuance of these options generated stock option compensation expense in the year in the amount of $819,191 and a balance of unamortized stock option compensation expense of $426,004, that is being expensed over the following 2.0 years.

During the second quarter of 2022, three former staff members forfeited 110,000 non-qualified stock options. Additionally, during the third quarter of 2022, two employees forfeited 80,000 non-qualified stock options.

2021

During the first quarter of 2021, the Company’s Board of Directors granted 20,000 new stock options with a strike price of $4.32 per share to its new VP of Product Innovation. These options were awarded as a one-time award as a hiring incentive and have a fair value of $52,758 as of January 4, 2021. The issuance of these options generated stock option compensation expense in that quarter in the amount of $7,685 and a balance of unamortized stock option compensation expense of $45,073, that is being expensed over the following 2.75 years.

During the second quarter of 2021, five former staff members and one contractor exercised 31,710 and forfeited 8,922 non-qualified stock options. These transactions were ultimately consummated in the third quarter. Accordingly, in the third quarter the Company recorded a charge of $63,860 for the remaining unvested option which was offset by a credit of $1,270 for an over accrual recorded in the second quarter related to the forfeited options.

F-31

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

During the third quarter of 2021, the shareholders approved the issuance of up to one million shares or share equivalents in the form of stock options for the purposes of share issuance for compensation to Board Members and grants to certain staff members for recruiting and retention. On July 14, 2021, the Company filed an S-8 registration statement in concert with the 2021 Equity Incentive Plan which was deemed effective on August 5, 2021. The plan covers a period of ten years.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Outstanding at December 31, 2020	451,898	$5.06	4.2	—
Granted	20,000	$4.32	4.0	—
Forfeited	(40,632)	$14.00	—	—
Outstanding at December 31, 2021	431,266	$4.98	3.4	$197,506
Exercisable at December 31, 2021	312,310	$5.25	3.4	—

Outstanding at December 31, 2021	431,266	$4.98	3.4	—
Granted	685,000	$6.41	4.0	—
Exercised/Forfeited	(190,000)	$6.41	—	—
Outstanding at December 31, 2022	926,266	$5.74	3.3	$0
Exercisable at December 31, 2022	404,599	$5.02	3.3	—

The fair value of the incentive stock option grants for the years ended December 31, 2022 and 2021 were estimated using the following weighted- average assumptions:

	For the Years Ended December 31,
	2022	2021
Risk free interest rate	0.97 – 3.15%	0.18%
Expected term in years	3.25 - 3.50	3.50
Dividend yield	—	—
Volatility of common stock	72-80%	91.6%

Warrants

2022

During the fourth quarter of 2022, warrants held by 63 holders representing 1,228,875 shares expired. All of the expired warrants can no longer be exercised.

2021

During the second quarter of 2021, warrants representing 205,574 shares were exercised by seven holders. All the exercises were cashless exercises with exercise prices of $7.70 and stock prices ranging from $9.25 to $11.14 resulting in a total of 50,588 common shares. No new warrants were issued during the third and fourth quarter of 2021.

F-32

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term (Years)	Value
Outstanding at December 31, 2020	1,587,553	$8.62	2.0	—
Warrants expired, forfeited, cancelled or exercised	(232,517)
Warrants issued	21,430	$7.70	1.9	—
Outstanding at December 31, 2021	1,376,466	$8.18	1.9	—
Exercisable at December 31, 2021	1,376,466	$8.18	1.9	—

Outstanding at December 31, 2021	1,376,466	$8.18	1.9	—
Warrants expired, forfeited, cancelled or exercised	(1,228,875)		—
Warrants issued	0	$—	—	—
Outstanding at December 31, 2022	147,591	$8.63	0.8	—
Exercisable at December 31, 2022	147,591	$8.63	0.8	—

NOTE 14 – DEFINED CONTRIBUTION PLAN

The Company has a 401(k)-retirement savings plan (the “401(k) Plan”) covering all eligible employees. The 401(k) Plan allows employees to defer a portion of their annual compensation, and the Company may match a portion of the employees’ contributions generally after the first six months of service. During the year ended December 31, 2022, the Company matched 100% of the first 4% of eligible employee compensation that was contributed to the 401(k) Plan. For the year ended December 31, 2022, the Company recognized expense for matching cash contributions to the 401(k) Plan totaling $155,766.

NOTE 15 – RELATED PARTY TRANSACTIONS

On August 1, 2012, the Company entered into an independent contractor master services agreement (the “Services Agreement”) with Luceon, LLC, a Florida limited liability company, owned by our former Chief Technology Officer, David Ponevac. The Services Agreement provided that Luceon would provide support services including management, coordination or software development services and related services to duos. In January 2019, additional services were contracted with Luceon for TrueVue360™ primarily for software development through the provision of 7 additional full-time contractors located in Slovakia at a cost of $16,250 for January initially, rising to $25,583 after fully staffed, per month starting February 2019. This was in addition to the existing contract of $7,480 per month for Duos for 4 full-time contractors which increased to $8,231 per month in June of 2019. During 2020 efforts in reducing cost, Luceon reduced its staff for the TrueVue360 software development team from a staff of 7 to 3 full-time employees at a cost of $11,666 per month starting June 1, 2020. As of January 1, 2021, the Company no longer records activities in TrueVue360 and has combined billings for a total of $20,986 per month. For the twelve months ended December 31, 2021 and 2020, the total amount expensed was $93,422 and $335,334, respectively. The Company had no open accounts payable with Luceon at December 31, 2021. On May 14, 2021, the Company formally ended its relationship with Luceon in concert with the resignation of our Chief Technology Officer and as such there is no longer a related party relationship.

NOTE 16 – SUBSEQUENT EVENTS

On February 1, 2023, the board of directors authorized management to reserve an additional 150,000 shares of common stock for issuance under the 2021 Equity Incentive Plan at a strike price of $4.22. The purpose of the additional shares is to serve as a retention tool for staff.

F-33

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2022 AND 2021

On November 9, 2022 the board of directors adopted, subject to shareholder approval, the Employee Stock Purchase Plan (“ESPP”) which would become effective as of January 1, 2023. The ESPP provisions for the issuance of up to 1,000,000 common shares for eligible employees to purchase shares during designated offering periods under Section 423 of the Internal Revenue Code of 1986. Eligible employees are permitted to purchase shares equivalent of up to 15% of their eligible compensation with offering periods occurring twice per year whereby shares are purchased at 85% of the lower of the fair market value of common shares on the first trading date of the offering period or on the last trading day of the purchase period.

On March 27, 2023, as previously disclosed, the Company sold to an existing, accredited investor in the Company in a private placement 4,000 shares of Series E Preferred Stock at a price of $1,000 a share, resulting in gross proceeds of $4,000,000 to the Company. The issuance of the Series E Preferred Stock was accompanied with a stock purchase agreement containing certain rights pertaining to the accredited investor and a registration rights agreement.

The Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an existing investor in the Company (the “Purchaser”). Pursuant to the Purchase Agreement, the Purchaser purchased 4,000 shares of a newly authorized Series E Convertible Preferred Stock (the “Series E Convertible Preferred Stock”), and the Company received proceeds of $4,000,000. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company shall file with the SEC a registration statement covering the resale by the Purchasers of the shares of common stock into which the shares of Series E Preferred Stock are convertible. Subject to certain conditions, the Company must cause the registration statement to be declared effective by 90 days after closing (or in the event of a full review by the SEC, by 120 days). The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Under the Purchase Agreement, the Company is required to hold a meeting of shareholders at the earliest practical date, but in no event later than 120 days after closing (or 150 days in the event of a review of the proxy statement by the Securities and Exchange Commission (the “SEC”)). As described below, the terms of the Series E Preferred Stock limit its convertibility until the Company receives shareholder approval (the “Stockholder Approval”). If the Company does not obtain the Stockholder Approval at the first meeting, it is required to hold shareholder meetings every four months until the Stockholder Approval is obtained.

The Company’s Board of Directors has designated 30,000 shares as the Series E Convertible Preferred Stock. Each share of the Series E Convertible Preferred Stock has a stated value of $1,000. The holder of the Series E Convertible Preferred Stock, the holder of the common stock and the holder of any other class or series of shares entitled to vote with the common stock shall vote as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series E Convertible Preferred Stock is convertible, at any time and from time to time, at the option of the holder, into that number of shares of common stock (subject to the Beneficial Ownership Limitation) determined by dividing the stated value of such share ($1,000) by the conversion price, which is $3.00 (subject to standard anti-dilution other than provisions described below in the Purchase Agreement). The Company shall not effect any conversion of the Series E Convertible Preferred Stock, and the holder shall not have the right to convert any portion of the Series E Convertible Preferred Stock, to the extent that after giving effect to the conversion sought by the holder such holder (together with such holder’s Attribution Parties (as defined in the Certificate of Designation)) would beneficially own more than 4.99% (or upon election by a holder, 19.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon such conversion (the “Beneficial Ownership Limitation”).

The holder of the Series E Preferred Stock, the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series E Preferred Stock has 333 votes (subject to adjustment); provided that in no event may a holder of Series E Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation (as defined in the Certificate of Designation).

The Purchase Agreement also provides that the Company will not, with certain exceptions, sell or issue common stock or Common Stock Equivalents (as defined in the Purchase Agreement) on or prior to December 31, 2023 that entitles any person to acquire shares of common stock at an effective price per share less than the then conversion price of the Series E Preferred Stock without the consent of the Purchaser.

The Registration Rights Agreement contains provisions for liquidated damages equal to 1% multiplied by the aggregate subscription amount paid, paid each month, in the event certain deadlines are missed.

F-34

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$4,340,947	$1,121,092
Accounts receivable	717,346	3,418,263
Contract assets	1,426,312	425,722
Inventory	1,529,530	1,428,360
Prepaid expenses and other current assets	532,381	441,320

Total Current Assets	8,546,516	6,834,757

Property and equipment, net	579,689	629,490
Operating lease right of use asset	4,612,830	4,689,931
Security deposit	600,000	600,000
Software development costs, net	454,280	265,208
Patents and trademarks, net	75,017	69,733

TOTAL ASSETS	$14,868,332	$13,089,119

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,282,184	$2,290,390
Notes payable - financing agreements	193,094	74,575
Accrued expenses	367,652	453,023
Equipment financing payable-current portion	11,566	22,851
Operating lease obligations-current portion	764,820	696,869
Contract liabilities	2,066,861	957,997

Total Current Liabilities	4,686,177	4,495,705

Operating lease obligations, less current portion	4,466,884	4,542,943

Total Liabilities	9,153,061	9,038,648

Commitments and Contingencies (Note 4)	—	—

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, 9,446,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 1,299 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 4,000 and 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	4	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,169,339 and 7,156,876 shares issued, 7,168,015 and 7,155,552 shares outstanding at March 31, 2023 and December 31, 2022, respectively	7,168	7,156
Additional paid-in-capital	60,371,067	56,562,600
Accumulated deficit	(54,505,517)	(52,361,834)
Sub-total	5,872,723	4,207,923
Less: Treasury stock (1,324 shares of common stock at March 31, 2023 and December 31, 2022)	(157,452)	(157,452)
Total Stockholders’ Equity	5,715,271	4,050,471

Total Liabilities and Stockholders’ Equity	$14,868,332	$13,089,119

See accompanying condensed notes to the unaudited consolidated financial statements.

F-35

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022

REVENUES:
Technology systems	$1,827,764	$783,269
Services and consulting	816,524	656,047

Total Revenues	2,644,288	1,439,316

COST OF REVENUES:
Technology systems	1,767,209	865,488
Services and consulting	339,907	351,762

Total Cost of Revenues	2,107,116	1,217,250

GROSS MARGIN	537,172	222,066

OPERATING EXPENSES:
Sales and marketing	307,577	283,894
Research and development	404,885	436,717
General and Administrative Costs	1,971,508	2,143,073

Total Operating Expenses	2,683,970	2,863,684

LOSS FROM OPERATIONS	(2,146,798)	(2,641,618)

OTHER INCOME (EXPENSES):
Interest expense	(1,180)	(3,180)
Other income, net	4,295	182

Total Other Income (Expenses)	3,115	(2,998)

NET LOSS	$(2,143,683)	$(2,644,616)

Net Loss Per Share
Basic	$(0.30)	$(0.49)
Diluted	$(0.30)	$(0.49)

Weighted Average Shares
Basic	7,156,876	5,353,620
Diluted	7,156,876	5,353,620

See accompanying condensed notes to the unaudited consolidated financial statements.

F-36

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Three Months Ended March 31, 2023 and 2022

(Unaudited)

	Preferred Stock B		Preferred Stock C		Preferred Stock D		Preferred Stock E		Common Stock		Additional
	# of		# of		# of		# of		# of		Paid-in-	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	Total

Balance December 31, 2022	—	$—	—	$—	1,299	$1	—	$—	7,156,876	$7,156	$56,562,600	$(52,361,834)	$(157,452)	$4,050,471

Series E preferred stock issued	—	—	—	—	—	—	4,000	4	—	—	3,999,996	—	—	4,000,000

Stock options compensation	—	—	—	—	—	—	—	—	—	—	75,128	—	—	75,128

Stock issuance cost	—	—	—	—	—	—	—	—	—	—	(299,145)	—	—	(299,145)

Stock issued for services	—	—	—	—	—	—	—	—	12,463	12	32,488	—	—	32,500

Net loss for the three months ended March 31, 2023	—	—	—	—	—	—	—	—	—	—	—	(2,143,683)	—	(2,143,683)

Balance March 31, 2023	—	$—	—	$—	1,299	$1	4,000	$4	7,169,339	$7,168	$60,371,067	$(54,505,517)	$(157,452)	$5,715,271

Balance December 31, 2021	851	$1	2,500	$2	—	$—	—	$—	4,111,047	$4,111	$46,431,874	$(45,497,051)	$(157,452)	$781,485

Stock options compensation	—	—	—	—	—	—	—	—	—	—	250,577	—	—	250,577

Common stock issued	—	—	—	—	—	—	—	—	1,523,750	1,524	6,093,476	—	—	6,095,000

Series C preferred stock converted into common stock	—	—	(2,500)	(2)	—	—	—	—	454,546	455	(453)	—	—	(0)

Stock issuance cost	—	—	—	—	—	—	—	—	—	—	(576,650)	—	—	(576,650)

Stock issued for services	—	—	—	—	—	—	—	—	7,198	7	39,993	—	—	40,000

Net loss for the three months ended March 31, 2022	—	—	—	—	—	—	—	—	—	—	—	(2,644,616)	—	(2,644,616)

Balance March 31, 2022	851	$1	—	$—	—	$—	—	$—	6,096,541	$6,097	$52,238,817	$(48,141,667)	$(157,452)	$3,945,796

See accompanying condensed notes to the unaudited consolidated financial statements.

F-37

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022

Cash from operating activities:
Net loss	$(2,143,683)	$(2,644,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	116,588	73,628
Stock based compensation	75,128	250,577
Stock issued for services	32,500	40,000
Amortization of operating lease right of use asset	77,101	77,636
Changes in assets and liabilities:
Accounts receivable	2,700,917	1,449,908
Contract assets	(1,000,590)	(264,223)
Inventory	(101,167)	(24,426)
Prepaid expenses and other current assets	228,941	(264,687)
Accounts payable	(1,008,207)	(95,708)
Accrued expenses	(85,371)	(30,622)
Operating lease obligation	(8,107)	70,094
Contract liabilities	1,108,864	534,706
Net cash used in operating activities	(7,086)	(827,733)

Cash flows from investing activities:
Purchase of patents/trademarks	(7,339)	(600)
Purchase of software development	(212,067)	—
Purchase of fixed assets	(41,738)	(101,478)
Net cash used in investing activities	(261,144)	(102,078)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(201,485)	(128,437)
Repayment of finance lease	(11,285)	(23,959)
Proceeds from common stock issued	—	6,095,000
Issuance cost	(299,145)	(576,650)
Proceeds from preferred stock issued	4,000,000	—
Net cash provided by financing activities	3,488,085	5,365,954

Net increase in cash	3,219,855	4,436,143
Cash, beginning of period	1,121,092	893,720
Cash, end of period	$4,340,947	$5,329,863

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,180	$3,180
Taxes paid	$—	$—

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$320,004	$242,591

See accompanying condensed notes to the unaudited consolidated financial statements.

F-38

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (the “Company”), through its operating subsidiaries, Duos Technologies, Inc. (“Duos”) and TrueVue360, Inc. (“TrueVue360”) (collectively the “Company”), develops and deploys vision based analytical technology solutions that will help to transform precision railroading, logistics and inter-modal transportation operations. Additionally, these unique patented solutions can be employed into many other industries.

The Company has developed the Railcar Inspection Portal (RIP) that provides both freight and transit railroad customers and select government agencies the ability to conduct fully automated inspections of trains while they are in transit. The system, which incorporates a variety of sophisticated optical technologies, illumination and other sensors, scans each passing railcar to create an extremely high-resolution image set from a variety of angles including the undercarriage. These images are then processed through various methods of artificial intelligence (“AI”) algorithms to identify specific defects and/or areas of interest on each railcar. This is all accomplished within minutes of a railcar passing through our portal. This solution has the potential to transform the railroad industry by increasing safety, improving efficiency and reducing costs. The Company has successfully deployed this system with several Class 1 railroad customers and anticipates an increased demand in the future. Government agencies can conduct digital inspections combined with the incorporated AI to improve rail traffic flow across borders which also directly benefits the Class 1 railroads through increasing their velocity.

The Company has also developed the Automated Logistics Information System (ALIS) which automates and reduces/removes personnel from gatehouses where trucks enter and exit large logistics and intermodal facilities. This solution also incorporates sensors and data points as necessary for each operation and directly interconnects with backend logistics databases and processes to streamline operations and significantly improve operations and security and importantly dramatically improves the vehicle throughput on each lane on which the technology is deployed.

The Company has built a portfolio of IP and patented solutions that creates “actionable intelligence” using two core native platforms called Centraco® and Praesidium™. All solutions provided include a variant of both applications. Centraco is designed primarily as the user interface to all our systems as well as the backend connection to third-party applications and databases through both Application Programming Interfaces (APIs) and Software Development Kits (SDKs). This interface is browser based and hosted within each one of our systems and solutions. It is typically also customized for each unique customer and application. Praesidium typically resides as middleware in our systems and manages the various image capture devices and some sensors for input into the Centraco software.

The Company also developed a proprietary Artificial Intelligence (AI) software platform, Truevue360™ with the objective of focusing the Company’s advanced intelligent technologies in the areas of AI, deep machine learning and advanced multi-layered algorithms to further support our solutions.

The Company’s strategy is to deliver operational and technical excellence to our customers, expand our RIP and ALIS solutions into current and new customers focused in the Rail, Logistics and U.S. Government Sectors, offer both one-time equipment sales and capital lease pricing models, and longer-term offer subscription pricing, to customers that increases recurring revenue, grows backlog and improves profitability, responsibly grow the business both organically and through selective acquisitions, and promote a performance-based work force where employees enjoy their work and are incentivized to excel and remain with the Company.

F-39

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or for any other future period. These unaudited consolidated financial statements and the unaudited condensed notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023.

Principles of Consolidation

The unaudited consolidated financial statements include Duos Technologies Group, Inc. and its wholly owned subsidiaries, Duos Technologies, Inc and TrueVue360 Inc. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of inventory, estimates of the valuation of right of use assets and corresponding lease liabilities, valuation of warrants issued with debt and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. As of March 31, 2023, the balance in one financial institution exceeded federally insured limits by approximately $3,907,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s consolidated financial condition, results of operation and cash flows.

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the three months ended March 31, 2023, two customers accounted for 70% and 20% of revenues. For the three months ended March 31, 2022, four customers accounted for 35%, 24%, 13% and 11% of revenues. In all cases, there are no minimum contract values stated. Each contract covers an agreement to deliver a rail inspection portal which, once accepted, must be paid in full, with 30% or more being due and payable prior to delivery. The balances of the contracts are for service and maintenance which is paid annually in advance with revenues recorded ratably over the contract period.

At March 31, 2023, three customers accounted for 59%, 15%, and 11% of accounts receivable. At December 31, 2022, four customers accounted for 34%, 31%, 19% and 10% of accounts receivable. Much of the credit risk is mitigated since all the customers listed here are Class 1 railroads with a history of timely payments to us.

F-40

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

Geographic Concentration

For the three months ended March 31, 2023, approximately 25% of revenue was generated from three customers outside of the United States. For the three months ended March 31, 2022, approximately 54% of revenue was generated from three customers outside of the United States. These customers are Canadian and Mexican, and two of the three are Class 1 railroads operating in the United States.

Significant Vendors and Concentration of Credit Risk

In some instances, the Company relies on a limited pool of vendors for key components related to the manufacturing of its subsystems. These vendors are primarily focused on camera, server and lighting technologies integral to the Company’s solution. Where possible, the Company seeks multiple vendors for key components to mitigate vendor concentration risk.

Fair Value of Financial Instruments and Fair Value Measurements

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions that the market participants would use in the valuation of the asset or liability based on the best available information.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including accounts receivable, prepaid expense, accounts payable, accrued expenses and notes payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Accounts Receivable

On January 1, 2023, the Company adopted ASC 326, “Financial Instruments - Credit Losses”. In accordance with ASC 326, an allowance is maintained for estimated forward-looking losses resulting from the possible inability of customers to make required payments (current expected losses). The amount of the allowance is determined principally on the basis of past collection experience and known financial factors regarding specific customers.

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Inventory

Inventory consists primarily of spare parts and consumables and long lead time components to be used in the production of our technology systems or in connection with maintenance agreements with customers. Inventory is stated at the lower of cost or net realizable value. Inventory cost is primarily determined using the weighted average cost method.

F-41

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be Sold, Leased, or Marketed), are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

Revenue Recognition

The Company follows Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct contract assets and performance obligations, satisfaction of a performance obligation creates revenue, and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.	Identify the contract with the customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to separate performance obligations; and

5.	Recognize revenue when (or as) each performance obligation is satisfied.

The Company generates revenue from four sources:

(1) Technology Systems

(2) AI Technologies

(3) Technical Support

(4) Consulting Services

Technology Systems

For revenues related to technology systems, the Company recognizes revenue over time using a cost-based input methodology in which significant judgment is required to estimate costs to complete projects. These estimated costs are then used to determine the progress towards contract completion and the corresponding amount of revenue to recognize.

Accordingly, the Company bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

F-42

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

AI Technologies

The Company has revenue from applications that incorporate artificial intelligence (AI) in the form of predetermined algorithms which provide important operating information to the users of our systems. The revenue generated from these applications of AI consists of a fixed fee related to the design, development, testing and incorporation of new algorithms into the system, which is recognized as revenue at a point in time upon acceptance, as well as an annual application maintenance fee, which is recognized as revenue ratably over the contracted maintenance term.

Technical Support

Technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an “as-requested” basis, and revenue is recognized over time as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized over time ratably over the term of the contract.

Consulting Services

The Company’s consulting services business generates revenues under contracts with customers from four sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales; (3) Customer service training and (4) Maintenance/support.

(1) Revenues for professional services, which are of short-term duration, are recognized when services are completed;

(2) For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third-party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3) Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and

(4) Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Performance Obligations and Allocation of Transaction Price

Arrangements with customers may involve multiple performance obligations including project revenue and maintenance services in our Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our consulting services business, multiple performance obligations may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for a multiple performance obligations arrangement is as follows:

Each performance obligation is accounted for separately when each has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each performance obligation is recognized using the applicable criteria under GAAP as discussed above for performance obligations sold in single performance obligation arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of performance obligations relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple performance obligations arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

F-43

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

Leases

The Company follows ASC 842 “Leases”. This guidance requires lessees to recognize right-of-use (“ROU”) assets and lease liabilities for most operating leases. In addition, this guidance requires that lessors separate lease and non-lease components in a contract in accordance with the revenue guidance in ASC 606.

The Company made an accounting policy election to not recognize short-term leases with terms of twelve months or less on the balance sheet and instead recognize the lease payments in expense as incurred. The Company has also elected to account for real estate leases that contain both lease and non-lease components as a single lease component.

At the inception of a contract the Company assesses whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether we have the right to direct the use of the asset.

Operating ROU assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the lease commencement date to determine the present value of future payments. The lease term includes all periods covered by renewal and termination options where the Company is reasonably certain to exercise the renewal options or not to exercise the termination options. Operating lease expense is recognized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise or conversion of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

At March 31, 2023, there were (i) an aggregate of 80,091 outstanding warrants to purchase shares of common stock, (ii) employee stock options to purchase an aggregate of 924,658 shares of common stock, (iii) 433,000 common shares issuable upon conversion of Series D Convertible Preferred Stock and (iv) 1,333,334 common shares issuable upon conversion of Series E Convertible Preferred Stock, all of which were excluded from the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

At March 31, 2022, there were (i) an aggregate of 1,376,466 outstanding warrants to purchase shares of common stock, (ii) employee stock options to purchase an aggregate of 1,096,266 shares of common stock and (iii) 121,571 common shares issuable upon conversion of Series B Convertible Preferred Stock, all of which were excluded from the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).

In August 2020, the FASB issued an accounting pronouncement (ASU 2020-06) related to the measurement and disclosure requirements for convertible instruments and contracts in an entity's own equity. The pronouncement simplifies and adds disclosure requirements for the accounting and measurement of convertible instruments and the settlement assessment for contracts in an entity's own equity. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2023. The Company early adopted this pronouncement for our fiscal year beginning January 1, 2022, and it did not have a material effect on our audited consolidated financial statements.

F-44

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

In May 2021, the FASB issued an accounting pronouncement (ASU 2021-04) related to modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. The pronouncement states that an entity should treat the modification as an exchange of the original instrument for a new instrument, and the effect of the modification should be calculated as the difference between the fair value of the modified instrument and the fair value of that instrument immediately before modification. An entity should then recognize the effect of the modification on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021. The pronouncement will be applied prospectively to all modifications that occur after the initial date of adoption. We adopted this pronouncement for our fiscal year beginning January 1, 2022, and it did not have a material effect on our audited consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 – LIQUIDITY

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $2,143,683 for the three months ended March 31, 2023. During the same period, cash used in operating activities was $7,086. The working capital surplus and accumulated deficit as of March 31, 2023, were $3,860,339 and $54,505,517, respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offering and a private placements which were completed during the first quarter of 2022 and during the third and fourth quarters of 2022 as well as the first quarter of 2023.

As previously noted, the Company raised $4,500,000 from existing shareholders through the issuance of Series C Convertible Preferred Stock during 2021. Additionally, the Company was successful during 2022 in raising gross proceeds of over $10,100,000 from the sale of both common shares and Series D Preferred Stock. Additionally, late in the first quarter of 2023, the Company raised gross proceeds of $4,000,000 from the issuance of Series E Preferred Stock. As part of its strategy, the Company will endeavor to utilize the Preferred Series E and the remainder of the Series D as additional funding mechanisms. Additionally, during the second quarter of 2023, the Company will again have access to its S-3 “shelf registration” statement allowing the Company to sell additional common shares. At the time of this filing, the Company estimates that it has available capacity on its shelf registration which it can utilize to bolster working capital and growth of the business in the event it did not have an uptake in the preferred classes of shares previously noted. Although additional investment is not assured, the Company is comfortable that it would be able to raise sufficient capital to support expanded operations based on an anticipated increase in business activity. In the long run, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing its business plan, generate enough revenue, and attain consistently profitable operations. Although the lingering effects of the global pandemic related to the coronavirus (Covid-19) continue to affect our operations, particularly in our supply chain, we now believe that this is expected to be an ongoing issue and our working capital assumptions reflect this new reality. The Company cannot currently quantify the uncertainty related to the ongoing supply chain delays or inflationary increases and their effects on our customers in the coming quarters. We have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand or available via the capital markets to maintain operations for at least twelve months from the date of this report.

In addition, management has been taking and continues to take actions including, but not limited to, elimination of certain costs that do not contribute to short term revenue, and re-aligning both management and staffing with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term. The Company believes that, as described above, it will have sufficient sources of working capital to meet its obligations over the following twelve months. In the last twelve months the Company has seen significant growth in its contracted backlog as well as positive signs from new commercial engagements that indicate improvements in future commercial opportunities.

Management believes that, at this time, the conditions in our market space with ongoing contract delays, the consequent need to procure certain materials in advance of a binding contract and the additional time needed to execute on new contracts previously reported have put a strain on our cash reserves. However, recent common stock offerings and private placements as well as the availability to raise capital via its shelf registration indicate there is no substantial doubt for the Company to continue as a going concern for a period of twelve months. We continue executing the plan to grow our business and achieve profitability. The Company may selectively look at opportunities for fund raising in the future. Management has extensively evaluated our requirements for the next 12 months and has determined that the Company currently has sufficient cash and access to capital to operate for at least that period.

F-45

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

While no assurance can be provided, management believes that these actions provide the opportunity for the Company to continue as a going concern and to grow its business and achieve profitability with access to additional capital funding. Ultimately the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above which was put in place in late 2022 and will continue in 2023 and beyond. As a result, we expect to generate sufficient revenue and to attain profitable operations with less net cash used in operating activities in the next 12 months. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023		December 31, 2022
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$18,737	8.73%	$—	—
Third Party - Insurance Note 2	—		17,753	6.24%
Third Party - Insurance Note 3	6,526	—	16,094	—
Third Party - Insurance Note 4	167,830	—	40,728	—
Total	$193,094		$74,575

The Company entered into an agreement on December 23, 2022 with its insurance provider by issuing a $26,484 note payable (Insurance Note 1) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 8.73% payable in monthly installments of principal and interest totaling $2,755 through October 23, 2023. The balance of Insurance Note 1 as of March 31, 2023 and December 31, 2022 was $18,737 and zero, respectively.

The Company entered into an agreement on April 15, 2022 with its insurance provider by issuing a note payable (Insurance Note 2) for the purchase of an insurance policy in the amount of $63,766, secured by that policy with an annual interest rate of 6.24% and payable in 11 monthly installments of principal and interest totaling $5,979. At March 31, 2023 and December 31, 2022, the balance of Insurance Note 2 was zero and $17,753, respectively.

The Company entered into an agreement on September 15, 2022 with its insurance provider by issuing a note payable (Insurance Note 3) for the purchase of an insurance policy in the amount of $24,140 and payable in 12 monthly installments of $4,024. At March 31, 2023 and December 31, 2022, the balance of Insurance Note 3 was $6,526 and $16,094, respectively.

The Company entered into an agreement on February 3, 2022 with its insurance provider by issuing a note payable (Insurance Note 4) for the purchase of an insurance policy in the amount of $242,591 with a down payment paid in the amount of $102,075 in the first quarter of 2022 and ten monthly installments of $20,073. The Company received a refund on September 30, 2022 as result of the annual audit of the policy resulting in the refund being applied to the outstanding amount of $53,175. The policy renewed on February 3, 2023 and, in connection therewith, the Company issued a new note payable to the insurer in the amount of $293,520 with a down payment paid in the amount of $125,690 and payable in ten monthly installments of $23,976. At March 31, 2023 and December 31, 2022, the balance of Insurance Note 4 was $167,830 and $40,728, respectively.

Equipment Financing

The Company entered into an agreement on May 22, 2020 with an equipment financing company by issuing a $121,637 secured note, with an annual interest rate of 9.90% and payable in monthly installments of principal and interest totaling $3,919 through June 1, 2023. At March 31, 2023 and December 31, 2022, the aggregate balance of this note was $11,566 and $22,851, respectively.

F-46

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

At March 31, 2023, future minimum lease payments due under the equipment financing is as follows:

Calendar year:	Amount

2023	11,757
Total minimum equipment financing payments	$11,757
Less: interest	(191)
Total equipment financing at March 31, 2023	$11,566
Less: current portion of equipment financing	(11,566)
Long term portion of equipment financing	$—

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

On July 26, 2021, the Company entered into a new operating lease agreement for office and warehouse combination space of 40,000 square feet, with the lease commencing on November 1, 2021 and ending April 30, 2032. This new space combines the Company’s two separate work locations into one facility, which allows for greater collaboration and also accommodates a larger anticipated workforce and manufacturing facility. On November 24, 2021, the lease was amended to commence on December 1, 2021 and end on May 31, 2032. The Company recognized a ROU asset and operating lease liability in the amount of $4,980,104 at lease commencement. Rent for the first eleven months of the term was calculated based on 30,000 rentable square feet. The rent is subject to an annual escalation of 2.5%, beginning November 1, 2023. The Company made a security deposit payment in the amount of $600,000 on July 26, 2021. The right of use asset balance at March 31, 2023, net of amortization, was $4,612,830.

As of March 31, 2023, the office and warehouse lease is the Company’s only lease with a term greater than twelve months. The office and warehouse lease have a remaining term of approximately 9.3 years and includes an option to extend for two renewal terms of five years each. The renewal options are not reasonably certain to be exercised, and therefore, they are not included when determining the lease term used to establish the right of use asset and lease liability. The Company also has several short-term leases, primarily related to equipment. The Company made an accounting policy election to not recognize short-term leases with terms of twelve months or less on the consolidated balance sheet and instead recognize the lease payments in expense as incurred. The Company has also elected to account for real estate leases that contain both lease and non-lease components (such as common area maintenance) as a single lease component.

The following table shows supplemental information related to leases:

	Three Months Ended March 31,
	2023	2022
Lease cost:
Operating lease cost	$195,409	$193,980
Short-term lease cost	7,104	6,749

Other information:
Operating cash outflow used for operating leases	126,416	46,250
Weighted average discount rate	9.0%	9.0%
Weighted average remaining lease term	9.2 years	10.2 years

F-47

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

As of March 31, 2023, future minimum lease payments due under our operating leases are as follows:

Amount
Calendar year:
2023	$570,453
2024	779,087
2025	798,556
2026	818,518
2027	838,984
Thereafter	4,043,427
Total undiscounted future minimum lease payments	7,849,025
Less: Impact of discounting	(2,617,321)
Total present value of operating lease obligations	5,231,704
Current portion	(764,820)
Operating lease obligations, less current portion	$4,466,884

Executive Severance Agreement

Pursuant to a separation agreement with Gianni Arcaini, our former Chief Executive Officer and Chairman of the Board (the “Separation Agreement”), Mr. Arcaini’s employment with the Company ended on September 1, 2020 (“Separation Date”). The Separation Agreement provides that he will receive separation payments over a 36-month period equal to his base salary plus $75,000 as well as certain limited health and life insurance benefits. The Separation Agreement also contains confidentiality, non-disparagement and non-solicitation covenants and a release of claims by Mr. Arcaini.

In accordance with the Separation Agreement, the Company will pay to Mr. Arcaini the total sum of $747,788. On March 1, 2021, the Company paid to Mr. Arcaini a lump-sum amount equal to the first six months of payments, or $124,631, owed to Mr. Arcaini and the Company will continue to pay him in semi-monthly installments for 30 months thereafter, as contemplated in Mr. Arcaini’s Separation Agreement. The remaining balance of approximately $114,275 as of March 31, 2023 is included in accrued expenses in the accompanying unaudited consolidated balance sheet. In addition, the Company will pay one-half of Mr. Arcaini’s current life insurance premiums for 36 months of approximately $1,200 per month and provide and pay for his health insurance for 36 months following the Separation Date of approximately $400 per month, which are also included in accrued expenses as described above.

NOTE 5 – STOCKHOLDERS’ EQUITY

 Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock (the “Series B Convertible Preferred Certificate of Designation”) as previously filed. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences, and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock with a stated value of $1,000 per share. The shares of Series B Convertible Preferred Stock were validly issued, fully paid and non-assessable.

F-48

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

Each share of Series B Convertible Preferred Stock was convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $7.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. The Series B Convertible Preferred Certificate of Designation does not prohibit the Company from waiving this limitation. Upon any liquidation, dissolution or winding-up of Company, whether voluntary or involuntary (a “Liquidation”), the holders shall be entitled to participate on an as-converted-to-common stock basis (without giving effect to the Beneficial Ownership Limitation) with holders of the common stock in any distribution of assets of the Company to the holders of the common stock. As of March 31, 2023 and December 31, 2022, respectively, there are zero and zero shares of Series B Convertible Preferred Stock issued and outstanding.

Series C Convertible Preferred Stock

The Company’s Board of Directors designated 5,000 shares as the Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”). Each share of the Series C Convertible Preferred Stock has a stated value of $1,000. The holders of the Series C Convertible Preferred Stock, the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series C Convertible Preferred Stock has 172 votes (subject to adjustment); provided that in no event may a holder of Series C Convertible Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation (as defined in the Certificate of Designation and as described below). Each share of Series C Convertible Preferred Stock is convertible, at any time and from time to time, at the option of the holder, into that number of shares of common stock (subject to the Beneficial Ownership Limitation) determined by dividing the stated value of such share ($1,000) by the conversion price, which is $5.50 (subject to adjustment). The Company shall not effect any conversion of the Series C Convertible Preferred Stock, and a holder shall not have the right to convert any portion of the Series C Convertible Preferred Stock, to the extent that after giving effect to the conversion sought by the holder such holder (together with such holder’s Attribution Parties (as defined in the Certificate of Designation)) would beneficially own more than 4.99% (or upon election by a holder, 19.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon such conversion (the “Beneficial Ownership Limitation”). All holders of the Series C Preferred Stock have elected the 19.99% Beneficial Ownership Limitation.

On February 26, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain existing investors in the Company (the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers purchased 4,500 shares of a newly authorized Series C Convertible Preferred Stock, and the Company received proceeds of $4,500,000. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties. In January 2022, the 2,500 outstanding shares of Series C Convertible Preferred Stock were converted into 454,546 shares of common stock. As of March 31, 2023 and December 31, 2022, respectively, there were zero and zero shares of Series C Convertible Preferred Stock issued and outstanding.

F-49

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company filed with the SEC a registration statement covering the resale by the Purchasers of the shares of common stock into which the shares of Series C Convertible Preferred Stock were convertible. The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Series D Convertible Preferred Stock

On September 28, 2022, the Company amended its articles of incorporation to designate 4,000 shares as the Series D Convertible Preferred Stock (the “Series D Convertible Preferred Stock”). Each share of the Series D Convertible Preferred Stock has a stated value of $1,000. The holders of the Series D Convertible Preferred Stock, the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series D Convertible Preferred Stock has 333 votes (subject to standard anti-dilution adjustment); provided that in no event may a holder of Series D Convertible Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation (as defined in the Certificate of Designation and as described below). Each share of Series D Convertible Preferred Stock is convertible, subject to shareholder approval (which has not yet been granted); at any time and from time to time, at the option of the holder, into that number of shares of common stock (subject to the Beneficial Ownership Limitation) determined by dividing the stated value of such share ($1,000) by the conversion price, which is $3.00 (subject to adjustment). The Company shall not effect any conversion of the Series D Convertible Preferred Stock, and a holder shall not have the right to convert any portion of the Series D Convertible Preferred Stock, to the extent that after giving effect to the conversion sought by the holder such holder (together with such holder’s Attribution Parties (as defined in the Certificate of Designation)) would beneficially own more than 4.99% (or upon election by a holder, 19.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon such conversion (the “Beneficial Ownership Limitation”). All holders of the Series D Preferred Stock have elected the 19.99% Beneficial Ownership Limitation. The Company shall, subject to shareholder approval, reserve and keep available out of its authorized and unissued Common Stock, solely for the issuance upon the conversion of the Series D Convertible Preferred Stock, such a number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the shares of the Series D Convertible Preferred Stock then outstanding. Additionally, the Series D Convertible Preferred Stock does not have the right to dividends and in the event of an involuntary liquidation, the Series D shares shall be treated as a pro rata equivalent of common stock outstanding at the date of the liquidation event and have no liquidation preference.

On September 30, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain existing investors in the Company (the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers purchased 999 shares of the newly authorized Series D Convertible Preferred Stock (the “Series D Convertible Preferred Stock”), and the Company received proceeds of $999,000. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

On October 29, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a certain existing investor in the Company (the “Purchaser”). Pursuant to the Purchase Agreement, the Purchasers purchased 300 shares of the newly authorized Series D Convertible Preferred Stock, and the Company received proceeds of $300,000. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company filed with the SEC a registration statement covering the resale by the Purchasers of the shares of common stock into which the shares of Series D Convertible Preferred Stock are convertible. The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

As of March 31, 2023 and December 31, 2022, respectively, there were 1,299 and 1,299 shares of Series D Convertible Preferred Stock issued and outstanding.

Series E Convertible Preferred Stock

The Company’s Board of Directors has designated 30,000 shares as the Series E Convertible Preferred Stock. Each share of the Series E Convertible Preferred Stock has a stated value of $1,000. The holders of the Series E Convertible Preferred Stock, the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock shall vote as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series E Preferred Stock has 333 votes (subject to adjustment); provided that in no event may a holder of Series E Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation (as defined in the Certificate of Designation). Each share of Series E Convertible Preferred Stock is convertible, subject to shareholder approval (which has not yet been granted); at any time and from time to time, at the option of the holder, into that number of shares of common stock (subject to the Beneficial Ownership Limitation) determined by dividing the stated value of such share ($1,000) by the conversion price, which is $3.00 (subject to standard anti dilution provisions). The Company shall not effect any conversion of the Series E Convertible Preferred Stock, and the holder shall not have the right to convert any portion of the Series E Convertible Preferred Stock, to the extent that after giving effect to the conversion sought by the holder such holder (together with such holder’s Attribution Parties (as defined in the Certificate of Designation)) would beneficially own more than 4.99% (or upon election by a holder, 19.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon such conversion (the “Beneficial Ownership Limitation”).

The Company on March 27, 2023 entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an existing investor in the Company (the “Purchaser”). Pursuant to the Purchase Agreement, the Purchaser purchased 4,000 shares of a newly authorized Series E Convertible Preferred Stock at a price of $1,000 per share (the “Series E Convertible Preferred Stock”), and the Company received proceeds of $4,000,000. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

F-50

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company shall file with the SEC a registration statement covering the resale by the Purchasers of the shares of common stock into which the shares of Series E Preferred Stock are convertible. Subject to certain conditions, the Company must cause the registration statement to be declared effective by 90 days after closing (or in the event of a full review by the SEC, by 120 days). The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Under the Purchase Agreement, the Company is required to hold a meeting of shareholders at the earliest practical date, but in no event later than 120 days after closing (or 150 days in the event of a review of the proxy statement by the Securities and Exchange Commission (the “SEC”)). As described below, the terms of the Series E Preferred Stock limit its convertibility until the Company receives shareholder approval (the “Stockholder Approval”). If the Company does not obtain the Stockholder Approval at the first meeting, it is required to hold shareholder meetings every four months until the Stockholder Approval is obtained.

As of March 31, 2023 and December 31, 2022, respectively, there were 4,000 and 0 shares of Series E Convertible Preferred Stock issued and outstanding.

The existing investors Purchase Agreement also provides that the Company will not, with certain exceptions, sell or issue common stock or Common Stock Equivalents (as defined in the Purchase Agreement) on or prior to December 31, 2023 that entitles any person to acquire shares of common stock at an effective price per share less than the then conversion price of the Series E Preferred Stock without the consent of the Purchaser.

The Registration Rights Agreement contains provisions for liquidated damages equal to 1% multiplied by the aggregate subscription amount paid, paid each month, in the event certain deadlines are missed.

Common stock issued

Three Months Ended March 31, 2022

During the three months ended March 31, 2022, shareholders converted 710 and 1,790 shares of Series C Convertible Preferred Stock collectively with a stated value of $2.5 million owned by two entities related to each other with a conversion price of $5.50 per common share resulting in the issuance of 129,091 and 325,455 shares of the Company’s common stock.

On February 3, 2022, the Company closed an offering of 1,325,000 shares of common stock in the amount of $5,300,000 or $4 per share before certain underwriting fees and offering expenses with net proceeds of $4,779,000.

On February 21, 2022, the Company closed on an “over-allotment” offering of 198,750 shares of common stock in the amount of $795,000 or $4 per share before certain underwriting fees and offering expenses with net proceeds of $739,350. Both this and the previous offering were “takedowns” from a previously filed “shelf” registration statement for the offer of up to $50,000,000 in the aggregate of common stock, Preferred Stock, Debt Securities, Warrants, Rights or Units from time to time in one or more offerings.

On March 31, 2022, the Company issued 7,198 shares of common stock for payment of board fees to four directors in the amount of $40,000 for services to the board which was expensed during the three months ended March 31, 2022.

Three Months Ended March 31, 2023

During the three months ended March 31, 2023, the Company issued 12,463 shares of common stock for payment of board fees to three directors in the amount of $32,500 for services to the board which was expensed during the three months ended March 31, 2023. The value-weighted average price per share is $2.61.

Employee Stock Purchase Plan

 In the fourth quarter of 2022, the board of directors adopted an Employee Stock Purchase Plan (“ESPP”) which, subject to shareholder approval, was effective as of 1 January 2023 with a term of 10 years. The ESPP allows eligible employees to purchase shares of the Company's common stock at a discounted price, through payroll deductions from a minimum of 1% and up to 25% of their eligible compensation up to a maximum of $25,000 or the IRS allowable limit per calendar year. The Company’s Chief Financial Officer administers the ESPP in conjunction with approvals from the Company’s Compensation Committee, including with respect to the frequency and duration of offering periods, the maximum number of shares that an eligible employee may purchase during an offering period, and, subject to certain limitations set forth in the ESPP, the per-share purchase price. The Company must receive (and expects to obtain) shareholder approval within 12 months before or after the date of the Plan is adopted by the Board. Currently, the maximum number of shares that can be purchased by an eligible employee under the ESPP is 10,000 shares per offering period and there are two six-month offering periods that begin in the first and third quarter of each fiscal year. The purchase price for one share of Common Stock under the ESPP is currently equal to 85% of the fair market value of one share of Common Stock on the first trading day of the offering period or the purchase date, whichever is lower. Although not required by the plan, all payroll deductions received or held by the Company under the Plan, are segregated and deemed as “restricted cash” until the completion of the offering period and redemption of the applicable shares. The maximum aggregate number of shares of the Common Stock that may be issued under the ESPP is no more than 1,000,000 shares (the “ESPP Plan Share Reserve”).

F-51

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

Stock-Based Compensation

Stock-based compensation expense recognized under ASC 718-10 for the three months ended March 31, 2023 and 2022, was $75,128 and $250,577, respectively, for stock options granted to employees. This expense is included in selling, general and administrative expenses in the unaudited consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the grant-date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period. At March 31, 2023, the total compensation cost for stock options not yet recognized was $350,876. This cost will be recognized over the remaining vesting term of the options ranging from six months to two- and one-half years.

On May 12, 2021, the Board adopted, with shareholder approval, the 2021 Equity Incentive Plan (the “2021 Plan”) providing for the issuance of up to 1,000,000 shares of our common stock. The purpose of the 2021 Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our shareholders. During the third quarter of 2021, the shareholders approved the issuance of up to one million shares or share equivalents pursuant to the 2021 Plan. On July 14, 2021, the Company filed an S-8 registration statement in concert with the 2021 Plan which was deemed effective on August 5, 2021. The plan covers a period of ten years.

On January 1, 2022, the Company awarded certain senior management and key employees non-qualified stock options under the 2021 Plan.  Specifically, a total of 665,000 options were awarded by the Company’s Compensation Committee and approved by the Board, with a strike price of $6.41 per share, a five-year term and vesting equally over a three-year period.  The options serve as a retention tool and contain key provisions that the holder must remain in good standing with the Company. The options were valued on the grant date at $1,596,804 using a Black-Scholes model with the following assumptions: (1) expected term of 3.0 years using the simplified method, (2) expected volatility rate of 72% based on historical volatility, (3) dividend yield of zero, and (4) a discount rate of 0.97%.

As of March 31, 2023, and December 31, 2022, options to purchase a total of 924,658 (net of forfeitures discussed below) shares of common stock and 926,266 shares of common stock were outstanding, respectively. At March 31, 2023, 574,658 options were exercisable. Of the total options issued, 271,266 and 269,658 options were outstanding under the 2016 Equity Incentive Plan, 495,000 and no options were outstanding under the 2021 Plan and a further 160,000 and 160,000 non-plan options to purchase common stock were outstanding as of March 31, 2023 and December 31, 2022, respectively. The non-plan options were granted to four executives as hiring incentives, including the Company’s CEO in the fourth quarter of 2020.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term (Years)	Value
Outstanding at December 31, 2021	431,266	$4.98	3.4	—
Granted	685,000	$6.41	4.0	—
Forfeited	(190,000)	$6.41	—	—
Outstanding at December 31, 2022	926,266	$5.74	3.3	—
Exercisable at December 31, 2022	404,599	$5.02	3.3	—

Outstanding at December 31, 2022	926,266	$5.74	3.3	—
Granted	—	—	—	—
Exercised/Forfeited/Expired	(1,608)	$14.00	—	—
Outstanding at March 31, 2023	924,658	$5.73	3.0	—
Exercisable at March 31, 2023	574,658	$5.36	3.0	—

F-52

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

Warrants

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term (Years)	Value
Outstanding at December 31, 2021	1,376,466	$8.18	1.9	—
Warrants expired, forfeited, cancelled or exercised	(1,228,875)	—	—	—
Warrants issued	—	—	—	—
Outstanding at December 31, 2022	147,591	$8.63	0.8	—
Exercisable at December 31, 2022	147,591	$8.63	0.8	—

Outstanding at December 31, 2022	147,591	$8.63	0.8	—
Warrants expired, forfeited, cancelled or exercised	(67,500)	—	—	—
Warrants issued	—	—	—	—
Outstanding at March 31, 2023	80,091	$8.53	1.1	—
Exercisable at March 31, 2023	80,091	$8.53	1.1	—

NOTE 6 - REVENUE AND CONTRACT ACCOUNTING

Revenue Recognition and Contract Accounting

The Company generates revenue from four sources: (1) Technology Systems; (2) AI Technology which is included in the consolidated statements of operations line-item Technology Systems; (3) Technical Support; and (4) Consulting Services which is included in the consolidated statements of operations line-item Services and Consulting.

Contract assets and contract liabilities on uncompleted contracts for revenues recognized over time are as follows:

Contract Assets

Contract assets on uncompleted contracts represent cumulative revenues recognized in excess of billings and/or cash received on uncompleted contracts accounted for under the cost-to-cost input method, which recognizes revenue based on the ratio of cost incurred to total estimated costs.

At March 31, 2023 and December 31, 2022, contract assets on uncompleted contracts consisted of the following:

	March 31, 2023	December 31, 2022
Cumulative revenues recognized	$7,144,602	$5,934,205
Less: Billings or cash received	(5,718,290)	(5,508,483)
Contract assets	$1,426,312	$425,722

Contract Liabilities

Contract liabilities, on uncompleted contracts represent billings and/or cash received that exceed cumulative revenues recognized on uncompleted contracts accounted for under the cost-to-cost input method, which recognizes revenues based on the ratio of the cost incurred to total estimated costs.

Contract liabilities on services and consulting revenues represent billings and/or cash received in excess of revenue recognized on service agreements that are not accounted for under the cost-to-cost input method.

F-53

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

At March 31, 2023 and December 31, 2022, contract liabilities on uncompleted contracts and contract liabilities on services and consulting consisted of the following:

	March 31, 2023	December 31, 2022
Billings and/or cash receipts on uncompleted contracts	$323,207	$4,355,470
Less: Cumulative revenues recognized	(262,988)	(4,144,018)
Contract liabilities, technology systems	60,219	211,452
Contract liabilities, services and consulting	2,006,642	746,545
Total contract liabilities	$2,066,861	$957,997

Contract Liabilities at December 31, 2022 were $957,997; of which $151,233 for technology systems and $248,856 in services and consulting has been recognized as of March 31, 2023

The Company expects to recognize all contract liabilities within 12 months from the consolidated balance sheet date.

Disaggregation of Revenue

The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1.	We have four distinct revenue sources:

a.	Technology Systems (Turnkey, engineered projects);

b.	AI Technology (Associated maintenance and support services);

c.	Technical Support (Licensing and professional services related to auditing of data center assets); and

d.	Consulting Services (Predetermined algorithms to provide important operating information to the users of our systems).

2.	We currently operate in North America including the USA, Mexico and Canada.

3.	Our customers include rail transportation, commercial, government, banking and IT suppliers.

4.	Our services & maintenance contracts are fixed price and fall into two duration types:

a.	Turnkey engineered projects and professional service contracts that are less than one year in duration and are typically one to two quarters in length; and

b.	Maintenance and support contracts ranging from one to five years in length

F-54

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

Quantitative:

For the Three Months Ended March 31, 2023

Segments	Rail	Commercial	Government	Artificial Intelligence	Total
Primary Geographical Markets

North America	$2,376,449	$28,831	$11,353	$227,655	$2,644,288

Major Goods and Service Lines

Turnkey Projects	$1,827,764	$—	$—	$—	$1,827,764
Maintenance and Support	548,685	28,831	11,353	—	588,869
Algorithms	—	—	—	227,655	227,655
	$2,376,449	$28,831	$11,353	$227,655	$2,644,288

Timing of Revenue Recognition

Goods transferred over time	$1,827,764	$—	$—	$—	$1,827,764
Services transferred over time	548,685	28,831	11,353	227,655	816,524
	$2,376,449	$28,831	$11,353	$227,655	$2,644,288

For the Three Months Ended March 31, 2022

Segments	Rail	Commercial	Government	Artificial Intelligence	Total
Primary Geographical Markets

North America	$1,007,273	$17,300	$152,142	$262,601	$1,439,316

Major Goods and Service Lines

Turnkey Projects	$520,657	$(498)	$131,921	$—	$652,080
Maintenance and Support	486,616	17,798	20,221	131,412	656,047
Algorithms	—	—	—	131,189	131,189
	$1,007,273	$17,300	$152,142	$262,601	$1,439,316

Timing of Revenue Recognition

Goods transferred over time	$520,657	$(498)	$131,921	$—	$652,080
Goods delivered at point in time	$—	—	—	131,189	131,189
Services transferred over time	486,616	17,798	20,221	131,412	656,047
	$1,007,273	$17,300	$152,142	$262,601	$1,439,316

F-55

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS March 31, 2023 (Unaudited)

NOTE 7 – DEFINED CONTRIBUTION PLAN

The Company has a 401(k)-retirement savings plan (the “401(k) Plan”) covering all eligible employees. The 401(k) Plan allows employees to defer a portion of their annual compensation, and the Company may match a portion of the employees’ contributions generally after the first six months of service. During the three months ended March 31, 2023, the Company matched 100% of the first 4% of eligible employee compensation that was contributed to the 401(k) Plan. For the three months ended March 31, 2023, the Company recognized expense for matching cash contributions to the 401(k) Plan totaling $42,241.

F-56

1,333,334 Shares of Common Stock issuable upon Conversion of Series E Convertible Preferred Stock

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PROSPECTUS

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August 9, 2023